UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
AND EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the Appropriate Box:

☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Materials Pursuant to § 240.14a-11(c) or § 240.14a-12

GIANT INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total Fee paid:

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

GIANT INDUSTRIES, INC.
23733 North Scottsdale Road
Scottsdale, Arizona 85255

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Giant Industries, Inc., which will be held at the Hyatt Regency Greenwich located at 1800 East Putnam Avenue, Old Greenwich, CT 06870, on February 27, 2007, at 9:00 a.m., local time.

At the meeting, you will be asked to consider and vote on a proposal to adopt an amended merger agreement that Giant has entered into with Western Refining, Inc. and a wholly-owned subsidiary of Western and approve the merger. If our stockholders adopt the amended merger agreement and approve the merger and the merger is subsequently completed, Giant will become a wholly-owned subsidiary of Western, and you will be entitled to receive $77.00 in cash for each share of Giant common stock that you own. A copy of the merger agreement and a copy of the amendment to the merger agreement are attached as Annex A to the accompanying proxy statement, and you are encouraged to read them in their entirety.

After careful consideration, our board of directors has unanimously approved the adoption of the amended merger agreement and unanimously approved the merger and determined that the merger and the amended merger agreement are advisable and in the best interests of Giant and its stockholders. Our board of directors recommends that you vote “FOR” the adoption of the amended merger agreement and the approval of the merger. In reaching its determination, our board of directors considered a number of factors, including the opinion of our financial advisor, which is attached as Annex B to the accompanying proxy statement, and which you are urged to read in its entirety.

Our board of directors also unanimously recommends that our stockholders vote “FOR” approval of adjournment or postponement of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the amended merger agreement and approve the merger or for other proper purposes.

The accompanying document provides a detailed description of the proposed merger, the amended merger agreement and related matters. I urge you to read these materials carefully.

Your vote is very important. Because adoption of the amended merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Giant common stock entitled to vote, a failure to vote will have the same effect as a vote against the adoption of the amended merger agreement.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible or submit a proxy through the Internet or by telephone as described in the enclosed proxy card. Your submission of a proxy by any of these means will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

Thank you for your cooperation and your continued support of Giant.

Sincerely,

Fred L. Holliger
Chairman of the Board of Directors

The attached Proxy Statement is dated January 31, 2007, and is first being mailed to stockholders of Giant on or about February 2, 2007.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transaction described in the enclosed Proxy Statement, passed upon the merits or fairness of the transaction, or passed upon the adequacy or accuracy of the disclosures in the enclosed Proxy Statement. Any representation to the contrary is a criminal offense.

GIANT INDUSTRIES, INC.
23733 North Scottsdale Road
Scottsdale, Arizona 85255

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 27, 2007

To our Stockholders:

Notice is hereby given that a special meeting of stockholders of Giant Industries, Inc. will be held at 9:00 a.m., local time, on February 27, 2007, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, CT 06870 for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of August 26, 2006, by and among Western Refining, Inc., New Acquisition Corporation and Giant Industries, Inc., as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of November 12, 2006, and approve the merger.

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting to solicit additional proxies in favor of the proposal to adopt the Agreement and Plan of Merger and approve the merger or for other proper purposes.

Only holders of record of our common stock as of the close of business on January 26, 2007 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote is required to adopt the amended merger agreement and approve the merger.

If you fail to vote by proxy or in person, it will have the same effect as a vote against the adoption of the amended merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” adoption of the amended merger agreement and approval of the merger. Holders of our common stock are entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger. See “Appraisal Rights” on page 36.

By Order of the Board of Directors,

Fred L. Holliger
Chairman of the Board of Directors

Scottsdale, Arizona
January 31, 2007

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided or submit a proxy through the Internet or by telephone as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

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Page

Termination Fee	36
Amendment	36
APPRAISAL RIGHTS	36
MARKET PRICE AND DIVIDEND DATA	39
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	40
DESCRIPTION OF GIANT INDUSTRIES, INC	43
DESCRIPTION OF WESTERN REFINING, INC	43
DESCRIPTION OF NEW ACQUISITION CORPORATION	43
FUTURE STOCKHOLDER PROPOSALS	43
WHERE YOU CAN FIND MORE INFORMATION	44
Annex A — Agreement and Plan of Merger, dated August 26, 2006, by and among Western Refining, Inc., New Acquisition Corporation and Giant Industries, Inc., and Amendment No. 1 to Agreement and Plan of Merger, dated as of November 12, 2006
A-1
Annex B — Deutsche Bank Securities Inc. Fairness Opinion dated November 12, 2006	B-1
Annex C — Section 262 of the General Corporation Law of the State of Delaware	C-1

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about the proposed merger and the Giant special meeting of stockholders. We urge you to carefully read this entire proxy statement, including each of the annexes.

The Special Meeting

Who is soliciting my proxy?

This proxy is being solicited by our board of directors.

What matters will be voted on at the special meeting?

You will be asked to vote on the adoption of the amended merger agreement that we have entered into with Western Refining, Inc. (which is referred to in this proxy statement as Western) and the approval of the merger. In addition, you will be asked to vote on a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the amended merger agreement and to approve the merger or for other proper purposes.

What vote is required for Giant’s stockholders to adopt the amended merger agreement and approve the merger?

In order to adopt the amended merger agreement and approve the merger, holders of a majority of the outstanding shares of our common stock entitled to vote must vote “FOR” adoption of the amended merger agreement and approval of the merger.

Who is entitled to vote at the special meeting?

Holders of record of our common stock as of the close of business on January 26, 2007 are entitled to vote at the special meeting.

What should I do now?

After carefully reading and considering the information contained in this proxy statement, please vote your shares by returning the enclosed proxy or submitting a proxy through the Internet or by telephone. You can also attend the special meeting and vote in person. Please do NOT enclose or return your stock certificate(s) with your proxy.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Your broker will only be permitted to vote your shares if you instruct your broker how to vote. You should follow the procedures provided by your broker regarding the voting of your shares.

What if I do not vote?

If you fail to vote by proxy, either by mail, through the Internet or by telephone, or in person, it will have the same effect as a vote “AGAINST” adoption of the amended merger agreement and “AGAINST” approval of the merger. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” adoption of the amended merger agreement and approval of the merger.

When should I send in my proxy card?

You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting.

May I change my vote after I have mailed my signed proxy card?

Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of following ways. First, you can send a written, dated notice to any of the persons named as proxies or the Corporate Secretary of Giant stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card either by mail, through the Internet or by telephone. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

May I vote in person?

Yes. You may attend the special meeting of stockholders and vote your shares of common stock in person. If you hold shares in “street name” you must provide a legal proxy executed by your bank or broker in order to vote your shares at the meeting.

The Merger

What is the proposed transaction?

Western will acquire us by merger. A newly-formed subsidiary of Western will merge into Giant with Giant as the surviving corporation. We will cease to be a publicly-traded company and will instead become a wholly-owned subsidiary of Western.

If the merger is completed, what will I be entitled to receive for my shares of Giant common stock and when will I receive it?

You will be entitled to receive $77.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own.

After the merger closes, Western will promptly arrange for a letter of transmittal or other instructions to be sent to each stockholder. In the case of shares that are certificated, the merger consideration will be paid to each stockholder once that stockholder submits the letter of transmittal, properly endorsed stock certificates and any other required documentation. In the case of uncertificated shares, the merger consideration will be paid to each stockholder once the appropriate book entries are made.

Am I entitled to appraisal rights?

Yes. Under the General Corporation Law of the State of Delaware, holders of Giant common stock who do not vote in favor of adopting the amended merger agreement and approval of the merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the amended merger agreement and approval of the merger and they comply with the Delaware law procedures explained in this proxy statement. For additional information about appraisal rights, see “Appraisal Rights” beginning on page 36.

Why is the Giant board recommending the merger?

Our board believes that the merger and the amended merger agreement are advisable and in the best interests of Giant and its stockholders and unanimously recommends that you adopt the amended merger agreement. To review our board’s reasons for recommending the merger, see the section entitled “Reasons for the Merger and Recommendation of the Board of Directors” on pages 15 through 17 of this proxy statement.

Will the merger be a taxable transaction to me?

Yes. The receipt of cash for shares of Giant common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our common stock. See the section entitled

“Material U.S. Federal Income Tax Consequences” on pages 26 through 27 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You also should consult your tax advisor on how specific tax consequences, including any state tax consequences, of the merger apply to you.

When is the merger expected to be completed?

We are working toward completing the merger as promptly as possible. We currently expect to complete the merger as promptly as possible after the special meeting and after all the conditions to the merger are satisfied or waived, including stockholder adoption of the amended merger agreement and approval of the merger at the special meeting and the expiration or termination of the waiting period under U.S. antitrust laws and applicable state or foreign antitrust laws. We, along with Western, filed pre-merger notifications with the U.S. antitrust authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to as the HSR Act) on September 7, 2006. On or about October 10, 2006, the Federal Trade Commission requested additional information from us and Western concerning the merger. We and Western certified substantial compliance with the Federal Trade Commission’s request for additional information during the last week of December, 2006. We and Western have entered into a timing agreement with the Federal Trade Commission pursuant to which we agreed not to close the merger until at least 60 days after certification of substantial compliance and to provide the Federal Trade Commission at least 30 days notice of the planned closing date. The Federal Trade Commission has not yet agreed that we and Western are in substantial compliance, and we cannot assure you that they will agree that substantial compliance occurred in December, 2006. Further, the Federal Trade Commission may take the position there was an omission in Western’s original HSR Act filing and that the initial HSR Act 30-day waiting period has not yet commenced. For additional information, see the section entitled “Regulatory Matters” beginning on page 25.

Should I send in my Giant stock certificates now?

No. After the merger is completed, Western will arrange to have written instructions for exchanging your Giant stock certificates sent to you. If your shares are certificated, you must return your Giant stock certificates as described in the instructions. If your shares are certificated, you will receive your cash payment as soon as practicable after Western receives your Giant stock certificates and any completed documents required in the instructions. If your shares are held in book-entry or other uncertificated form, you will receive your cash payment as soon as practicable after the appropriate book entries are made.

PLEASE DO NOT SEND YOUR GIANT STOCK CERTIFICATES NOW.

What should I do if I have questions?

If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact Georgeson Shareholder, our proxy solicitor, toll-free at (866) 425-8556.

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SUMMARY

This summary highlights selected information from this proxy statement. It does not contain all of the information that is important to you. Accordingly, we urge you to read this entire proxy statement and the annexes to this proxy statement.

The Companies

Giant Industries, Inc.
23733 North Scottsdale Road
Scottsdale, Arizona 85255
(480) 585-8888

Giant Industries, Inc. is a Delaware corporation headquartered in Scottsdale, Arizona. Giant, through its subsidiaries, is a refiner and marketer of petroleum products. Giant owns and operates one Virginia and two New Mexico crude oil refineries. In addition, Giant owns a crude oil gathering pipeline system based in Farmington, New Mexico, which services the New Mexico refineries. Giant also owns finished products distribution terminals in Albuquerque, New Mexico and Flagstaff, Arizona, a fleet of crude oil and finished product truck transports, and a chain of retail service station/convenience stores in New Mexico, Colorado, and Arizona. Giant is also the parent company of Phoenix Fuel Co., Inc., Dial Oil Co. and Empire Oil Co., all of which are wholesale petroleum products distributors. Our common stock is listed on The New York Stock Exchange under the symbol “GI.”

Western Refining, Inc.
6500 Trowbridge Road
El Paso, Texas 79905
(915) 775-3300

Western Refining, Inc. is a Delaware corporation headquartered in El Paso, Texas. Western is an independent crude oil refiner and marketer of refined products, and operates primarily in the Southwestern region of the United States, including Arizona, New Mexico, and West Texas. Western’s common stock is listed on The New York Stock Exchange under the symbol “WNR.”

New Acquisition Corporation
6500 Trowbridge Road
El Paso, Texas 79905
(915) 775-3300

New Acquisition Corporation is a newly-incorporated Delaware corporation (which we refer to as Merger Sub) and a direct, wholly-owned subsidiary of Western. New Acquisition Corporation was formed by Western exclusively for the purpose of effecting the merger. This is the only business of New Acquisition Corporation.

The Special Meeting

Date, Time and Place (page 7)

The special meeting will be held on February 27, 2007, at 9:00 a.m., local time at the Hyatt Regency Greenwich, located at 1800 East Putnam Avenue, Old Greenwich, CT 06870.

Matters to be Considered (page 7)

You will be asked to consider and vote upon a proposal to adopt the amended merger agreement that we have entered into with Western and to approve the merger and to consider any other matters that may properly come before the meeting, including any procedural matters in connection with the special meeting.

Record Date (page 7)

If you owned shares of our common stock at the close of business on January 26, 2007, the record date for the special meeting, you are entitled to notice of and to vote at the special meeting. You have one vote for each share of our common stock that you own on the record date. As of the close of business on January 26, 2007, there were approximately 14,639,312 shares of our common stock outstanding and entitled to be voted at the special meeting.

Required Vote (page 7)

Adoption of the amended merger agreement and approval of the merger require the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote at the special meeting. Failure to vote by proxy, either by mail, through the Internet or by telephone, or to vote in person, will have the same effect as a vote “AGAINST” adoption of the amended merger agreement and approval of the merger.

Adoption of the proposal to adjourn or postpone the special meeting, if necessary, to consider any procedural matters related to the special meeting, including to solicit additional proxies in favor of the proposal to adopt the amended merger agreement and approve the merger and for other proper purposes, requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the special meeting.

Voting by Proxy (page 8)

You may vote by proxy through the Internet, by telephone or by returning the enclosed proxy. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee, which may include submitting a proxy through the Internet or by telephone.

Revocability of Proxy (page 8)

You may revoke your proxy at any time before it is voted. If you have not submitted a proxy through your broker or nominee, you may revoke your proxy by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to any of the persons named as proxies or to the Corporate Secretary of Giant;

•	if you submitted a proxy through the Internet or by telephone, by submitting a proxy again through the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility; or

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in street name, you should follow the instructions of your broker or nominee regarding revocation of proxies. If your broker or nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a proxy again by telephone or through the Internet.

Our Board’s Recommendation to Our Stockholders Regarding the Merger (page 15)

Our board has approved the amended merger agreement, and determined that the merger and the amended merger agreement are advisable, and in the best interests of, Giant and its stockholders. Our board unanimously recommends that our stockholders vote “FOR” adoption of the amended merger agreement and approval of the merger at the special meeting.

The Merger

Structure of the Merger (page 27)

Upon the terms and subject to the conditions of the amended merger agreement, Merger Sub, a wholly-owned subsidiary of Western, will be merged with and into Giant. As a result of the merger, we will cease to be a publicly-traded company and will become a wholly-owned subsidiary of Western. The amended merger agreement is attached as Annex A to this proxy statement. We urge you to read it carefully.

What You Will Receive in the Merger (page 27)

Each stockholder will be entitled to receive $77.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held immediately prior to the merger.

Opinion of Financial Advisor to the Board of Directors of Giant (page 18)

Pursuant to a letter agreement dated as of July 24, 2006, Deutsche Bank was engaged to act as our financial advisor. Our board of directors selected Deutsche Bank based on Deutsche Bank’s reputation and experience in the petroleum industry. At our board meeting on November 12, 2006, Deutsche Bank rendered its opinion that as of such date, and based upon and subject to the various qualifications, factors, assumptions and limitations described in the Deutsche Bank opinion, the $77.00 in cash per share to be received by holders of our common stock pursuant to the amended merger agreement was fair, from a financial point of view, to such holders.

The full text of Deutsche Bank’s opinion, which describes the various qualifications, factors, assumptions and limitations on the review undertaken by Deutsche Bank, is attached as Annex B to this proxy statement. Holders of our common stock are urged to, and should, read the Deutsche Bank opinion carefully and in its entirety. The Deutsche Bank opinion was addressed solely to our board of directors, was limited to the fairness, from a financial point of view, of the merger consideration to holders of our common stock as of the date of the opinion, and Deutsche Bank expressed no opinion as to the merits of the underlying decision by Giant to engage in the merger or as to how any holder of shares of Giant stock should vote with respect to the merger. The summary of the Deutsche Bank opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Our board of directors does not currently intend to seek an updated fairness opinion in connection with the merger.

Deutsche Bank had also rendered a fairness opinion to our board of directors on August 25, 2006, in connection with the original merger agreement. A copy of that opinion is available to any stockholder upon request.

Deposit (page 28)

Concurrently with the execution of the original merger agreement, Western deposited $12.5 million into an escrow account. This amount was increased by Western to $25 million on November 30, 2006 because the waiting period applicable to the consummation of the merger had not expired or been terminated by such date under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to in this proxy statement as the HSR Act). The deposit is payable to us as liquidated damages if we terminate the amended merger agreement due to Western’s breach or if the merger has not been consummated by April 30, 2007 because the waiting period applicable to the consummation of the merger has not expired or been terminated under the HSR Act or any waiting period or any required consent under any applicable state or foreign competition or antitrust law has not expired or been obtained. At the effective time of the merger, the deposit will be paid to the paying agent for distribution to our stockholders as part of the merger consideration.

Conditions to the Merger (page 34)

We and Western will not complete the merger unless a number of conditions are satisfied or waived. These conditions include:

•	the adoption of the amended merger agreement and the approval of the merger by our stockholders;

•	(1) the applicable waiting period under the HSR Act must have expired or been terminated and (2) any mandatory waiting period or required consent under any applicable state or foreign competition or antitrust law or regulation must have expired or been obtained, except in the case of clause (2) of this bullet point where the failure to observe such waiting period or obtain such consent would not reasonably be expected to delay or prevent the consummation of the merger or have a material adverse effect on the expected benefits of the transactions contemplated by the amended merger agreement to Western;

•	neither we nor Western shall be subject to any court decree, order or injunction which prohibits the consummation of the merger, and no statute, rule or regulation shall have been enacted by any governmental authority which prohibits or makes unlawful the consummation of the merger;

•	the accuracy of the parties’ representations and warranties set forth in the amended merger agreement;

•	the performance by each party of its covenants and agreements under the amended merger agreement;

•	the consulting and non-competition agreement entered into as of August 26, 2006 between Fred L. Holliger and Western, as amended on November 12, 2006, which is to be effective as of the effective time of the merger, must remain in full force and effect; and

•	the number of dissenting shares for which appraisal rights are exercised do not exceed 20% of the total number of shares of our common stock outstanding.

Termination of the Amended Merger Agreement (page 35)

The amended merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (notwithstanding any approval by our stockholders):

•	by the mutual written consent of us and Western;

•	by either us or Western, if:

•	the merger has not consummated by April 30, 2007, provided that this right to terminate is not available to any party whose failure to fulfill in any material respect any obligation under the amended merger agreement has been a principal cause of or resulted in the failure of the merger to occur by April 30, 2007; or

•	any governmental order, decree, ruling or action permanently restraining, enjoining or otherwise prohibiting the merger shall become final and non-appealable, provided that such party has complied with its obligations set forth in the amended merger agreement with respect to such matter;

•	by Western, if:

•	our board withdraws, modifies, withholds or changes its recommendation, in a manner adverse to Western, that our stockholders adopt the amended merger agreement, or recommends a superior proposal; or

•	provided that Western is not then in material breach of any representation, warranty, covenant or agreement such that the conditions of our obligation to effect the merger would not be satisfied, circumstances exist or have occurred such that certain of the conditions of Western’s obligation to effect the merger would not be satisfied and such circumstances are not curable or, if curable, are not cured within 30 days after written notice of the same is given to us;

•	by us, if:

•	prior to our stockholders adopting the amended merger agreement and approving the merger, our board withdraws its approval or recommendation of the merger with Western and recommends or declares advisable to our stockholders a superior proposal, provided that (1) we inform Western of our intent to effect such termination at least four business days prior to such termination, (2) we disclose the terms and conditions of the superior proposal and the identity of the third party, and provide copies of the documentation regarding the superior proposal, (3) we provide Western a reasonable opportunity during the four-business day period to adjust the terms and conditions of the amended merger agreement and to negotiate adjusted terms and conditions such that our board determines (in good faith, after consultation with nationally recognized outside legal counsel) that the third-party proposal is no longer considered a superior proposal, and (4) we pay Western a termination fee and reimburse Western for its expenses; or

•	provided that we are not then in material breach of any representation, warranty, covenant or agreement such that certain of the conditions of Western’s obligation to effect the merger would not be satisfied, circumstances exist or have occurred such that our conditions to effect the merger would not be satisfied and such circumstances are not curable or, if curable, are not cured within 30 days after written notice of the same is given to Western.

Termination Fee (page 36)

The amended merger agreement obligates us to pay a termination fee to Western of $34 million, plus reimburse up to $1 million of Western’s expenses relating to the merger, if:

•	we terminate the amended merger agreement prior to the special meeting because our board has withdrawn its approval or recommendation of the merger with Western and recommends or declares advisable to our stockholders a superior proposal, and Western elects not to adjust the terms and conditions of the amended merger agreement in a manner that would permit our board to conclude (in good faith, after consultation with nationally recognized outside legal counsel) that the third-party proposal is no longer a superior proposal; or

•	the amended merger agreement is terminated by Western because our board withdraws, modifies, withholds or changes, in a manner adverse to Western, its recommendation or approval of the amended merger agreement or the merger, or recommends a superior proposal.

In the event that we terminate the amended merger agreement due to a Western breach, or if the merger has not been consummated by April 30, 2007 because the waiting period applicable to the consummation of the merger has not expired or been terminated under the HSR Act or any waiting period or any required consent under any applicable state or foreign competition or antitrust law has not expired or been obtained, then we are entitled to retain the $25 million deposit as liquidated damages as our sole remedy. See “The Merger Agreement — Deposit.”

Regulatory Matters (page 25)

Under the provisions of the HSR Act, we and Western may not complete the merger until we have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated. We and Western filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on September 7, 2006. On or about October 10, 2006, the Federal Trade Commission requested additional information from us and Western concerning the merger. We and Western certified substantial compliance with the request for additional information during the last week of December, 2006. We and Western have entered into a timing agreement with the Federal Trade Commission pursuant to which we agreed not to close the merger until at least 60 days after certification of substantial compliance and to provide the Federal Trade Commission at least 30 days notice of the planned closing date. The Federal Trade Commission has not yet agreed that we and Western are in substantial compliance, and we cannot assure you that they will agree that substantial compliance occurred in December, 2006. Further, the Federal Trade Commission may take the position there was an omission in Western’s original HSR Act filing and that the initial HSR Act 30-day waiting period has not yet commenced. In addition, the merger may be subject to state or foreign competition or antitrust laws. We cannot assure you that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result.

Appraisal Rights (page 36)

Under Delaware law, if you do not vote for adoption of the amended merger agreement and prior to the special meeting you make a written demand and you strictly comply with the other statutory requirements of the General Corporation Law of the State of Delaware, you may elect to receive, in cash, the judicially determined fair value of your shares of stock in lieu of the $77.00 per share merger consideration. This value could be more or less than or the same as the cash merger consideration.

Giant Stock Options (page 28)

Giant stock options that are outstanding as of the effective time of the merger will be cancelled. At the effective time of the merger, the holders of those options will become entitled to receive a cash payment equal to the number of shares subject to their stock options multiplied by the difference between $77.00 and the per share option exercise price, less applicable withholding taxes.

Interests of Certain Persons in the Merger (page 23)

As you consider the recommendation of our board of directors, you should be aware that some of our executive officers and directors have relationships with Giant and/or Western that are different from, or in addition to, those of other stockholders and that may present actual or potential conflicts of interest. These interests are discussed in detail in the section entitled “The Merger — Interests of Certain Persons in the Merger.”

No Solicitation (page 32)

In connection with the original merger agreement, we agreed that neither we nor any of our officers, directors, employees, agents or representatives, including our investment bankers, attorneys and accountants, would solicit, initiate or encourage any acquisition proposals by a third party. The amended merger agreement, however, permitted us a “go-shop” period that began on November 13, 2006 and continued until December 13, 2006, during which we were permitted to initiate, solicit and encourage acquisition proposals by third parties. The activities that occurred during the go-shop period are described in “The Merger — Background of the Merger.” Despite our marketing efforts during the go-shop period, we did not receive any acquisition proposals. Accordingly, until such time as our stockholders adopt the amended merger agreement and approve the merger, we are again subject to the restrictions on solicitation, although we may provide information to and participate in discussions or negotiations with a third party if we receive an unsolicited bona fide acquisition proposal and if:

•	the third party has entered into a customary confidentiality agreement, which would not prevent us from complying with our non-solicitation obligations with respect to Western;

•	our board determines in good faith, after consultation with our financial advisors, that it is reasonably likely that the acquisition proposal will result in a superior proposal; and

•	our board determines in good faith after consultation with outside counsel that the failure to so act would be inconsistent with its fiduciary obligations under applicable law.

We have agreed to promptly notify Western of our receipt of any acquisition proposal, request for information or inquiry with respect to any acquisition proposal, the material terms of any such acquisition proposal or inquiry, and the identity of the person making any such acquisition proposal or inquiry. We are also required to keep Western informed of any material changes, additions or adjustments to the terms of any such acquisition proposal or inquiry. We must also give Western notice if our board determines to participate in any such discussions or negotiations or provide any information to the third party.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements about our plans, objectives, expectations and intentions. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation,

•	the requirement that our stockholders adopt the amended merger agreement with Western;

•	the receipt of necessary approvals under applicable antitrust laws and other regulatory requirements;

•	our failure to satisfy other conditions to the merger;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees,

and other risks detailed in our current filings with the Securities and Exchange Commission (which we refer to as the SEC), including our most recent filings on Forms 10-Q, 10-K and 8-K. See “Where You Can Find More Information” on page 44. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by federal securities laws.

THE SPECIAL MEETING OF GIANT STOCKHOLDERS

We are furnishing this proxy statement to you, as a stockholder of Giant, as part of the solicitation of proxies by our board for use at the special meeting of stockholders.

Date, Time, Place and Purpose of the Special Meeting

The special meeting will be held at the Hyatt Regency Greenwich, located at 1800 East Putnam Avenue, Old Greenwich, CT 06870, on February 27, 2007, at 9:00 a.m., local time. The purpose of the special meeting is:

•	to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of August 26, 2006, by and among Western, Merger Sub and Giant, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of November 12, 2006, and approve the merger; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, if necessary, to consider any procedural matters incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting to solicit additional proxies in favor of the proposal to adopt the Agreement and Plan of Merger and approve the merger or for other proper purposes.

By unanimous vote, our board has determined that the amended merger agreement and the merger are advisable and in the best interests of Giant and its stockholders, and has approved the amended merger agreement and the merger. Our board unanimously recommends that our stockholders vote “FOR” adoption of the amended merger agreement and approval of the merger. By unanimous vote, our board also recommends that our stockholders vote “FOR” approval of the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the amended merger agreement and approve the merger or for other proper purposes.

Record Date; Stock Entitled to Vote; Quorum

The holders of record of shares of our common stock as of the close of business on January 26, 2007, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.

On the record date, there were approximately 14,639,312 shares of our common stock outstanding held by approximately 212 stockholders of record. Holders of a majority of the shares of our common stock issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or represented by proxy at the special meeting to constitute a quorum to transact business at the special meeting. Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but for which stockholders have abstained, as well as shares held by brokers or other nominees in “street name” for customers who are beneficial owners that are not voted at the meeting, will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the meeting to solicit additional proxies.

Vote Required

Adoption of the amended merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date and entitled to vote.

Each holder of a share of our common stock is entitled to one vote per share. Failure to vote your proxy (either through the Internet, by telephone or by returning a properly executed proxy card) or to vote in person will have the same effect as a vote “AGAINST” adoption of the amended merger agreement and approval of the merger.

Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” adoption of the amended merger agreement and approval of the merger.

The proposal to approve adjournment or postponement of the special meeting if deemed necessary to facilitate the adoption of the amended merger agreement and the approval of the merger, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to adopt the amended merger agreement and approve the merger or for other proper purposes, requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the special meeting, even if less than a quorum.

Voting

Stockholders may vote their shares of our common stock by attending the special meeting and voting their shares in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope. All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a stockholder and returned without instructions, the shares of our common stock represented by the proxy will be voted “FOR” adoption of the amended merger agreement and approval of the merger and “FOR” approval of adjournment or postponement of the special meeting if deemed necessary to facilitate the adoption of the amended merger agreement and approval of the merger, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

In addition, stockholders may submit a proxy through the Internet or by telephone by following the instructions included with the enclosed proxy card. If you submit a proxy through the Internet or by telephone, please do not return the proxy card. You should be aware that in submitting a proxy through the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet voting facility and the telephone voting facility for stockholders of record will close at 9:00 a.m., Eastern Standard Time, on February 27, 2007.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact Georgeson Shareholder, our proxy solicitor, at (866) 425-8556.

Stockholders who hold their shares of Giant common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

Revocability of Proxies

You can revoke your proxy at any time before it is voted at the special meeting by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to any of the persons named as proxies or to the Corporate Secretary of Giant;

•	if you submitted a proxy through the Internet or by telephone, by submitting a proxy again through the Internet or telephone prior to the close of the Internet voting facility or the telephone voting facility; or

•	voting in person at the special meeting.

If your shares of our common stock are held in the name of a bank, broker, trustee or other holder of record, you must follow the instructions of your broker or other holder of record to revoke a previously given proxy. If your broker or nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a proxy again by telephone or through the Internet.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will bear all expenses of filing, printing and mailing this proxy statement.

We have retained Georgeson Shareholder to assist with the solicitation of proxies for a fee not to exceed $10,000, plus reimbursement for out-of-pocket expenses relating to the solicitation.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting, such as a motion to adjourn in the absence of a quorum or a motion to adjourn for other reasons, if necessary, including to solicit additional votes in favor of adoption of the amended merger agreement and approval of the merger or other proper purposes.

THE MERGER

This discussion of the merger is qualified by reference to the merger agreement and the amendment thereto, which are attached to this proxy statement as Annex A. We urge you to read the entire amended merger agreement carefully, as it is the legal document that governs the merger.

Background of the Merger

Our senior management and board of directors periodically review strategic matters relating to our growth.

On or about May 27, 2004, our chief executive officer, Mr. Holliger, met with the chief executive officer of Western, Mr. Foster, at which time Mr. Foster asked whether Giant would be interested in a possible business combination with Western. Mr. Holliger advised Mr. Foster that Giant would not likely be interested in a business combination at that time because Giant’s stock price was trading below anticipated future levels due to expected improvement in financial condition.

Between 2004 and 2006, our board of directors periodically discussed strategic alternatives available to Giant and its individual business units. In furtherance of these discussions, at a meeting of the board held on April 10-11, 2006, our senior management discussed with our board options potentially available to Giant. In connection with this discussion, the board was provided a five-year financial projection and information on the refining industry prepared by third-party sources.

On April 13, 2006, Mr. Foster contacted Mr. Holliger and inquired as to whether Mr. Holliger would be willing to meet to discuss a possible business combination between Western and Giant. Mr. Holliger indicated that he would be willing to meet with Mr. Foster.

On May 25, 2006, Mr. Foster met with Mr. Holliger in Giant’s offices. Mr. Foster expressed interest in a possible purchase of Giant in a cash transaction at a premium over the current trading price of Giant’s stock. Mr. Holliger met separately with the chairman and the chief executive officer of a second independent refining company (which is referred to in this proxy statement as Company X) on May 25, 2006, and they indicated that Company X would be interested in a business combination involving cash and stock at a premium over the current trading price of Giant’s stock.

Our senior management again discussed strategic alternatives potentially available to Giant with the board at a meeting held on June 6, 2006. Prior to the meeting, senior management had prepared and circulated to the board a financial analysis of Giant, including an analysis of the stock performance of Giant compared to other refining companies during 2006, a five-year financial projection and various potential valuations of Giant based on different valuation methodologies. During the meeting, the board discussed refineries that were available for purchase and other assets being offered for sale in which Giant might have an interest. Mr. Holliger advised the board that he had talked to the chief executive officer of a third independent refining company about the possibility of combining the two respective businesses under a variety of structures, but the chief executive officer of the other company indicated that they were not interested in pursuing any of the structures discussed. Mr. Holliger also advised the board that he had been separately approached by the chairman and chief executive officer of Company X and the chief executive officer of Western about a business combination. The board discussed the possibility of pursuing a transaction with each of these companies, and ultimately directed Mr. Holliger to obtain information from both companies regarding their interest in a transaction so that the board could determine whether it might be willing to consider a proposed transaction. The board was particularly interested in the valuations that Company X and Western would ascribe to Giant.

On June 7, 2006, Mr. Holliger spoke with Mr. Foster regarding Western’s interest in acquiring Giant. Mr. Foster indicated that Western’s board might be interested in making an offer for Giant at $75 per share, which represented a premium above the then-current trading price of Giant’s common stock. Mr. Holliger advised Mr. Foster that he believed that the $75 per share price would likely be viewed by Giant’s board as too low.

On June 8, 2006, Mr. Holliger contacted the chairman of Company X in order to clarify the proposed structure of Company X’s offer to acquire Giant for stock and cash.

On June 13, 2006, Mr. Holliger and the chairman of Company X further discussed the pricing of a proposed business combination of the two companies.

On June 13, 2006, Mr. Holliger spoke with Mr. Foster regarding Western’s interest in acquiring Giant. Mr. Foster advised Mr. Holliger that Western remained interested at a price of $75 per share, and Mr. Foster stated that Western might pay as much as $77 per share if Western could get comfortable with Giant’s new crude oil pipeline during due diligence. Mr. Holliger advised Mr. Foster that he would discuss the price with Giant’s board members.

Between June 13 and June 20, 2006, Mr. Holliger contacted members of Giant’s board to discuss the progress of the discussions with Western and Company X. On June 20, 2006, Mr. Holliger informed Mr. Foster that unless Western’s offer exceeded $80 per share, Giant’s board would not likely be interested in continuing discussions regarding a possible transaction. On June 20, 2006, Mr. Holliger also informed the chairman of Company X that he had discussed Company X’s interest in Giant with various board members. Mr. Holliger informed Company X’s chairman that Giant was willing to provide Company X with the additional information that it needed to make an offer but that Giant’s board likely would only be interested if Company’s X’s offer exceeded $80 per share. Company X’s chairman indicated to Mr. Holliger that he would need additional information regarding Giant’s proposed capital expenditures.

On June 21, 2006, Mr. Holliger sent to Company X’s chief executive officer a letter regarding the timing of Giant’s anticipated capital expenditures.

On June 22, 2006, Mr. Holliger spoke with Mr. Foster regarding Western’s interest in acquiring Giant. Mr. Foster told Mr. Holliger that Western might be interested in purchasing Giant at approximately $80 per share, but Western must understand the potential benefits from Giant’s new crude oil pipeline.

On June 22, 2006, Mr. Holliger spoke with Company X’s chairman and chief executive officer to discuss pricing for a proposed business combination between the two companies. Mr. Holliger indicated the he would discuss Company X’s interest further with Giant’s board.

In late June 2006, Mark Cox, our chief financial officer, contacted Deutsche Bank Securities Inc. about representing Giant.

On June 26, 2006, Mr. Foster advised Mr. Holliger that Western would be interested in acquiring Giant at $80 per share in a transaction with no contingencies, other than customary environmental, regulatory and corporate conditions to closing.

On June 29, 2006, the chairman of Company X advised Mr. Holliger that he would meet with Company X’s investment bankers, and on June 30, 2006, Company X delivered a preliminary due diligence request to senior management of Giant.

On July 3, 2006, after speaking informally with several Giant board members, Mr. Holliger informed Mr. Foster that Giant’s board was willing to engage an investment bank and provide the due diligence information necessary for Western to make an offer to Giant. Mr. Holliger advised Mr. Foster that if Western remained interested after conducting its due diligence, then it would need to submit a formal proposal to Giant’s board.

On July 3, 2006, Company X and Giant entered into a confidentiality agreement, which covered both past and future disclosures of information related to a possible transaction.

Between July 3 and July 6, 2006, Mr. Foster spoke with Western’s financial advisors regarding the amount of due diligence that would be required in order to submit a written offer to Giant’s board. On July 6, 2006, Western submitted a preliminary due diligence list to Mr. Holliger and Giant’s senior management.

Prior to July 6, 2006, Western advised Giant that Western would be engaging Bank of America Securities as financial advisor in connection with the due diligence and a possible transaction. Company X advised Giant that Company X would be engaging a separate financial advisor for the same purpose.

On July 6, 2006, representatives of Company X and their financial advisors met with our senior management and representatives of Deutsche Bank in a due diligence session at the office of our outside counsel. Following this meeting, the chief executive officer of Company X reaffirmed to Mr. Holliger Company X’s interest in continuing discussions about a possible cash and stock transaction.

On July 7, 2006, our chief financial officer sent a capital expenditure schedule to Company X and Western.

On July 10, 2006, Western and Giant entered into a confidentiality agreement, which covered both past and future disclosures of information related to a possible transaction.

Company X asked for our permission to permit its financial advisor to engage an engineering consulting firm which had worked with us for the purpose of utilizing a Giant computer model to analyze alternative crude oil inputs and refined products outputs for our Yorktown refinery, and on July 12, 2006 we entered into a confidentiality agreement with the financial advisor for Company X.

On July 11, 2006, representatives of Western, its outside counsel and Bank of America Securities met with our chief financial officer and general counsel and representatives of Deutsche Bank in a due diligence session on legal and environmental matters at the office of our outside counsel. On July 18, 2006, Western and its counsel and financial advisors returned for a due diligence session with our senior management related to our business and operational matters. At this meeting, our chief financial officer provided and discussed with Western a financial model, including a capital expenditure schedule and certain financial forecasting information. Following both of these meetings, Mr. Foster reaffirmed to Mr. Holliger Western’s interest in purchasing Giant for cash.

On July 14, 2006, Western’s outside counsel provided to our general counsel and our outside counsel a draft cash merger agreement.

On July 19, 2006, our chief financial officer provided the same financial model previously provided to Western to Deutsche Bank, and representatives of Deutsche Bank forwarded the financial model to Company X’s financial advisor. Thereafter, on July 21, 2006, our chief financial officer and representatives of Deutsche Bank had a conference call with representatives of Company X and its financial advisor to discuss the financial model.

On July 19, 2006, Giant authorized the same engineering consulting firm discussed above to provide Western with information regarding potential opportunities to expand our Yorktown refinery operations.

On July 20, 2006, Mr. Holliger sent a letter to Company X’s chief executive officer regarding strategic due diligence issues that our senior management and board would need to discuss regarding Company X in order to evaluate any Company X offer that included Company X stock as part of the consideration.

On July 21, 2006, our chief financial officer and general counsel had a conference call with senior management of Company X on due diligence matters.

On July 24, 2006, Deutsche Bank and our senior management entered into an agreement regarding Deutsche Bank’s engagement as our financial adviser.

On July 26, 2006, Deutsche Bank, on our behalf, sent letters to the chief executive officers of Western and Company X asking them, if they were interested in doing so, to provide us with a non-binding letter of interest for a business combination with Giant, including price, terms, sources of financing and other material terms. Deutsche Bank asked for a response by July 31, 2006.

On July 28, 2006, our senior management and representatives of Deutsche Bank traveled to the executive offices of Company X to meet with senior management of Company X and its financial advisor in a due diligence session of Company X.

On July 31, 2006, Western submitted a non-binding proposal for the acquisition of 100% of our shares in a merger transaction at a cash price per share of $80.00. Western’s proposal was subject to confirmatory due diligence, the negotiation and execution of a definitive merger agreement, and final approval of its board of directors. The proposal estimated a two-week period to satisfy these conditions, and was accompanied by a firm commitment letter from Bank of America, N.A. and Banc of America Securities LLC for the full amount of financing necessary to consummate the transaction. Mr. Holliger circulated the proposal to the board members.

On August 2, 2006, Company X submitted a non-binding proposal for the acquisition of 100% of our shares in a merger transaction at a price per share equal to $85.00, payable $51.00 in cash and $34.00 in shares of Company X common stock valued at the average closing price during the 20 trading days prior to the execution of the merger agreement. Company X’s acquisition proposal was subject to confirmatory due diligence, which it estimated would take three to four weeks. During the due diligence period, Company X indicated that the merger agreement and the financing plan for the transaction would be completed. Mr. Holliger circulated the proposal to the board members.

Prior to August 4, 2006, Deutsche Bank sent to the board a package of discussion materials prepared by them, including an industry overview, a summary of the indications of interest received from Western and Company X, information regarding our valuation, information regarding a possible transaction with Western and information regarding a possible transaction with Company X.

On August 4, 2006, our board met in a special meeting to consider, among other matters, the proposals submitted by Western and Company X. The board ratified the Deutsche Bank engagement agreement, and representatives of Deutsche Bank joined the meeting. The representatives of Deutsche Bank reviewed the discussion materials with the board and addressed numerous questions from the board. The board discussed the proposals, including whether any proposal should be entertained. Mr. Holliger advised the board that Western would like him to sign a consulting agreement as part of any transaction, and described the proposed terms thereof. The board authorized Mr. Holliger to approach Western with a price of $85.00 per share.

Between August 7 and August 10, 2006, Mr. Holliger and Mr. Foster discussed the terms of the Western acquisition proposal, including pricing. On August 7, 2006, Giant announced its earnings results for the second quarter of 2006. On August 8, 2006, Mr. Foster advised Mr. Holliger that Western would pay $81.00 per share, and Western announced its earnings results for the second quarter of 2006.

On August 9, 2006, the chief executive officer of Company X discussed with Mr. Holliger possible ideas to secure regulatory approval of a combination of Giant with Company X.

On August 10, 2006, Mr. Foster advised Mr. Holliger that Western would pay $83.00 per share. Mr. Holliger advised Mr. Foster that he would discuss the offer with Giant’s board.

Between August 11 and August 14, 2006, Mr. Holliger discussed the status of price negotiations and the terms of the Western acquisition proposal with members of our board of directors.

Between August 14, 2006 and August 22, 2006, certain of our officers and certain officers from Western, along with counsel, began negotiating the terms of the merger agreement, and Western continued its due diligence. Mr. Holliger engaged separate counsel, and during this time period negotiated with Mr. Foster and Western’s counsel the terms of his consulting agreement.

On August 15, 2006, Mr. Holliger and Company X’s chief executive officer discussed the valuation of Company X stock as well as Company X’s plans for Giant’s Yorktown refinery.

On August 21, 2006, Mr. Holliger received additional materials regarding the trading value of Company X’s stock from Company X’s chief executive officer.

On August 22, 2006, our board of directors began a regularly scheduled two-day meeting. On the first day, in addition to regular agenda matters, Messrs. Holliger, Gust, Cox and Bullerdick advised the board about the status of negotiations concerning the merger with Western. The next day, the board reconvened to further discuss Western’s acquisition proposal. Representatives from Deutsche Bank attended the meeting in person, and our outside counsel on the transaction and our outside antitrust counsel participated in the meeting by telephone. Our antitrust counsel summarized the process of obtaining required antitrust approvals and discussed the likelihood of completing a merger transaction with Western or Company X from an antitrust perspective. Our corporate counsel summarized various terms of the merger agreement with Western for the board, and both counsel answered questions from members of the board regarding the merger. At the conclusion of the meeting, the board authorized Mr. Holliger to continue negotiating the merger agreement with Western and agreed to reconvene when the negotiations had concluded.

From August 22 through August 25, 2006, we and our counsel continued to work with Western and its counsel on the merger agreement, and Mr. Holliger and his counsel worked with Western and its counsel on the consulting agreement.

On August 23, 2006, our auditor, Deloitte & Touche LLP, and our corporate controller met with Western’s auditor, Ernst & Young LLP, regarding additional due diligence matters.

On August 25, 2006, the board of directors convened a special meeting by telephone to discuss the terms of the proposed merger agreement from Western. Also in attendance were representatives of Deutsche Bank, members of our senior management and our outside counsel. In advance of the meeting, a presentation by Deutsche Bank had been circulated to the board, including a fairness opinion. The representatives of Deutsche Bank gave their fairness opinion presentation to the board and answered the board’s questions. Deutsche Bank opined to our board that the merger consideration of $83.00 in cash per share of our common stock to be received by our stockholders pursuant to the merger agreement was fair, from a financial point of view as of such date and based upon and subject to the various qualifications, limitations, factors and assumptions set forth in its written opinion. The board discussed with counsel the final terms of the merger agreement. Our board then unanimously approved the merger and the merger agreement and agreed to recommend the adoption of the merger agreement and approval of the merger to our stockholders.

On August 26, 2006, the merger agreement was executed by Western and us and the consulting and non-competition agreement was executed by Western and Mr. Holliger. On August 26, 2006, Mr. Holliger contacted the chief executive officer of Company X and advised him that Giant was moving forward with another merger proposal. Mr. Holliger communicated that the critical issues that resulted in Giant’s board’s decision to proceed with Western’s proposal were the certainty of the all-cash nature of Western’s offer as compared to Company X’s cash and stock offer, and concerns regarding regulatory approvals for a merger with Company X.

The proposed transaction between Western and Giant was publicly announced in a joint Giant/Western press release on August 28, 2006.

On September 7, 2006, we and Western filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act and requested “early termination” of the waiting period.

On September 30, 2006, there was a fire at our Yorktown refinery that impacted our processing unit used to produce ultra low sulfur diesel fuel. This followed a fire at Yorktown on November 25, 2005, with respect to which repairs were completed in April 2006 and Giant received $89 million in property damage and business interruption insurance proceeds. On October 5, 2006, a pump failure in the alkylation unit at our Ciniza refinery resulted in a fire at the refinery. The fire caused damage to the alkylation unit and an associated unit. During this same time period, we were undergoing our regular insurance renewal processes. As a result of the fires, our insurance program changed substantially upon renewal, with higher annual insurance premiums, increased deductibles and a longer waiting period for business interruption insurance coverage. We were also at risk that insurance coverage for our refineries would be extremely difficult to obtain, if at all, in the event of another serious accident at one of our refineries. This could have triggered a default under various of our debt instruments.

On October 5, 2006, Mr. Foster met with Mr. Holliger to express Western’s concerns about the September 30, 2006 Yorktown fire, increases in our anticipated capital expenditures (including a substantial increase in the cost of completing the low sulfur gasoline project at our Yorktown refinery), and other matters respecting Giant’s operations. A second meeting was held on October 24, 2006, at which Mr. Foster indicated that Western believed that the merger could not move forward at the agreed-upon consideration of $83.00 per share. Mr. Foster and Mr. Holliger further discussed Mr. Foster’s concerns, including concerns regarding changes in our insurance program, in telephone conversations on October 27 and 31, 2006. Western and Giant each engaged special litigation counsel, and on November 1, 2006, Western’s general counsel and outside corporate and litigation counsel met with Giant’s general counsel and outside corporate and litigation counsel. At this meeting, Western stated that it would provide Giant with a formal notice of default on November 6, 2006 unless Giant would agree to mutually terminate the merger agreement or reduce the merger consideration. Western asserted that the fires, the changes in our insurance program, the increases in our anticipated capital expenditures, other regulatory issues and related costs of compliance, and other events and changes constituted a “material adverse effect” under the merger agreement and also violated various representations, warranties and covenants in the merger agreement, thereby giving Western the right to terminate the merger transaction in its entirety.

On October 10, 2006, the Federal Trade Commission requested additional information concerning the merger from us and Western.

On November 2 and 3, 2006 our board held a special board meeting. Mr. Holliger described for the board Western’s position with respect to the transaction, and our special litigation counsel addressed the board concerning Western’s allegations and the implications with respect to the merger agreement and Giant’s on-going operations. The board instructed Mr. Holliger to communicate to Western that we were not interested in mutually terminating the merger agreement. Mr. Holliger communicated this to Mr. Foster.

On November 4, 2006, the general counsels of Western and Giant discussed whether further discussions between the parties could potentially avoid litigation and organized a meeting of the parties. On November 5 and 6, 2006, the parties, their corporate and litigation counsel, and their investment advisors met in Houston in an effort to settle their outstanding disputes. On November 6, 2006, a tentative settlement was reached that would reduce the merger consideration to $77.00 per share, eliminate virtually all of Western’s closing conditions, and allow Giant a 30-day “go-shop” period to see if it could obtain a better price for its stockholders. The settlement also amended Mr. Holliger’s consulting agreement, including reductions to the compensation payable thereunder.

From November 7 through November 12, 2006, the parties continued to negotiate the amendment to the merger agreement, and Mr. Holliger and his counsel negotiated with Western the amendment to the consulting agreement. Our board held special meetings on November 9 and 12, 2006 to discuss the negotiations and the amendment to the merger agreement. On November 12, 2006, our board received a fairness opinion from Deutsche Bank, the members of the board present approved the amendment to the merger agreement, and agreed to recommend the adoption of the amended merger agreement and approval of the merger to our stockholders. The amendment to the merger agreement was then executed by Western and us and the amendment to the consulting and non-competition agreements was executed by Western and Mr. Holliger.

We and Western announced the amendment to the merger agreement in a joint press release on November 13, 2006.

During the period from November 13, 2006 through December 13, 2006, under the supervision of the board, representatives of Deutsche Bank contacted parties that they believed, based on size and business interests, would be capable of, and might be interested in, consummating an acquisition of Giant. During this period, Deutsche Bank contacted or was contacted by 23 parties, including both strategic and financial parties. Of these 23 parties, three entered into non-disclosure and standstill agreements with Giant and received a financial model and business plan. Of these three, two elected not to receive any further information about us.

The third, which we refer to in this proxy statement as Company Y, expressed an interest in moving forward. On November 23, 2006, Company Y’s investment advisor provided Deutsche Bank with a due diligence checklist, and we began providing various responses and materials to Company Y and its advisors. On December 6, 2006, members of our senior management and representatives from Deutsche Bank met with members of senior management of Company Y and its investment advisors at the offices of our outside counsel for due diligence discussions. On December 7, 9, 11 and 12, the chief executive officer of Company Y and Mr. Holliger discussed various aspects of a proposed transaction with Giant. On December 12, 2006, our board held a special meeting and received a report on the discussions with Company Y from Mr. Holliger. On December 13, 2006, the last day of the go-shop period, the chief executive officer of Company Y advised Mr. Holliger that Company Y would not be making an offer to acquire Giant because the value Company Y ascribed to Giant was too close to the $77.00 per share merger consideration Western agreed to pay to justify moving forward. Our board met on December 13, 2006, and Mr. Holliger advised the board that no offer would be forthcoming.

To date, no party has submitted an acquisition proposal to pursue a transaction involving the Company.

On November 22, 2006, we and Western were sued in a class action filed in the Maricopa County, Arizona Superior Court. The plaintiff in that action has alleged breach of fiduciary duties in connection with the amendments to the merger agreement. The suit seeks to enjoin the merger and other relief. We and Western believe the suit is without merit and intend to vigorously defend ourselves.

On December 26 and December 28, 2006, respectively, Western and we certified to the Federal Trade Commission substantial compliance with the request for additional information. We and Western have entered into a timing agreement with the Federal Trade Commission pursuant to which we agreed not to close the merger until at least 60 days after certification of substantial compliance and to provide the Federal Trade Commission at least 30 days notice of the planned closing date. The Federal Trade Commission has not yet agreed that we and Western are in substantial compliance, and we cannot assure you that they will agree that substantial compliance occurred in December, 2006. Further, the Federal Trade Commission may take the position there was an omission in Western’s original HSR Act filing and that the initial HSR Act 30-day waiting period has not yet commenced.

Reasons for the Merger and Recommendation of the Board of Directors

In the course of reaching its decision to approve the merger agreement, the amendment to the merger agreement and the merger, our board consulted with senior management and our financial and legal advisors, and reviewed a significant amount of information and considered a number of factors, including the following:

•	the value of the consideration to be received by our stockholders pursuant to the amended merger agreement, as well as the fact that the consideration will be paid in cash, which provides certainty of value to our stockholders compared to a transaction in which they would receive stock or other non-cash consideration;

•	the $77.00 per share to be paid as the consideration in the merger represents a 7% premium over the $71.79 closing price of our common stock on August 25, 2006 (the trading day prior to announcement of the transaction), a 10% premium over the closing price of our common stock on the last trading day before our board approved the merger, and a 10%, 12%, 17% and 15% premium over the volume weighted average closing price of our common stock over the 30-, 60-, 90- and 120-day periods, respectively, prior to August 25, 2006;

•	the other non-binding proposal received by the board before August 25, 2006 was for a higher stated price, but consisted of a significant stock component that the board believed involved uncertainty and risk to our stockholders, and that proposal had no committed financing, a longer lead time and possible hurdles to obtaining required regulatory approvals;

•	the board received no other competing proposals to acquire Giant between August 25, 2006 and November 12, 2006;

•	the financial presentations of Deutsche Bank (including the assumptions and methodologies underlying the analyses in connection therewith) and the opinion of Deutsche Bank, which is attached to this proxy statement as Annex B and which you should read carefully in its entirety, that based upon and subject to the various qualifications, limitations, factors and assumptions set forth therein, the merger consideration of $77.00 in cash per share of our common stock to be received by our stockholders pursuant to the amended merger agreement was fair to our stockholders from a financial point of view as of November 12, 2006;

•	the board’s understanding that absent an amendment to the original merger agreement, which represents a compromise of disputes between Giant and Western arising under the original merger agreement, the merger would not close and our stockholders would lose the value of the transaction;

•	the then-current financial market conditions, including the likelihood that if the merger were not to close, the price that might be received by holders of our common stock in the open market would be less than the $77.00 per share cash price to be paid in the merger;

•	Western’s arguments that the financial effects of the two recent fires, including the financial impact of such fires on our insurance programs, and certain capital expenditure and other issues could be cumulatively viewed as a “material adverse effect” under the original merger agreement and also violated various representations, warranties and covenants thereunder. While the board did not view these matters as rising to the level of a “material adverse effect” or a breach under the merger agreement, the board was cognizant of the potential effect of litigation with Western over our disputes under the original merger agreement, including the costs and risks associated with such litigation, the uncertain result, and the possible effect on Giant and our stockholders during such litigation, including the diversion of management and employee attention, employee attrition and the potential effect on existing and future business relationships;

•	historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions, including our prospects if we were to remain an independent company;

•	historical market prices, volatility and trading information with respect to our common stock, including the potential that our stockholders would receive less consideration than the $77.00 per share price to be paid under the amended merger agreement if we were to enter into a future transaction with another merger partner;

•	the terms and conditions of the amended merger agreement, including:

•	the requirement that Western pay a deposit of $12.5 million at the time of execution of the original merger agreement, which was increased to $25 million on November 30, 2006, and which deposit will be payable to us if we terminate the amended merger agreement due to Western’s breach or if the merger has not been consummated by April 30, 2007 because the waiting period applicable to the consummation of the merger has not expired or been terminated under the HSR Act or any waiting period or any required consent under any applicable state or foreign competition or antitrust law has not expired or been obtained;

•	the 30 day “go-shop” right, during which we were able to affirmatively solicit additional interest in acquiring Giant, and thereafter the ability of the board, under certain circumstances, to furnish information to and conduct negotiations with a third party and, upon payment to Western of a termination fee of $34 million and up to $1 million in expense reimbursement, to terminate the amended merger agreement to accept a superior proposal;

•	the board’s belief that the $35 million maximum aggregate fees and expenses payable to Western was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a competing proposal, during the go-shop period or thereafter; and

•	the likelihood that the merger will be consummated, in light of the modifications made to the original merger agreement by the amended merger agreement, such as the qualification of many of our representations, warranties and covenants by a new “catastrophic material adverse effect” standard, the limited conditions to Western’s obligation to complete the merger, Western’s financial capability, and the absence of any financing condition to Western’s obligation to complete the merger;

•	the terms of the commitment letter from Bank of America, N.A. and Banc of America Securities LLC to provide Western with funds to finance the transaction; and

•	the merger consideration and other terms and conditions of the amended merger agreement resulted from arms-length bargaining between Giant and its representatives and Western and its representatives.

In the course of its deliberations, our board also considered a variety of risks and other countervailing factors, including:

•	the risks and costs to us if, notwithstanding the additional certainty of closing provided by the amended merger agreement, the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on business relationships;

•	the restrictions that the amended merger agreement imposes on actively soliciting competing bids after expiration of the go-shop period, and the fact that we would be obligated to pay the $34 million termination fee (and up to an additional $1 million in expense reimbursement) to Western under certain circumstances;

•	the fact that Giant will no longer exist as an independent, stand-alone company, and our stockholders will no longer participate in the growth of Giant or in any synergies resulting from the merger;

•	the fact that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes as described in the section entitled “Material U.S. Federal Income Tax Consequences;”

•	there is no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied; and

•	the interests of our officers and directors in the merger described under “— Interests of Certain Persons in the Merger.”

Our board concluded that these potentially negative factors were substantially outweighed by the opportunity presented by the merger for our stockholders to monetize their Giant investment for $77.00 per share in cash within a relatively short period of time if the merger conditions were satisfied, which the board believed would maximize the immediate value of their shares and eliminate the risk that the inherent uncertainty affecting the refining industry and our future prospects could result in a diminution in the market value of their shares. Accordingly, the board concluded that the merger was in the best interests of our stockholders.

The foregoing discussion of the factors considered by our board is not intended to be exhaustive but does set forth the principal factors considered by the board. Our board collectively reached the unanimous conclusion to approve the amended merger agreement and the merger in light of the various factors described above and other factors that each member of our board felt were appropriate. In view of the wide variety of factors considered by our board in connection with its evaluation of the merger and the complexity of these matters, our board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board. Rather, our board made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with its legal counsel and its financial advisors, our board determined that the amended merger agreement was advisable and in the best interests of our stockholders. Under the supervision of our board, our financial advisors then used the “go-shop” period to actively solicit alternative proposals to acquire Giant in light of the reduced merger consideration provided for in the amended merger agreement. Although Deutsche Bank contacted or was contacted by 23 parties in this regard, none made a proposal to acquire Giant. This strengthened our board’s conclusion that the amended merger agreement represented the best opportunity for our stockholders.

Accordingly, our board has unanimously approved the amended merger agreement and the merger. Our board recommends that you vote “FOR” the adoption of the amended merger agreement.

Opinions of Financial Advisor to the Board of Directors of Giant

Pursuant to a letter agreement dated as of July 24, 2006, Deutsche Bank was engaged to act as our financial advisor. Our board of directors selected Deutsche Bank based on Deutsche Bank’s reputation and experience in the petroleum industry. At our board meeting on November 12, 2006, Deutsche Bank rendered its opinion that as of such date, and based upon and subject to the various qualifications, factors, assumptions and limitations described in the Deutsche Bank opinion , the $77.00 in cash per share to be received by holders of our common stock pursuant to the amended merger agreement was fair, from a financial point of view, to such holders.

The full text of Deutsche Bank’s opinion, which describes the various qualifications, factors, assumptions and limitations on the review undertaken by Deutsche Bank, is attached as Annex B to this proxy statement. Holders of our common stock are urged to, and should, read the Deutsche Bank opinion carefully and in its entirety. The Deutsche Bank opinion was addressed solely to our board of directors, was limited to the fairness, from a financial point of view, of the merger consideration to holders of our common stock as of the date of the opinion, and Deutsche Bank expressed no opinion as to the merits of the underlying decision by Giant to engage in the merger or as to how any holder of shares of Giant stock should vote with respect to the merger. The summary of the Deutsche Bank opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The board of directors does not currently intend to seek an updated fairness opinion in connection with the merger.

In connection with its role as our financial advisor, and in arriving at its opinion, Deutsche Bank:

•	reviewed certain publicly available financial and other information concerning Giant and Western;

•	reviewed certain internal analyses, financial forecasts and other information relating to Giant prepared by our management;

•	held discussions with certain of our senior officers and other representatives regarding the businesses and prospects of Giant;

•	reviewed the reported prices and trading activity for Giant common stock;

•	compared certain financial and stock market information for Giant with similar information for certain other companies Deutsche Bank considered relevant whose securities are publicly traded;

•	reviewed the financial terms of certain recent business combinations which Deutsche Bank deemed relevant, to the extent publicly available;

•	reviewed the merger agreement dated August 26, 2006 and a draft dated November 11, 2006 of the amendment to the merger agreement; and

•	performed such other studies and analyses and considered such other factors as Deutsche Bank deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Giant or Western, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with our permission, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Giant or Western. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed, with our permission, that they were reasonably prepared on bases reflecting, as of the date of the opinions, the best estimates and judgments of our management as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they were based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion.

For purposes of rendering its opinion, Deutsche Bank assumed that the final terms of the amended merger agreement would not differ materially from the terms set forth in the draft that it reviewed. Deutsche Bank also assumed with our permission that, in all respects material to its analysis, the merger would be consummated in accordance with the terms of the amended merger agreement, without waiver, modification or amendment of any term, condition or agreement. Deutsche Bank further assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger would be obtained.

Deutsche Bank’s opinion was addressed to, and was for the use and benefit of, our board of directors, and was not a recommendation to holders of our common stock to approve the merger. Deutsche Bank’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to holders of our common stock as of the date of the opinion, and Deutsche Bank expressed no opinion as to the merits of the underlying decision by Giant to engage in the merger or as to how any holder of shares of Giant stock should vote with respect to the merger.

Based upon and subject to the foregoing qualifications, limitations, factors and assumptions and those set forth in the opinion, Deutsche Bank was of the opinion that, as of November 12, 2006, the $77.00 in cash per share of our common stock to be received by the holders of our common stock pursuant to the amended merger agreement was fair, from a financial point of view, to such holders.

In preparing its opinion to our board of directors, Deutsche Bank performed a variety of financial and comparative analyses, including those described below. The summary of Deutsche Bank’s analyses described below is not a complete description of the analyses underlying its opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Deutsche Bank made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Deutsche Bank believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Deutsche Bank considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Giant. No company, transaction or business used in Deutsche Bank’s analyses as a comparison is identical to Giant or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Deutsche Bank’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Deutsche Bank’s analyses and estimates are inherently subject to substantial uncertainty.

Deutsche Bank’s opinion and financial analyses were only one of many factors considered by the board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the board of directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses underlying Deutsche Bank’s opinion dated November 12, 2006, delivered to our board of directors in connection with the merger at a meeting of our board on November 12, 2006. The financial analyses summarized below include information presented in tabular format. In order to understand fully Deutsche Bank’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Deutsche Bank’s financial analyses.

Selected Public Company Analysis

Using publicly available information, Deutsche Bank reviewed the market values and trading multiples of the following publicly traded companies in the refining and related sectors, which Deutsche Bank deemed similar to Giant giving consideration to size, business mix and corporate structure (the “Selected Companies”):

•	Valero Energy Corporation (“Valero”)

•	Sunoco, Inc. (“Sunoco”)

•	Tesoro Corporation (“Tesoro”)

•	Western Refining, Inc. (“Western”)

Although the Selected Companies were compared to Giant for purposes of the analyses below, Deutsche Bank noted that no Selected Company is identical to Giant because of differences between the business mix, regulatory environment, operations and other characteristics of Giant and the Selected Companies. In evaluating the Selected Companies, Deutsche Bank made judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of Giant, such as the impact of competition on Giant and on the industry generally, industry growth and the absence of any adverse material change on the financial condition and prospects of Giant, the industry or in the markets generally. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data derived from the Selected Companies. Deutsche Bank calculated the financial multiples and ratios below based on publicly available financial data as of November 10, 2006.

Total Enterprise Value/EBITDA

The multiples analyzed on the basis of the Selected Companies included, among others, their respective total enterprise value as of November 10, 2006, divided by estimated 2006 earnings before interest, taxes, depreciation and amortization (“EBITDA”) and their respective total enterprise value divided by estimated 2007 EBITDA. The EBITDA estimates were the mean of estimates published by Institutional Brokers Estimate System (“IBES”) including analysts having published estimates during the months of August, September, October and November 2006 (“IBES consensus estimates”).

A summary of the market trading multiples of the Selected Companies as of November 10, 2006 are set forth below.

	2006		2007
Selected Companies	TEV/EBITDA		TEV/EBITDA

Valero	4.1	x	4.5	x
Sunoco	4.4		4.9
Tesoro	3.1		4.0
Western	5.7		7.7
MINIMUM	3.1	x	4.0	x
MAXIMUM	5.7		7.7
MEDIAN	4.3		4.7

For purposes of its November 10, 2006 analysis, Deutsche Bank applied certain selected ranges of multiples based on the data above to our financial data. A selected range of 3.5x to 5.5x was applied to our estimated 2006 EBITDA to calculate an implied valuation range of $38.39 to $68.96. A selected range of 4.5x to 7.0x was applied to our estimated 2007 EBITDA to calculate an implied valuation range of $61.31 to $103.76. The EBITDA estimates were the IBES consensus estimates. Based upon these figures, Deutsche Bank calculated an average implied valuation range of $49.85 to $86.36.

Share Price/Earnings

The multiples analyzed on the basis of the Selected Companies also included, among others, their respective market capitalizations as of November 10, 2006, divided by estimated 2006 net income and their respective market capitalizations as of November 10, 2006, divided by estimated 2007 net income. The net income estimates were the IBES consensus estimates.

A summary of the market trading multiples of the Selected Companies as of November 10, 2006 are set forth below.

Selected Companies	2006 P/E		2007 P/E

Valero	6.5	x	7.4	x
Sunoco	8.6		9.8
Tesoro	6.4		8.5
Western	10.6		11.4
MINIMUM	6.4	x	7.4	x
MAXIMUM	10.6		11.4
MEDIAN	7.5		9.1

For purposes of its November 10, 2006 analysis, Deutsche Bank applied certain selected ranges of multiples based on the data above to our financial data. A selected range of 6.5x to 10.0x was applied to our estimated 2006 net income to calculate an implied valuation range of $40.13 to $61.71. A selected range of 7.5x to 11.0x was applied to our estimated 2007 net income to calculate an implied valuation range of $56.41 to $82.72. The net income estimates were the IBES consensus estimates. Based upon these figures, Deutsche Bank calculated an average implied valuation range of $48.27 to $72.22.

Analyst Price Targets

Deutsche Bank reviewed the range of publicly available equity research price targets for Giant as of November 10, 2006. This analysis resulted in a price target of $83.00 per share as of November 10, 2006. An analysis of the 12-month target price discounted at a rate of 12% resulted in a price target of $74.11 per share as of November 10, 2006. Analyst price targets do not provide insight on valuation as the targets had been conformed to the previously announced merger consideration of $83.00 per share set forth in the original merger agreement.

Selected Precedent Transaction Analysis

Deutsche Bank reviewed and compared the proposed financial terms of the Giant/Western merger to corresponding publicly available financial terms of selected transactions. For this analysis, Deutsche Bank reviewed certain corporate transactions from 2001 to the present in the energy industry’s refining and marketing sector and focused on the following transactions as of each transaction’s respective announcement date:

•	February 2001 — Phillips Petroleum/Tosco Corporation

•	May 2001 — Valero Energy Corporation/Ultramar Diamond Shamrock Corporation

•	March 2003 — Frontier Oil Corporation/Holly Corporation (transaction did not close)

•	April 2005 — Valero Energy Corporation/Premcor Inc.

•	April 2005 — Marathon Oil Corporation/Ashland Inc.

•	May 2006 — Alon USA Energy, Inc./Paramount Petroleum Corporation

Deutsche Bank derived from the selected transactions listed above a reference range of total enterprise value divided by last twelve months (“LTM”) EBITDA. The multiple of total enterprise value to LTM EBITDA ranged from 5.3x to 6.7x for the selected transactions. Deutsche Bank then applied that range to Giant’s LTM EBITDA as of September 30, 2006, which resulted in an implied equity value range for Giant of $68.27 to $90.29 per share.

No company or transaction utilized in the selected precedent transactions analysis is identical to Giant or the merger. The selected precedent transaction analysis was not adjusted for various issues of comparability, including the exceptional refining margin environment in the period following hurricanes Katrina and Rita. In evaluating the precedent transactions, Deutsche Bank made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Giant, such as the impact of competition on Giant and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Giant or in the financial markets in general. Mathematical analysis, such as determining the average or median, or the high or the low, is not in itself a meaningful method of using comparable transaction data.

Discounted Cash Flow Analysis

Deutsche Bank performed a discounted cash flow analysis by adding (a) the present value of the estimated future free cash flows that Giant could generate over the period from September 30, 2006 through December 31, 2010, and (b) the present value of Giant’s “terminal value” at December 31, 2010, and then adjusting these aggregate values to equity values by subtracting net debt as of September 30, 2006. Free cash flows were calculated as after-tax earnings before interest and taxes plus non-cash expenses, less capital expenditures and less increases in net working capital. Terminal value refers to the estimated total value of Giant at the end of the forecast period, inclusive of any debt obligations at the time, based on the same set of management projections used for the remainder of the discounted cash flow analysis. Deutsche Bank’s analysis used financial projections provided by our management. Its discounted cash flow analysis applied a terminal EBITDA multiple range of 4.0x to 5.5x to estimated trailing (2010) EBITDA as of December 31, 2010. Deutsche Bank used a discount rate range to discount cash flows back to present value, reflecting Giant’s estimated average cost of capital, of 9.5% to 11.0%. Based on this analysis, Deutsche Bank estimated a discounted cash flow valuation range of $53.97 to $77.40 per share.

* * *

As described above, Deutsche Bank’s opinion to our board of directors was among many factors taken into consideration by our board of directors in making its determination to approve the amended merger agreement and recommend the merger. Such decisions were solely those of our board of directors. The opinion of Deutsche Bank was provided solely to our board of directors and does not constitute a recommendation to any person, including the holders of our common stock, as to how such person should vote or act on any matter related to the merger.

Pursuant to the terms of the Deutsche Bank engagement letter, we have agreed to pay Deutsche Bank a fixed fee in connection with its fairness opinion that was not contingent upon the consummation of the merger. We also have agreed to pay Deutsche Bank fees that are contingent upon the consummation of the merger, and to reimburse Deutsche Bank for its expenses incurred in performing its services. In addition, we have agreed to indemnify Deutsche Bank and its affiliates (and their respective control persons, directors, officers, employees or agents) against certain liabilities and expenses arising out of Deutsche Bank’s engagement or any related transactions. No limitations were imposed on Deutsche Bank by us with respect to the investigations made or procedures followed by it in rendering its opinion.

Deutsche Bank is an affiliate of Deutsche Bank AG (which we will refer to with its affiliates as “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking services to Western or its affiliates for which it has received compensation, including acting as joint book-running manager in an initial public offering of securities by Western, which closed in January 2006. It is anticipated that some of our indebtedness will be refinanced in connection with the merger and that proceeds of the refinancing will be used to discharge certain of that indebtedness which is held by one or more members of the DB Group. DB Group may provide investment and commercial banking services to Western in the future, for which DB Group would expect compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Giant and Western for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions in those securities.

In connection with the original merger agreement, at our board meeting on August 25, 2006, Deutsche Bank rendered its opinion that as of such date, and based upon and subject to the various qualifications, factors, assumptions and limitations described in the Deutsche Bank opinion of that date, the $83.00 in cash per share to be received by holders of our common stock pursuant to the original merger agreement was fair, from a financial point of view, to such holders. Stockholders may receive a copy of the original Deutsche Bank opinion upon request to Giant.

Delisting and Deregistration of Giant Common Stock

If the merger is completed, Giant common stock will be delisted from The New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended (which is referred to in this proxy statement as the Exchange Act), and Giant will no longer file periodic reports with the SEC, except as may be required with respect to any of Giant’s Senior Subordinated Notes that may remain outstanding after the effective time of the merger.

Interests of Certain Persons in the Merger

In considering the recommendation of our board with respect to the amended merger agreement, our stockholders should be aware that certain of our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the amended merger agreement and the merger and to recommend that our stockholders vote in favor of adopting the amended merger agreement and approving the merger.

Consulting and Non-Competition Agreement between Fred L. Holliger and Western

As a condition to Western’s execution of the merger agreement, Fred L. Holliger, chairman of our board of directors and our chief executive officer, executed a consulting and non-competition agreement with Western that will become effective at the effective time of the merger. In connection with the amendment to the merger agreement, Mr. Holliger’s consulting agreement also was amended. The five-year consulting agreement, as amended, provides for the following compensation to Mr. Holliger:

•	annual compensation of $440,000 per year, plus expense reimbursement in accordance with Western’s policies applicable to executive employees of Western and medical benefits for Mr. Holliger and his eligible dependents on the basis available to other executive employees of Western;

•	access until December 31, 2008 to Mr. Holliger’s current office at our headquarters in Scottsdale, Arizona for so long as Western maintains such office facilities or a comparable alternative office space at a location reasonably acceptable to Mr. Holliger; and

•	an administrative assistant at a cost not to exceed $100,000 annually, plus suitable administrative support and services, until December 31, 2008.

Western also has agreed that if any compensation payable to Mr. Holliger under the consulting and non-competition agreement is deemed to be an “excess parachute payment” under applicable income tax laws and therefore subject to excise tax, Western will pay Mr. Holliger the amount of the excise tax and any tax on the amount of the payment made.

Mr. Holliger’s agreement contains noncompetition provisions that restrict Mr. Holliger’s ability to compete with Western or solicit Western’s employees, customers or suppliers to terminate their relationship with Western for a period of two years following the termination of the consulting and non-competition agreement.

In addition to the payments provided for in the consulting and non-competition agreement, along with other of our executive officers, Mr. Holliger also is entitled to the payments under his existing Giant employment agreement upon a termination of his employment without cause after a change in control, as more fully described in the following section.

Employment Agreements with our Executive Officers

At the effective time of the merger, our executive officers are required to resign their positions as officers of Giant. Western may, but is not required to, offer employment to some or all of our executive officers on the same basis as our other employees. Our employment agreements with Fred Holliger, Morgan Gust, Mark Cox and Kim

Bullerdick require us to make severance payments to them if their employment is terminated within three years following a change in control. The severance payments are equal to three times the executive’s base salary plus the average annual bonus paid to the executive for the three years prior to the fiscal year in which the termination occurs, but not less than 25% of the executive’s then base salary. In addition, if the severance payments are deemed to be “excess parachute payments” under applicable income tax laws and therefore subject to excise tax, Giant will pay the executive the amount of the excise tax and any tax on the amount of the payment made. The following table summarizes the severance payments payable to our executive officers under their employment agreements:

	Base	Average	Severance	Estimated	Total
Name	Salary	Bonus	Payment	Excise Tax(1)	Payments

Fred Holliger	$650,000	$1,258,333	$5,725,000	$2,300,013	$8,025,013
Morgan Gust	$450,000	$725,000	$3,525,000	$1,289,912	$4,814,912
Mark Cox	$265,000	$345,000	$1,830,000	$738,933	$2,568,933
Kim Bullerdick	$225,000	$290,000	$1,545,000	$664,735	$2,209,735

(1)	Estimated excise tax includes only the tax on the severance payments and the tax on proceeds from the restricted stock but excludes any additional excise tax payable as a result of bonuses to be paid from the additional bonus pool (described in the section titled “— Employee Benefits” beginning on page 25) or other compensation or benefits (other than, in the case of Mr. Bullerdick, retiree medical benefits) to be received by the executive.

Merger Proceeds to be Received by Directors and Executive Officers

The following table summarizes the proceeds to be received by our directors and executive officers in connection with the merger from shares of our common stock and/or stock options beneficially owned by them. Shares will be exchanged for the right to receive $77.00 per share in cash as described in this proxy statement, and options will be cancelled in exchange for a cash payment for each share subject to the option equal to the difference between $77.00 and the option exercise price per share, less applicable withholding taxes. See “The Merger Agreement — Stock Options.” All of our executives hold shares of our common stock that are “restricted” and vest over a period of five years. As a result of the merger, the vesting will accelerate, and the shares of restricted stock will be treated the same as the outstanding shares of common stock. See “The Merger Agreement — Restricted Stock.”

	Proceeds from
	Shares of
	Common Stock
	(Including
	Restricted	Proceeds from
Name	Stock) Held(1)	Options	Total Payments

Fred Holliger	$3,839,759	$3,891,390	$7,731,149
Larry DeRoin	$77,000	—	$77,000
George Rapport	$77,000	—	$77,000
Don Wilkinson	$154,000	—	$154,000
Anthony Bernitsky(2)	$1,963,500	—	$1,963,500
Morgan Gust	$673,211	$2,575,050	$3,248,261
Mark Cox	$357,511	$333,675	$691,186
Kim Bullerdick	$645,029	—	$645,029
Jack Keller	$129,591	—	$129,591
Robert Sprouse	$266,035	—	$266,035
Leland Gould	$156,926	—	$156,926
Natalie Dopp	$111,727	—	$111,727
Jeff Perry	$55,055	—	$55,055
C. Leroy Crow(3)	$210,364	—	$210,364

(1)	The amounts in this column also include the proceeds attributable to the approximate number of shares underlying the units in the Giant Stock Fund in Giant’s 401(k) plan as of December 31, 2006.

(2)	Mr. Bernitsky ceased to be a director of Giant on June 15, 2006.

(3)	Mr. Crow ceased to be an employee of Giant on May 5, 2006 and he has subsequently been employed by Western.

Indemnification of Officers and Directors

Western has agreed that, for a period of six years following the effective time of the merger, it and Giant as the surviving corporation of the merger will indemnify our current and former directors and officers against losses arising out of or pertaining to the fact that those persons were directors or officers of Giant. Western has also agreed to cause the surviving corporation to maintain in effect for six years after the merger a directors’ and officers’ liability insurance policy covering the current and former officers and directors with respect to matters existing or occurring at or prior to the effective time of the merger. Western is not, however, required to pay an annual premium for the insurance in excess of 200% of the last annual premium we paid. Giant has the right, with Western’s consent, to satisfy the insurance requirement by purchasing a six year “tail” insurance policy.

Employee Benefits

Western has agreed to provide certain benefits to our employees generally and has agreed to honor our obligations set forth in certain of our plans, which may benefit our officers in addition to our other employees. In January 2007 bonuses were paid pursuant to our existing 2006 Management Discretionary Bonus Plan. The amended merger agreement also permits us to establish an additional bonus pool to be paid on the effective date of the merger to our employees in our board’s discretion. The maximum amount of bonuses that we are permitted to pay pursuant to both our 2006 Management Discretionary Bonus Plan and the additional bonus pool is $9.5 million. Our officers participated in the 2006 Management Discretionary Bonus Plan and are expected to participate in the additional bonus pool, but the amounts payable to officers under the additional bonus pool have not yet been determined by our board. Western will also continue in effect certain retiree medical coverage offered by Giant or provide equivalent coverage, subject to any terms and conditions of the coverage. Mr. Bullerdick also will be entitled to retiree medical coverage, subject to the terms and conditions of the coverage. See “The Merger Agreement — Benefit Arrangements.”

REGULATORY MATTERS

Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. We and Western filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on September 7, 2006 and, in accordance with the original merger agreement, requested “early termination” of the waiting period. We were not granted early termination, and on or about October 10, 2006 the Federal Trade Commission requested additional information concerning the merger from us and Western. On December 26 and December 28, 2006, respectively, Western and we certified to the Federal Trade Commission substantial compliance with the request for additional information. We and Western have entered into a timing agreement with the Federal Trade Commission pursuant to which we agreed not to close the merger until at least 60 days after certification of substantial compliance and to provide the Federal Trade Commission at least 30 days notice of the planned closing date. The Federal Trade Commission has not yet agreed that we and Western are in substantial compliance, and we cannot assure you that they will agree that substantial compliance occurred in December, 2006. Further, the Federal Trade Commission may take the position there was an omission in Western’s original HSR Act filing and that the initial HSR Act 30-day waiting period has not yet commenced.

It is possible that any of the government entities with which filings are made may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that we will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to the merger not being satisfied. See “The Merger Agreement — Conditions to the Merger.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain material United States federal income tax consequences to our stockholders of the receipt of cash in exchange for shares of our common stock pursuant to the merger or upon the exercise of appraisal rights. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This discussion assumes that the shares of our common stock are held as capital assets by a United States person (i.e., a citizen or resident of the United States or a domestic corporation). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder of ours in light of the stockholder’s personal investment circumstances, such as those stockholders of ours subject to special treatment under the United States federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, United States expatriates, foreign corporations and nonresident alien individuals), our stockholders who hold shares of our common stock as part of a hedging, “straddle,” conversion or other integrated transaction, or our stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements. In addition, this discussion does not address any aspect of foreign, state or local or estate and gift taxation that may be applicable to our stockholders. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger or upon the exercise of appraisal rights.

The receipt of cash in the merger or upon the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a holder of shares of our common stock will recognize gain or loss equal to the difference between his or her adjusted tax basis in shares of our common stock converted to cash in the merger and the amount of cash received. Gain or loss will be calculated separately for each block of shares of our common stock (that is, shares of our common stock acquired at the same cost in a single transaction) converted to cash in the merger. If the shares of our common stock have been held for more than one year at the effective time of the merger, the gain or loss will be long-term capital gain or loss subject (in the case of stockholders who are individuals) to tax at a maximum United States federal income tax rate of 15%, and will be short-term capital gain or loss if, at the effective time of the merger, the shares of our common stock so converted to cash have been held for one year or less. The deductibility of a capital loss recognized on the exchange is subject to limitation.

Under the United States federal income tax backup withholding rules, unless an exemption applies, Western generally is required to and will withhold 28% of all payments to which a stockholder or other payee is entitled in the merger, unless the stockholder or other payee (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. Each stockholder of ours and, if applicable, each other payee, should complete, sign and return to the paying agent for the merger the substitute Form W-9 that the stockholders will receive with the letter of transmittal following completion of the merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the paying agent. The exceptions provide that certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding.” Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a holder’s United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service in a timely manner.

The foregoing discussion of certain material United States federal income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of our common stock. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger or upon the exercise of appraisal rights.

THE MERGER AGREEMENT

The following is a summary of the material terms of the amended merger agreement. Because the amended merger agreement is the primary legal document that governs the merger, we urge you to carefully read the complete text of the merger agreement and the amendment to the merger agreement for their precise legal terms and other information that may be important to you. The merger agreement and the amendment to the merger agreement are included as Annex A to this proxy statement.

Form of the Merger

If all of the conditions to the merger are satisfied or waived in accordance with the amended merger agreement, Merger Sub, a wholly-owned subsidiary of Western created solely for the purpose of engaging in the transactions contemplated by the amended merger agreement, will merge with and into Giant. The separate corporate existence of Merger Sub will cease, and Giant will survive the merger and will become a wholly-owned subsidiary of Western. We sometimes refer to Giant after the merger as the surviving corporation.

Structure and Effective Time

The amended merger agreement provides that we will complete the merger on the first business day after satisfaction or waiver of the conditions to the completion of the merger described in the amended merger agreement, or at such other time as we and Western may agree. We intend to complete the merger as promptly as practicable, subject to receipt of stockholder approval and all requisite regulatory approvals. We refer to the time at which the merger is completed as the effective time. Although we expect to complete the merger during the first quarter of 2007 (assuming that we receive approval of the merger by the Federal Trade Commission by that time), we cannot specify when, or assure you that, we and Western will satisfy or waive all conditions to the merger.

Certificate of Incorporation and Bylaws

At the effective time, the certificate of incorporation of the surviving corporation will be amended to read as the certificate of incorporation of Merger Sub, except that the name of Giant and its incorporator will continue, and the bylaws of Merger Sub will be the bylaws of the surviving corporation.

Board of Directors and Officers of the Surviving Corporation

All of our directors and officers are required to resign at the effective time, and the directors and officers of Merger Sub immediately prior to the merger will become the directors and officers of the surviving corporation following the merger.

Consideration to Be Received in the Merger

Upon completion of the merger, each share of our common stock issued and outstanding immediately prior to the effective time will be cancelled and converted into the right to receive $77.00 in cash, without interest and less applicable withholding taxes, other than shares held by stockholders who properly exercise and perfect their appraisal rights and any shares owned by us, Western or Merger Sub. Our stockholders are entitled to assert appraisal rights instead of receiving the merger consideration. For a description of these appraisal rights, please see “Appraisal Rights.”

Payment Procedures

Prior to the effective time of the merger, Western will appoint a paying agent that will make payment of the merger consideration to our stockholders. Western will deposit sufficient cash with the paying agent at or before the effective time of the merger in order to permit the payment of the merger consideration. Promptly after the effective time of the merger, the paying agent will mail to each holder of record of a certificate representing shares of our common stock a letter of transmittal and instructions explaining how to send his, her or its stock certificates to the paying agent. The paying agent will pay the merger consideration, less any withholding taxes required by law, to our stockholders promptly following the paying agent’s receipt of the stock certificate(s) and a properly completed letter of transmittal. In the case of book-entry or other uncertificated shares, the paying agent will pay the merger consideration, less any withholding taxes required by law, to our stockholders upon entry through a book-entry transfer agent of the surrender of such shares on a book-entry account statement. No interest will be paid or accrued to our stockholders on the cash payable upon the surrender of stock certificates. Western is entitled to cause the paying agent to deliver to it any funds that have not been distributed within 6 months after the effective time of the merger. After that date, holders of certificates who have not complied with the instructions to exchange their certificates will be entitled to look only to Western for payment of the applicable merger consideration, without interest.

You should not send your Giant stock certificates to the paying agent until you have received transmittal materials from the paying agent. Please do not return your Giant stock certificates with the enclosed proxy.

If any of your stock certificates have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact and, if required by Western, post a bond as Western may direct as indemnity against any claim that may be made against Western with respect to your lost, stolen or destroyed stock certificates.

Deposit

Concurrently with the execution of the original merger agreement, Western deposited $12.5 million into an escrow account. This amount was increased by Western to $25 million on November 30, 2006 because the waiting period applicable to the consummation of the merger has not expired or been terminated under the HSR Act. The deposit is payable to us as liquidated damages if we terminate the amended merger agreement due to Western’s breach or if the merger has not been consummated by April 30, 2007 because the waiting period applicable to the consummation of the merger has not expired or been terminated under the HSR Act or any waiting period or any required consent under any applicable state or foreign competition or antitrust law has not expired or been obtained. At the effective time, the deposit will be paid over to the paying agent for distribution to our stockholders.

Restricted Stock

As a result of the merger, shares of our restricted stock that normally vest over a period of five years will vest immediately prior to the effective time of the merger, and the shares of restricted stock will be treated the same as the outstanding shares of common stock.

Stock Options

As a result of the merger, options to purchase our common stock that are outstanding as of the effective time of the merger will be cancelled. At the effective time of the merger, the holders of those options will become entitled to receive a cash payment in an amount equal to the number of shares subject to the option multiplied by the difference between $77.00 and the per share option exercise price, less the applicable withholding taxes.

Representations and Warranties

The amended merger agreement contains customary representations and warranties that we made to Western regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	authorization, execution, delivery and performance and the enforceability of the amended merger agreement and related matters;

•	our capitalization;

•	our subsidiaries;

•	absence of conflicts with, or violations of, organizational documents, other agreements or instruments, applicable laws, or other obligations as a result of the merger;

•	identification of required governmental filings and consents;

•	absence of any resulting change in the timing or vesting of payments to employees or other employee benefits;

•	accuracy of information contained in registration statements, reports and other documents that we file with the SEC and the compliance of our filings with the SEC with applicable federal securities law requirements;

•	absence of undisclosed liabilities;

•	maintenance and effectiveness of disclosure controls and procedures, and absence of fraud involving management or other employees;

•	litigation;

•	absence of certain changes or events affecting our business since December 31, 2005;

•	filing of tax returns and absence of unpaid taxes and tax-related audits or investigations;

•	employee benefits plans;

•	labor matters;

•	environmental matters;

•	intellectual property;

•	owned and leased property;

•	insurance;

•	absence of undisclosed brokers’ fees;

•	our material contracts and key customer relationships;

•	approval of the transaction by our board of directors; and

•	inapplicability of state anti-takeover statutes.

In addition, Western and Merger Sub made representations and warranties to us regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	authorization, execution, delivery and performance and the enforceability of the amended merger agreement and related matters;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	identification of required governmental filings and consents;

•	absence of undisclosed brokers’ fees;

•	absence of intention to divest the surviving corporation’s assets; and

•	availability of funds necessary for the merger, including the merger consideration.

Many of our representations and warranties and covenants are qualified by a “catastrophic material adverse effect” standard. A “catastrophic material adverse effect” means, with respect to Giant, any change, event or effect that, individually or taken together with other changes, events or effects, is materially adverse to the business, assets and liabilities (taken together), financial condition or results of operation of Giant and its subsidiaries on a consolidated basis or the ability of Giant to consummate the merger transaction, except that the following will not be considered to constitute a catastrophic material adverse effect:

•	any change resulting from (1) general political or economic conditions in the U.S. or other countries in which Giant or its subsidiaries operate, (2) factors generally affecting the petroleum refining industry, including changes in the price of crude oil and product prices, or (3) changes in laws or regulations affecting the petroleum refining industry generally (except, in each case, to the extent such change disproportionately affects Giant as compared to other companies in the petroleum refining industry);

•	any adverse change resulting from the pendency or announcement of the merger; or

•	any adverse change resulting from stockholder litigation instituted as a result of the amendment to the merger agreement.

For purposes of determining whether a catastrophic material adverse effect has occurred, only those changes, events or effects that have resulted in or would reasonably be expected to result in losses, liabilities, claims, costs or damages, net of any available insurance, of $10.0 million or more prior to December 31, 2011 are considered. In addition, a catastrophic material adverse effect is not deemed to have occurred until all changes, events or effects considered are likely to result in aggregate losses, liabilities, claims, costs or damages, net of any available insurance, of $200.0 million or more prior to December 31, 2011.

Covenants Relating to the Conduct of Our and Western’s Business

Through the effective time of the merger, we have agreed that we will do the following:

•	conduct, and cause our subsidiaries to conduct, operations in the ordinary course of business;

•	use, and cause our subsidiaries to use, commercially reasonable efforts to preserve our business organization and goodwill, keep available the services of our present officers and key employees, and maintain our business relationships with third parties;

•	notify Western of any of the following:

•	any material adverse change in our financial condition or business;

•	any termination, cancellation, repudiation or breach of our material contracts or any other relationship with a significant customer;

•	the institution of any material litigation or governmental complaint or investigation; or

•	the breach of any representation or warranty contained in the amended merger agreement;

•	make available to Western copies of any filings we make with the SEC; and

•	use, and cause our subsidiaries to use, our reasonable best efforts to maintain insurance consistent with our past practice.

During the same period, we have also agreed that, subject to certain exceptions, we will not do any of the following without the prior written consent of Western:

•	amend our certificate of incorporation or bylaws;

•	issue any shares of our capital stock, dispose of any treasury shares, effect any stock split, or otherwise change our capitalization, or grant any right or option to acquire any shares of our capital stock, other than pursuant to the exercise of outstanding options, warrants, conversion rights and other contractual rights;

•	increase the compensation or benefits of any director, officer, employee or agent;

•	enter into or amend any employment or severance agreement;

•	adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect;

•	declare, set aside or pay any dividend or make any other distribution or payment with respect to shares of our capital stock;

•	redeem, purchase or otherwise acquire, or permit any of our subsidiaries to redeem, purchase or acquire, any shares of our or our subsidiaries’ capital stock, or any option or right to acquire such shares, or make any commitment to take such action;

•	sell, lease or otherwise dispose of our assets, or permit any of our subsidiaries to sell, lease or dispose of its assets, other than in the ordinary course of business;

•	authorize, propose, agree to, enter into or consummate any merger, consolidation or business combination transaction with any other entity, or permit any of our subsidiaries to do the same, other than pursuant to contractual commitments in place at the time of executing the original merger agreement;

•	make any changes in accounting methods, except as may be required by a change in law or in generally accepted accounting principles;

•	make or rescind any tax election, settle or compromise any tax liability for more than $100,000, amend any tax return, consent to any extension or waiver of the limitation period applicable to any tax liability, or change our method of accounting for tax purposes, or allow any of our subsidiaries to do the same;

•	do any of the following, or permit our subsidiaries to do any of the following, except as set forth in our budget:

•	incur or guarantee indebtedness, or issue or sell any debt securities, warrants, or rights to acquire debt securities of a third party;

•	enter into any material lease or create any material liens on our property of the property of our subsidiaries other than in the ordinary course of business; or

•	make, or commit to make, or enter into any agreement that would require us to make, certain capital expenditures;

•	take any action reasonably expected to materially delay or adversely affect the ability to obtain any governmental consent or approval, or the expiration of any applicable waiting period required to consummate the merger;

•	terminate, amend, modify or waive any confidentiality or standstill agreement, other than non-material agreements entered into in the ordinary course of our business;

•	enter into or amend in any material respect any agreement with any holder of our capital stock;

•	cause or permit the acceleration of rights, benefits or payments under any of our employee benefit plans;

•	split, combine, subdivide or reclassify our outstanding shares of capital stock;

•	purchase any shares of Western’s capital stock;

•	transact business in any country in which we or our subsidiaries are not currently transacting business, or allow any of our subsidiaries to do the same;

•	enter into any joint venture, partnership or other joint business venture with a third party;

•	issue any press release or make any public announcement, except in accordance with our past practices or as required by law or by a national securities exchange; or

•	authorize, or commit or agree to take, any of the foregoing actions.

In addition, during the same period, Western has agreed that, subject to certain exceptions, it will not do any of the following:

•	authorize, propose, agree to, enter into or consummate any merger, consolidation or business combination transaction with any other entity, or permit any of its subsidiaries to do the same, if such transaction would materially delay the consummation of the merger, except pursuant to contractual commitments in effect on the date of the original merger agreement;

•	adopt a plan of complete or partial liquidation;

•	take any action reasonably expected to materially delay or adversely affect the ability to obtain any governmental consent or approval, or the expiration of any applicable waiting period required to consummate the merger;

•	acquire, or permit any of its subsidiaries to acquire, beneficial ownership of more than 4.9% of our shares, other than pursuant to the merger; or

•	authorize, or commit or agree to take, any of the foregoing actions.

Debt Tender Offer

Western may request that we commence a cash tender offer to purchase all of our outstanding 11% Senior Subordinated Notes due 2012 and/or our outstanding 8% Senior Subordinated Notes due 2014 and a consent solicitation in order to amend certain covenants contained in the indentures to which such Senior Subordinated Notes are subject. In the event that Western requests that we commence the debt tender offer and consent solicitation, Western has agreed to pay directly to the dealer manager and the information agent all compensation owed to them under their respective agreements, whether or not the merger is consummated. If we commence the debt tender offer and consent solicitation but the merger is not consummated for any reason other than our breach, Western will reimburse us for our costs up to $250,000. Western has informed us that they do not intend to request that we commence a cash tender offer for these notes, but that they intend to call the 8% Senior Subordinated Notes due 2014 for redemption pursuant to their terms, including the payment of the make-whole premium, promptly after the effective time of the merger, and that they intend to call the 11% Senior Subordinated Notes due 2012 for redemption pursuant to their terms, including the payment of a scheduled prepayment premium, promptly after May 15, 2007.

No Solicitation

During the period beginning on November 13, 2006 and continuing until December 13, 2006, we and our officers, directors, employees, agents and representatives, including our investment bankers, attorneys and accountants, were permitted to and did initiate, solicit and encourage acquisition proposals by third parties. An acquisition proposal is defined in the amended merger agreement as an inquiry, proposal or offer with respect to a third party tender offer, merger, consolidation, business combination, sale of assets, sale of stock or joint venture or similar transaction involving our assets or stock, or an acquisition of our stock, business or assets in a single transaction or a series of related transactions. Despite our efforts, we did not receive any acquisition proposals during this time period.

After December 13, 2006, and until our stockholders adopt the amended merger agreement and approve the merger, we agreed not to solicit, initiate or encourage any acquisition proposal by a third party, or provide information to or participate in discussions or negotiations with a third party, except that we may provide information to and participate in discussions or negotiations with a third party if we receive an unsolicited bona fide acquisition proposal and if:

•	the third party has entered into a customary confidentiality agreement, which would not prevent us from complying with our non-solicitation obligations to Western;

•	our board determines in good faith, after consultation with our financial advisors, that it is reasonably likely that the acquisition proposal will result in a superior proposal; and

•	our board determines in good faith after consultation with outside counsel that the failure to so act would be inconsistent with its fiduciary obligations under applicable law.

A superior proposal is an acquisition proposal that our board determines in good faith and after consultation with its financial advisors, taking into account all financial considerations, including the legal, financial, regulatory and other aspects of the acquisition proposal deemed relevant by our board, the identity of the third party making the acquisition proposal, and the conditions and prospects for completing the acquisition proposal, is reasonably likely to result in a transaction more favorable to our stockholders from a financial point of view than the merger.

We have agreed to promptly notify Western of our receipt of any acquisition proposal, request for information or inquiry with respect to any acquisition proposal, the material terms of any such acquisition proposal or inquiry, and the identity of the person making any such acquisition proposal or inquiry. We are also required to keep Western informed of any material changes, additions or adjustments to the terms of any such acquisition proposal or inquiry. We must also give Western written notice prior to our board participating in any such discussions or negotiations or provide any information to the third party.

Nothing in the amended merger agreement prohibits us from taking and disclosing a position to our stockholders with respect to a tender offer or from making any required disclosure to our stockholders if our board determines in good faith that failure to do so would be inconsistent with its obligations under applicable law.

Indemnification and Insurance

Western has agreed that, for a period of six years following the effective time of the merger, it and Giant as the surviving corporation will indemnify Giant’s current and former directors and officers against losses arising out of or pertaining to the fact that those persons were directors or officers of Giant. Western has also agreed to cause the surviving corporation to maintain in effect for six years after the merger a directors’ and officers’ liability insurance policy covering the current and former officers and directors with respect to matters existing or occurring at or prior to the effective time of the merger. However, Western is not required to pay an annual premium for the insurance in excess of 200% of the last annual premium we paid. Giant has the right, with Western’s consent, to satisfy the insurance requirement by purchasing a six year “tail” insurance policy. For more information, please refer to “The Merger — Interests of Certain Persons in the Merger” and “— Indemnification of Officers and Directors.”

Benefit Arrangements

Western has agreed to honor, and cause its subsidiaries to honor, all employee benefit plans, contracts, agreements and binding commitments of Giant entered into prior to the date of the original merger agreement. In addition, Western has agreed that, for a period of at least 12 months following the merger, the benefits taken as a whole offered under Western’s or the surviving corporation’s benefit plans, programs, policies and arrangements to continuing employees will be no less favorable than the benefits offered to such employees prior to the merger. Continuing employees are those of our employees who continue as employees of the surviving corporation or its subsidiaries following the merger. Western has agreed to give continuing employees full credit for prior service with us for purposes of eligibility and vesting under Western’s employee benefits plans and the determination of benefits levels under Western’s employee benefits plans relating to vacation or severance. In addition, Western will implement a severance plan with respect to any of our employees whose employment is terminated without cause within 12 months following the date of the merger, which will pay such employees two week’s compensation for each year of service with Giant and one week for each year of service with a company acquired by Giant, up to a maximum of one year’s salary.

Western has agreed to honor our binding commitments set forth in our ESOP Substitute Excess Deferred Compensation Benefit Plan. Western also has agreed to make the allocations under the Giant Industries, Inc. and Affiliated Companies Deferred Compensation Plan and mandatory matching and 3% supplemental contributions under the Giant Industries & Affiliated Companies 401(k) Plan due up to the date of the merger, to the extent not made by Giant prior to the date of the merger, in each case as set forth in the amended merger agreement.

In January 2007, bonuses were paid pursuant to our existing 2006 Management Discretionary Bonus Plan. The amended merger agreement also permits us to establish an additional bonus pool to be paid on the effective date of the merger to our employees in our board’s discretion. The maximum amount of bonuses that we are permitted to pay pursuant to our 2006 Management Discretionary Bonus Plan and the additional bonus pool is $9.5 million.

In addition, Western has agreed to pay any excise taxes imposed as a result of the merger on the compensation of employees who have employment agreements with Giant, including any tax on the amount of the payment made. Western will also continue in effect certain retiree medical coverage offered by Giant or provide equivalent coverage.

Conditions to the Merger

Our and Western’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	our stockholders must have adopted the amended merger agreement and approved the merger;

•	(1) the applicable waiting period under the HSR Act must have expired or been terminated and (2) any mandatory waiting period or required consent under any applicable state or foreign competition or antitrust law or regulation must have expired or been obtained, except in the case of clause (2) of this bullet point where the failure to observe such waiting period or obtain such consent would not reasonably be expected to delay or prevent the consummation of the merger or have a material adverse effect on the expected benefits of the transactions contemplated by the amended merger agreement to Western; and

•	none of the parties to the amended merger agreement shall be subject to any decree, order or injunction of a court of competent jurisdiction, United States or foreign, which prohibits the consummation of the merger, and no statute, rule or regulation shall have been enacted by any governmental authority which prohibits or makes unlawful the consummation of the merger.

In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Western in the amended merger agreement that are qualified by reference to materiality must be true and correct, and the representations and warranties of Western in the amended merger agreement that are not so qualified must be true and correct in all material respects; and

•	Western and Merger Sub must have performed, in all material respects, their respective covenants and agreements required to be performed by them under the amended merger agreement.

In addition, the obligation of Western and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	our representations and warranties in the amended merger agreement that are qualified by reference to catastrophic material adverse effect or any other materiality qualification must be true and correct, and our representations and warranties in the amended merger agreement that are not so qualified must be true and correct in all material respects;

•	we must have performed, in all material respects, all covenants and agreements required to be performed by us under the amended merger agreement, except to the extent the covenants and agreements are qualified by catastrophic material adverse effect and our failure to perform such covenants has not and would not reasonably be expected to have such an effect;

•	the consulting and non-competition agreement entered into as of August 26, 2006, as amended, between Fred L. Holliger and Western, which is to be effective as of the effective time of the merger, must remain in full force and effect;

•	the number of dissenting shares shall not exceed 20% of the total number of shares of our common stock outstanding; and

•	if Western has requested that we commence a tender offer and consent solicitation with respect to our outstanding 11% Senior Subordinated Notes due 2012 and/or our outstanding 8% Senior Subordinated

Notes due 2014, then not less than a majority of the aggregate principal amount of the applicable Senior Subordinated Notes shall have been tendered and accepted for payment by us in accordance with the terms of the debt tender offer, and the indenture amendments applicable with respect to the applicable Senior Subordinated Notes shall become effective, in each case concurrently with the effectiveness of the merger.

Termination

The amended merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (notwithstanding any approval by our stockholders):

•	by the mutual written consent of us and Western;

•	by either us or Western, if:

•	the merger has not consummated by April 30, 2007, provided that this right to terminate is not available to any party whose failure to fulfill in any material respect any obligation under the amended merger agreement has been a principal cause of or resulted in the failure of the merger to occur by April 30, 2007; or

•	any governmental order, decree, ruling or action permanently restraining, enjoining or otherwise prohibiting the merger shall become final and non-appealable, provided that such party has complied with its obligations set forth in the amended merger agreement with respect to such matter;

•	by Western, if:

•	our board withdraws, modifies, withholds or changes its recommendation, in a manner adverse to Western, that our stockholders adopt the amended merger agreement, or recommends a superior proposal; or

•	unless Western is in material breach of any representation, warranty, covenant or agreement such that the conditions of our obligation to effect the merger would not be satisfied, circumstances exist or have occurred such that certain of the conditions of Western’s obligation to effect the merger would not be satisfied and such circumstances are not curable or, if curable, are not cured within 30 days after written notice is given to us;

•	by us, if:

•	prior to our stockholders adopting the amended merger agreement and approving the merger, our board withdraws its approval or recommendation of the merger with Western and recommends or declares advisable to our stockholders a superior proposal, provided that (1) we inform Western of our intent to effect such termination at least four business days prior to such termination, (2) we disclose the terms and conditions of the superior proposal and the identity of the third party, and provide copies of the documentation regarding the superior proposal, (3) we provide Western a reasonable opportunity during the four-business day period to adjust the terms and conditions of the amended merger agreement and to negotiate adjusted terms and conditions such that our board determines (in good faith, after consultation with nationally recognized outside legal counsel) that the third-party proposal is no longer considered a superior proposal, and (4) we pay Western a termination fee and reimburse Western for its expenses; or

•	unless we are in material breach of any representation, warranty, covenant or agreement such that certain of the conditions of Western’s obligation to effect the merger would not be satisfied, circumstances exist or have occurred such that our conditions to effect the merger would not be satisfied and such circumstances are not curable or, if curable, are not cured within 30 days after written notice is given to Western.

Termination Fee

The amended merger agreement obligates us to pay a termination fee to Western of $34 million, plus reimburse up to $1 million of Western’s expenses relating to the transactions contemplated by the amended merger agreement, if:

•	we terminate the amended merger agreement prior to the special meeting because our board has withdrawn its approval or recommendation of the merger with Western and recommends or declares advisable to our stockholders a superior proposal, and Western elects not to adjust the terms and conditions of the amended merger agreement in a manner that would permit our board to conclude (in good faith, after consultation with nationally recognized outside legal counsel) that the third-party proposal is no longer a superior proposal; or

•	the amended merger agreement is terminated by Western because our board withdraws, modifies, withholds or changes, in a manner adverse to Western, its recommendation or approval of the amended merger agreement or the merger, or recommends a superior proposal.

In the event that we terminate the amended merger agreement due to a Western breach, or if the merger has not been consummated by April 30, 2007 because the waiting period applicable to the consummation of the merger has not expired or been terminated under the HSR Act or any waiting period or any required consent under any applicable state or foreign competition or antitrust law has not expired or been obtained, then we are entitled to retain the $25 million deposit as liquidated damages as our sole remedy. See “The Merger — Deposit.”

If the amended merger agreement is terminated for any reason other than a termination by Western following our breach of the amended merger agreement, and as of the date of termination we have undertaken any debt tender offer at the request of Western, then Western shall reimburse us for our reasonable costs and expenses incurred in connection with the debt tender offer, up to $250,000. See “The Merger — Debt Tender Offer.”

Amendment

The parties may amend the amended merger agreement at any time before or after adoption of the amended merger agreement by our stockholders. After stockholder approval has been obtained, however, the parties may not amend the amended merger agreement in a manner that by law requires further approval by our stockholders without obtaining such further approval.

APPRAISAL RIGHTS

Delaware law entitles the holders of shares of our common stock, who follow the procedures specified in Section 262 of the General Corporation Law of the State of Delaware, to have their shares appraised by the Delaware Court of Chancery and to receive “fair value” of these shares as of completion of the merger in place of the merger consideration, as determined by the court.

In order to exercise appraisal rights, a holder must demand and perfect the rights in accordance with Section 262.

The following description is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the General Corporation Law of the State of Delaware, the full text of which appears in Annex C to this proxy statement.

Section 262 requires that stockholders on the record date for the special meeting be notified not less than 20 days before the special meeting that appraisal rights will be available. A copy of Section 262 must be included with the notice. This proxy statement constitutes our notice to the holders of shares of our common stock of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must:

•	be a holder of record of shares of our common stock;

•	deliver to us a written demand for appraisal of your shares of Giant common stock before the vote of stockholders with respect to the amended merger agreement is taken;

•	not vote in favor of the merger; and

•	continuously hold your shares of our common stock through the completion of the merger.

Neither voting (in person or by proxy) against, abstaining from voting on nor failing to vote on the proposal to adopt the amended merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the General Corporate Law of the State of Delaware. The written demand for appraisal must be in addition to and separate from any proxy or vote. If the written demand for appraisal is made in accordance with the requirements of Delaware law, failure to vote against the merger (that is, abstaining) will not operate as a waiver of the stockholder’s appraisal rights.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his, her or its name appears on his, her or its stock certificates, and must state that such person intends thereby to demand appraisal of his, her or its shares of our common stock in connection with the merger. If the shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder, such as a broker who holds shares of our common stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of our common stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of our common stock as to which appraisal is sought and where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock which are held in the name of the record owner. Stockholders who hold their shares of our common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All demands for appraisal should be made in writing and addressed to the Corporate Secretary of Giant at 23733 North Scottsdale Road, Scottsdale, Arizona 85255 before the stockholder vote on the amended merger agreement and the merger is taken at the special meeting. The demand must reasonably inform us of the identity of the holder and the intention of the holder to demand appraisal of his, her or its shares of common stock. If your shares of our common stock are held through a broker, bank, nominee or other third party, and you wish to demand appraisal rights you must act promptly to instruct the applicable broker, bank nominee or other third party to follow the steps summarized in this section.

Within 10 days after the effective date of the merger, the surviving corporation must give written notice of the date the merger became effective to each holder who has properly filed a written demand for appraisal and has not voted in favor of the merger. At any time within 60 days after the effective date, any holder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the amended merger agreement for his or her shares of our common stock. Within 120 days after the effective date, either the surviving corporation or any holder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery (which we refer to as the Chancery Court) demanding a determination of the fair value of the shares of our common stock held by all holders entitled to appraisal. Neither Giant nor Western has any intention or obligation to file such a petition. Accordingly, the failure of a holder to file a petition in the Chancery Court demanding a determination of the fair value of the shares within 120 days after the effective time could nullify the holder’s previously written demand for appraisal. Within 120 days after the effective time of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to such holder within 10 days after a written request for the statement has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for appraisal is duly filed by a holder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached by the surviving corporation. After notice to dissenting holders of the time and place of the hearing of the petition, the Chancery Court is empowered to conduct such a hearing. At the hearing, the Chancery Court will determine those holders who have complied with Section 262 and who have become entitled to appraisal rights. The Chancery Court may require the holders who have demanded an appraisal for their shares of our common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that holder.

After determination of the holders entitled to appraisal of their shares of our common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the fair value is determined, the Chancery Court will direct the payment of the value, with interest, if any, to the holders entitled to receive payment, upon surrender by such holders of the certificates representing the applicable shares of our common stock.

In determining fair value and the fair rate of interest, if any, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares of Giant common stock as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the amended merger agreement.

Costs of the appraisal proceeding may be imposed upon the parties participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a holder, the Chancery Court may order all or a portion of the expenses incurred by any holder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of our common stock entitled to appraisal.

Any holder who has demanded appraisal rights will not, from and after the effective date of the merger, be entitled to vote shares of Giant common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distributions payable to our stockholders of record at a date prior to the effective date of the merger; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the holder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that holder to appraisal will cease and that holder will be entitled to receive the cash payment for his, her or its shares of our common stock pursuant to the amended merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Chancery Court will be dismissed without the approval of the Chancery Court and may be subject to conditions the Chancery Court deems just.

In view of the complexity of Section 262, holders of shares of our common stock who may wish to pursue appraisal rights should promptly consult their legal advisors.

MARKET PRICE AND DIVIDEND DATA

Our common stock is traded on The New York Stock Exchange under the symbol “GI.” The table below shows, for the periods indicated, the high and low closing sales prices for shares of our common stock as reported by The New York Stock Exchange.

	Giant Common Stock
	Low	High

Year Ended December 31, 2004
First Quarter	$11.71	$25.44
Second Quarter	$15.37	$22.16
Third Quarter	$20.29	$27.25
Fourth Quarter	$22.00	$28.98
Year Ended December 31, 2005
First Quarter	$23.54	$31.81
Second Quarter	$25.52	$36.49
Third Quarter	$35.90	$59.74
Fourth Quarter	$47.80	$60.50
Year Ended December 31, 2006
First Quarter	$53.90	$69.89
Second Quarter	$56.74	$75.13
Third Quarter	$64.91	$82.22
Fourth Quarter	$74.20	$81.45
Year Ended December 31, 2007
First Quarter (through January 31, 2007)	$71.43	$75.35

On August 25, 2006, the last full trading day prior to the first public announcement of the proposed merger, our common stock closed at $71.79. On January 31, 2007, the last practicable trading day prior to the date of this proxy statement, our common stock closed at $74.87. Stockholders should obtain a current market quotation for our common stock before making any decision with respect to the adoption of the amended merger agreement and the approval of the merger. On January 26, 2007, there were approximately 212 holders of record of our common stock.

Our board of directors suspended the payment of cash dividends on our common stock in the fourth quarter of 1998. At the present time, we have no plans to reinstate such dividends. Under the amended merger agreement, we have agreed not to pay any cash dividends on our common stock before the closing of the merger or the termination of the amended merger agreement. Following the merger, there will be no further market for our common stock.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning the beneficial ownership of our common stock as of January 26, 2007 (unless otherwise noted) by (1) each of our current directors, (2) certain current executive officers, and (3) all current executive officers and directors as a group. Except as otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares, except to the extent that authority is shared by spouses under applicable law. Our only outstanding class of equity securities is our common stock.

			Options
			Exercisable
			Within			Total
	Common		60 Days of			Beneficially	Percent
Name	Stock(1)		January 26, 2007	401(k)(2)		Owned	of Class

Fred L. Holliger	38,427		56,000	11,440		105,867	*
Morgan Gust	8,500	(3)	37,000	243		45,743	*
Mark B. Cox	1,800		4,500	2,843		9,143	*
Kim Bullerdick	2,200	(4)	0	6,177		8,377	*
Jack W. Keller	1,440		0	243		1,683	*
Donald M. Wilkinson	2,000		0 (5)	0	(5)	2,000	*
George Rapport	1,000		0 (5)	0	(5)	1,000	*
Larry DeRoin	1,000		0 (5)	0	(5)	1,000	*
Brooks Klimley	0		0 (5)	0	(5)	0	*
Executive Officers and Directors as a Group (13 Persons)	60,497		97,500	24,475		182,472	1.24%

*	Less than 1%

(1)	Includes holdings of restricted stock, if any.

(2)	The amount listed is the approximate number of our shares allocated to the Giant Stock Fund portion of the individual’s account in the Giant Industries, Inc. and Affiliated Companies 401(k) Plan (the “401(k)”) as of December 31, 2006. The Giant Stock Fund is composed primarily of our common stock and a small amount (approximately 5%) of short-term money market funds. Ownership in the Giant Stock Fund is measured in units rather than shares of common stock. Each 401(k) participant has the right to direct the 401(k) trustee to vote the participant’s proportionate share of the common stock underlying the units in the Giant Stock Fund. We determine a participant’s proportionate share by multiplying the total number of underlying shares held in the Giant Stock Fund by a fraction, the numerator of which is the number of underlying shares allocated to the participant and the denominator of which is the number of underlying shares allocated to all participants’ accounts as of the record date. The 401(k) trustee and the participants have shared dispositive power with respect to the underlying shares allocated to a participant’s account.

(3)	5,500 shares are held in a trust in which Mr. Gust and his spouse are settlors, co-trustees and beneficiaries.

(4)	400 shares are held in a trust in which Mr. Bullerdick is settlor, trustee and beneficiary.

(5)	To date, non-employee directors have not participated in our stock incentive plans or the 401(k).

The following table sets forth information concerning the beneficial ownership of our common stock as of January 26, 2007 (unless otherwise noted) by each stockholder who is known by us to own beneficially in excess of 5% of our outstanding common stock. Except as set forth below, no other person or entity is known by us to beneficially own more than 5% of our outstanding common stock.

	Amount and
	Nature of
	Beneficial		Percent
Name and Address of Beneficial Owners	Ownership		of Class

Gabelli entities	1,263,800	(1)	8.6%
Barclays entities	1,115,752	(2)	7.6%
Batterymarch Financial Management, Inc.	1,038,495	(3)	7.1%
200 Clarendon Street
Boston, Massachusetts 02116
Dimensional Fund Advisors Inc.	890,890	(4)	6.1%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Putnam, LLC dba Putnam Investments	856,105	(5)	5.8%
Sowood Capital Management LP	803,100	(6)	5.5%

(1)	As reported on a Schedule 13D, dated September 8, 2006. In the 13D, the following entities reported ownership of our shares:

GAMCO Asset Management Inc.	954,000
One Corporate Center
Rye, New York 10580
Gabelli Funds, LLC	203,000
One Corporate Center
Rye, New York 10580
Gabelli Securities, Inc.	79,800
One Corporate Center
Rye, New York 10580
MJG Associates, Inc.	12,000
One Corporate Center
Rye, New York 10580
Mario J. Gabelli	12,000
One Corporate Center
Rye, New York 10580
Gabelli Foundation, Inc.	3,000
One Corporate Center
Rye, New York 10580

1,263,800

(2)	As reported on a Schedule 13G, dated January 23, 2007. In the Schedule 13G, the following entities reported ownership of our shares:

Barclays Global Investors, NA	880,728
45 Fremont Street
San Francisco, California 94105
Barclays Global Fund Advisors	235,024
45 Fremont Street

San Francisco, California 94105
Total	1,115,752

Each of the entities has sole voting and dispositive power with respect to the shares noted except that Barclays Global Investors, NA has sole voting power only as to 828,511 shares.

(3)	As reported on a Schedule 13G, dated February 14, 2006, filed by Batterymarch Financial Management, Inc. The Schedule 13G states that various accounts managed by the filer have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, our shares. No account owns more than 5% of the shares outstanding.

(4)	As reported on a Schedule 13G, dated February 1, 2006, filed by Dimensional Fund Advisors Inc. (“Dimensional”). The Schedule 13G states that Dimensional, a registered investment advisor, furnishes investment advice to four registered investment companies, and serves as investment manager to other commingled group trusts and separate accounts (as used in this paragraph only, collectively, the “Funds”). The Schedule 13G further states that in its role as investment advisor or manager, Dimensional possesses both voting and/or investment power over our stock owned by the Funds, and may be deemed to be beneficial owner of our stock held by the Funds. The Schedule 13G states that all of our stock reported in the Schedule 13G is owned by the Funds, and that Dimensional disclaims beneficial ownership of these securities.

(5)	As reported on a Schedule 13G, dated February 3, 2006, filed by Putnam, LLC dba Putnam Investments (“PI”). PI, which is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), wholly owns two registered investment advisers: Putnam Investment Management, LLC, which is the investment adviser to the Putnam family of mutual funds, and The Putnam Advisory Company, LLC, which is the investment adviser to Putnam’s institutional clients. Both subsidiaries have dispositive power over the shares as investment managers, but each of the mutual fund’s trustees have voting power over the shares held by each fund, and The Putnam Advisory Company, LLC has shared voting power over the shares held by the institutional clients. Pursuant to Rule 13d-4, MMC and PI declare that the filing of the Schedule 13G is not deemed to be an admission by either or both of them that they are, for the purposes of Section 13(d) or 13(g), the beneficial owner of any securities covered by the Schedule 13G, and further state that neither of them have any power to vote or dispose of, or direct the voting or disposition of, any of the securities covered by the Schedule 13G.

(6)	As reported on a Schedule 13G, dated November 13, 2006, filed by Sowood Capital Management LP and Sowood Capital Management LLC, each Sowood entity shares voting and dispositive power over 803,100 shares of common stock. Sowood Capital Management LLC is the sole general partner of Sowood Capital Management LP. Jeffrey B. Larson may be deemed to beneficially own the common stock as he may be deemed to control Sowood Capital Management LLC. The principal business address of the Sowood entities and Mr. Larson is 500 Boylston Street, 17th Floor, Boston MA 02116.

DESCRIPTION OF GIANT INDUSTRIES, INC.

Giant Industries, Inc. is a Delaware corporation headquartered in Scottsdale, Arizona. Giant, through its subsidiaries, is a refiner and marketer of petroleum products. Giant owns and operates one Virginia and two New Mexico crude oil refineries. In addition, Giant owns a crude oil gathering pipeline system based in Farmington, New Mexico, which services the New Mexico refineries. Giant also owns finished products distribution terminals in Albuquerque, New Mexico and Flagstaff, Arizona, a fleet of crude oil and finished product truck transports, and a chain of retail service station/convenience stores in New Mexico, Colorado, and Arizona. Giant is also the parent company of Phoenix Fuel Co., Inc., Dial Oil Co. and Empire Oil Co., all of which are wholesale petroleum products distributors. Our common stock is listed on The New York Stock Exchange under the symbol “GI.”

DESCRIPTION OF WESTERN REFINING, INC.

Western Refining, Inc. is a Delaware corporation headquartered in El Paso, Texas. Western is an independent crude oil refiner and marketer of refined products and operates primarily in the Southwestern region of the United States, including Arizona, New Mexico, and West Texas. Western’s common stock is listed on The New York Stock Exchange under the symbol “WNR.”

DESCRIPTION OF NEW ACQUISITION CORPORATION

New Acquisition Corporation is a newly incorporated Delaware corporation and a direct, wholly-owned subsidiary of Western. New Acquisition Corporation was formed by Western exclusively for the purpose of effecting the merger. This is the only business of New Acquisition Corporation.

FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. If the merger is not completed, however, we will hold our 2007 Annual Meeting of Stockholders. If such meeting is held, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in our 2007 annual proxy statement were required to be sent to us by November 1, 2006 at 23733 North Scottsdale Road, Scottsdale, Arizona 85255, Attention: Kim H. Bullerdick, Corporate Secretary. All stockholder proposals must also meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in our proxy statement for our 2007 annual meeting.

In the event you desire to present a proposal at our 2007 annual meeting without seeking to have the proposal included in our proxy statement, our proxies will not be allowed to use their discretionary voting authority in connection with the proposal if you provide a written statement to us telling us that you intend to deliver a proxy statement and form of proxy to holders of at least the percentage of our voting shares required under applicable law to approve the proposal. The statement must be provided to us within the time period specified in our bylaws for the receipt of stockholder notices. Our bylaws provide that notice of your proposal must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the annual meeting. In the event, however, that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, to be timely, your notice must be received by us not later than the close of business on the 10th day following the day on which the notice of the date of the meeting was mailed or public disclosure was made, whichever first occurs. Your notice to us must set forth as to each matter you propose to bring before the meeting:

•	a brief description of the business desired to be brought before the meeting;

•	the reasons for conducting the business at the meeting;

•	in the event that the business includes a proposal to amend either our certificate of incorporation or bylaws, the language of the proposed amendment;

•	your name and address as they appear on our books;

•	the number of our shares you own; and

•	any material interest you have in our business;

You also must include the statement in your filed proxy materials. Immediately after you solicit the percentage of stockholders required to carry the proposal, you must also provide us with a statement from a solicitor or other person with knowledge confirming that the necessary steps have been taken to deliver a proxy statement and form of proxy to holders of at least the percentage of our voting shares required under applicable law to carry the proposal. All statements should be sent in writing to our corporate secretary at the address set forth on the first page of this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

Each of Giant and Western files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F. Street NE, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The filings of Giant and Western with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.”

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided or vote through the Internet or by telephone as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact Georgeson Shareholder, our proxy solicitor, toll-free at (866) 425-8556.

Annex A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
WESTERN REFINING, INC.,
NEW ACQUISITION CORPORATION
AND
GIANT INDUSTRIES, INC.
DATED AS OF AUGUST 26, 2006

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 26, 2006, is among WESTERN REFINING, INC., a Delaware corporation (“Parent”), NEW ACQUISITION CORPORATION, a Delaware corporation and a direct and wholly-owned subsidiary of Parent (“Merger Sub”), and GIANT INDUSTRIES, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), whereby each share of capital stock of the Company issued and outstanding prior to the Merger will be converted into the right to receive the Per Share Merger Consideration provided for herein;

WHEREAS, the board of directors of the Company has determined that the Merger is fair to and in the best interests of the Company and its stockholders; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE 1

THE MERGER

Section 1.1  THE MERGER.  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease. The Company (sometimes hereinafter referred to as the “Surviving Corporation”) shall be the surviving corporation in the Merger and shall be a wholly-owned, direct subsidiary of Parent. The Merger shall have the effects specified in the Delaware General Corporation Law (“DGCL”).

Section 1.2  THE CLOSING.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions) shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Parent and the Company may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

Section 1.3  EFFECTIVE TIME.  If all the conditions to the Merger set forth in Article 6 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in ARTICLE 7, on the Closing Date, a certificate of merger (the “Certificate of Merger”) meeting the requirements of Section 251 of the DGCL shall be properly executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time that the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the “Effective Time”).

Section 1.4  CERTIFICATE OF INCORPORATION.  At the Effective Time, the certificate of incorporation of the Company (other than the provisions of the certificate of incorporation of the Company setting forth the name of the Company and the incorporator of the Company, which shall not be amended), shall be amended to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

Section 1.5  BYLAWS.  The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

Section 1.6  DIRECTORS AND OFFICERS.  The directors and officers of the Surviving Corporation shall consist of the directors and officers of Merger Sub, as it existed immediately prior to the Effective Time, until changed in accordance with applicable law.

ARTICLE 2

CONVERSION OF THE COMPANY SHARES

Section 2.1  EFFECT ON CAPITAL STOCK.  At the Effective Time, the Merger shall have the following effects on the capital stock of the Company and Merger Sub, without any action on the part of the holder of any capital stock of the Company or Merger Sub:

(a) Conversion of the Company Shares.  Each share of common stock, $0.01 par value per share, of the Company (each a “Share”) issued and outstanding immediately prior to the Effective Time (other than any Shares (i) held by Parent, Merger Sub or any other wholly-owned Subsidiary (as defined in Section 8.9) of Parent, (ii) in the treasury of the Company or (iii) held by any wholly-owned Subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares (as defined in Section 2.3)) shall automatically be converted into the right to receive US$83.00, without interest, in cash (the “Per Share Merger Consideration”). The aggregate amount of the Per Share Merger Consideration in respect of all Shares entitled thereto is referred to as the “Merger Consideration.” The holder of a certificate that represented Shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificate, the Per Share Merger Consideration to which such holder is entitled pursuant to this Section 2.1(a).

(b) Cancellation of Shares.  As of the Effective Time, all Shares that are issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive a cash amount equal to the Per Share Merger Consideration multiplied by the number of Shares formerly represented by the Certificate, to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2.

(c) Merger Sub.  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and the Surviving Corporation shall thereby become a wholly-owned, direct Subsidiary of Parent.

Section 2.2  DEPOSIT; EXCHANGE OF CERTIFICATES

(a) Deposit.  On the first business day after the date hereof, Parent shall deposit $12,500,000 (the “Deposit”) into an escrow account with Wells Fargo Bank, N.A. (the “Escrow Agent”) pursuant to an Escrow Agreement of even date among the Company, Parent and the Escrow Agent (the “Escrow Agreement”). The Deposit shall be increased to $25,000,000 if the Closing has not occurred on or before November 30, 2006 because the condition set forth in Section 6.1(b) has not been satisfied. As provided in the Escrow Agreement, the Escrow Agent shall pay the Deposit to the Paying Agent (as defined below) to be applied towards the Merger Consideration at the Closing, or if this Agreement is terminated, to the Company or Parent, as the case may be, as provided in Section 7.5(b).

(b) Paying Agent; Payment of Merger Consideration.  Prior to the Closing Date, Parent shall appoint a bank or trust company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. On or before the Closing Date, Parent shall deposit (or cause to be deposited) the Merger Consideration (such cash consideration being hereinafter referred to as the “Merger Fund”) with the Paying Agent. The Merger Fund shall not include Per Share Merger Consideration for any Dissenting Shares, and the holders of Dissenting Shares shall not be entitled to receive payment of the Per Share Merger Consideration related to such Dissenting Shares from the Merger Fund. The Merger Fund shall not be used for any other purpose.

(c) Exchange Procedures.  Promptly after the Effective Time (but not later than five (5) business days after the date on which the Effective Time occurs), Parent shall cause the Paying Agent to mail or deliver to each Person (as defined in Section 8.9) who was, at the Effective Time, a holder of record of Shares and whose Shares are being converted into the right to receive the Per Share Merger Consideration pursuant to this Article 2 a letter of transmittal (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall otherwise be in a form and have such other provisions as Parent may reasonably specify) containing instructions for use by holders of Certificates to effect the exchange of their Certificates for the Per Share Merger Consideration as provided herein. As soon as practicable after the Effective Time, each holder of an outstanding Certificate or Certificates shall, upon surrender to the Paying Agent of such Certificate or Certificates and such letter of transmittal duly executed and completed in accordance with the instructions thereto (together with such other documents as the Paying Agent may reasonably request) and acceptance thereof by the Paying Agent (or, if such Shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such Shares on a book-entry account statement (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of Shares)), be entitled to an amount of cash (payable by check) equal to the Per Share Merger Consideration multiplied by the number of Shares formerly represented by such Certificate or Certificates. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If cash is to be remitted to a Person other than the Person in whose name the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes (as defined in Section 8.9) required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(c), at any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive the Per Share Merger Consideration upon such surrender. No interest shall be paid or shall accrue on any cash payable as Per Share Merger Consideration.

(d) No Further Ownership Rights.  All cash paid upon the surrender for exchange of Certificates formerly representing Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates, and, after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, then they shall be cancelled and exchanged as provided in this Article 2.

(e) Investment of Merger Fund.  The Paying Agent shall invest the Merger Fund as directed by Parent, provided that no gain or loss thereon shall affect the amounts payable to the Company’s stockholders pursuant to Section 2.1(a).

(f) Termination of Merger Fund.  Any portion of the Merger Fund which remains undistributed to the holders of Certificates for six (6) months after the Effective Time shall be delivered to Parent, and any holders of Certificates who have not theretofore complied with this ARTICLE 2 shall thereafter look only to Parent for payment of the Merger Consideration, subject to abandoned property, escheat and similar laws. Notwithstanding the foregoing, none of Parent, Surviving Corporation, the Paying Agent or any other Person shall be liable to any holder of a Certificate with regard to Per Share Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may require as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will distribute such Per Share Merger Consideration payable pursuant to this Agreement.

(h) Withholding.  Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Treasury Regulations”) or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Paying Agent.

Section 2.3  APPRAISAL RIGHTS.  The Shares outstanding immediately prior to the Effective Time and held by a holder who neither shall have voted in favor of the Merger nor shall have consented thereto in writing and who shall have properly demanded appraisal for such Shares in accordance with the DGCL are referred to herein as “Dissenting Shares”. Notwithstanding any other provision of this Agreement to the contrary, Dissenting Shares shall not be converted into a right to receive the Per Share Merger Consideration, and instead shall be entitled only to such rights as are provided under the DGCL. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such Shares shall no longer be deemed to be Dissenting Shares and shall be treated as if they had been converted at the Effective Time into the right to receive the Per Share Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of such Shares. Except as required by applicable law or with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.4  ADJUSTMENTS.  In the event that prior to the Effective Time, there shall have been declared or effected a stock split, subdivision, reverse stock split, consolidation and division, stock dividend or stock distribution (including any dividend, or distribution, of securities convertible into Shares), reorganization, recapitalization, reclassification or similar event made with respect to the Shares, the Per Share Merger Consideration shall be adjusted to reflect fully the appropriate effect of such event.

Section 2.5  EFFECT OF THE MERGER ON EQUITY AWARDS.

(a) Stock Options.  The board of directors of the Company (or the appropriate committee thereof) shall adopt such resolutions or take such other actions as shall be required to cause each Stock Option (as defined in Section 3.3) to terminate and be cancelled at the Effective Time, with each holder of a Stock Option entitled to receive from Parent at the Effective Time a Cash Amount in settlement of such Stock Option. The “Cash Amount” shall be equal to the net amount of (i) the product of (A) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of such Stock Option, multiplied by (B) the number of shares subject to such Stock Option, less (ii) any applicable withholdings for Taxes. If the exercise price per share of any Stock Option equals or exceeds the Per Share Merger Consideration, the Cash Amount therefor shall be $0.01 per share. Payment of the Cash Amount shall be communicated to each holder of Stock Options in a written notice from the Company that has been approved by Parent stating that, upon acceptance of the Cash Amount, such holder understands that no further payment is due to such holder on account of any Stock Options and all of such holder’s rights under such Stock Options have terminated. All amounts payable to a holder of an outstanding Stock Option shall be rounded to the nearest cent.

(b) Restricted Stock.  The Board of Directors of the Company (or the appropriate committee thereof) shall adopt such resolutions or take such other actions as shall be required to cause all restrictions on the then-outstanding shares of Restricted Stock (as defined in Section 3.3) to lapse immediately prior to the Effective Time. Each holder of Restricted Stock shall be treated as a holder of Shares issued and outstanding immediately prior to the Effective Time.

(c) Cancellation.  As of the Effective Time, except as provided in this Section 2.5, all rights under any Stock Options and any provision of the Company’s stock option plans providing for the issuance and grant of any other interest in respect of the capital stock of the Company shall be cancelled. The Company shall use its reasonable best efforts to ensure that, as of and after the Effective Time, except as provided in this Section 2.5, no Person shall have any rights with respect to securities of the Company, the Surviving Corporation or any Subsidiary thereof.

(d) Section 16 Exemption.  Prior to the Effective Time, the Company and Parent shall use their reasonable best efforts to cause the transactions contemplated by this Section 2.5 and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the Company to be exempt under Rule 16b-3 of the Exchange Act.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Parent concurrently with the execution hereof (the “Disclosure Letter”) or except for events or facts disclosed with reasonable specificity in the Company Reports (as defined in Section 3.7(a)) furnished or filed with the SEC on or after January 1, 2006 and prior to the date hereof, the Company represents and warrants to Parent and Merger Sub that:

Section 3.1  EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to transact business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.9). The Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of the Company’s restated certificate of incorporation and bylaws previously made available to Parent are true and correct and contain all amendments as of the date hereof.

Section 3.2  AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party. The consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action, other than, with respect to the Merger, the approval and adoption of this Agreement by the Company’s stockholders. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity.

Section 3.3  CAPITALIZATION.  The authorized capital stock of the Company consists of 50,000,000 Shares and 10,000,000 shares of Preferred Stock, $0.01 par value per share, of the Company (“Preferred Stock”). As of the date hereof, there were (a) 14,639,312 Shares issued and outstanding, (b) 3,751,980 Shares held by the Company as treasury shares, (c) no shares of Preferred Stock issued and outstanding, (d) 97,500 Shares subject to stock options to purchase Shares (“Stock Options”), all of which are vested as of the date hereof, and (e) 38,100 shares of restricted stock (“Restricted Stock”) issued and outstanding (all of which Shares of Restricted Stock are included in the issued and outstanding Shares described in clause (a)). All issued and outstanding Shares (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) were not issued in violation of the terms of any agreement or other understanding binding upon the Company and (iii) were issued in compliance with the restated certificate of incorporation and bylaws of the Company and all applicable federal and state securities laws, rules and regulations. Except (x) as set forth in this Section 3.3, (y) for any Shares issued pursuant to the exercise of the Stock Options referred to in subsection (d) above and (z) for Stock Options issued under the Company’s stock option plans after the date of this Agreement in compliance with Section 5.1 and the Shares issued pursuant to the exercise of such Stock Options, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, stockholder rights plan or similar instruments, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of the Company or any of its Subsidiaries. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

Section 3.4  SUBSIDIARIES.  Each of the Company’s Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or limited liability company power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to transact business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. All of the outstanding shares of capital stock of, or other ownership interests in, each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly (as specified on Schedule 3.4 of the Disclosure Letter), by the Company free and clear of all Liens (as defined in Section 3.6), except to the extent of any Liens set forth on Schedule 3.4 of the Disclosure Letter. Schedule 3.4 of the Disclosure Letter sets forth, for each Subsidiary of the Company, its name and jurisdiction of incorporation or organization. Except as set forth on Schedule 3.4 of the Disclosure Letter, no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights (whether by law, pre-emptive or contractual) to convert any obligations into or otherwise acquire shares of capital stock or ownership interests in any of the Subsidiaries of the Company are outstanding or will come into existence as a result of the execution of this Agreement or consummation of the transactions contemplated hereby.

Section 3.5  NO VIOLATION.  Neither the Company nor any of its Subsidiaries is, or has received notice that it would be with the passage of time, in violation of any term, condition or provision of (a) its charter documents or bylaws or operating agreement, as applicable, (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or (c) any order of any federal, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, any other regulatory body or arbitration board or tribunal (a “Governmental Authority”), or any law, ordinance, governmental rule or regulation to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any Governmental Authority, except, in the case of matters described in clause (b) or (c), as have not had and would not reasonably be expected to have a Material Adverse Effect. Except as has not had and would not reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of their respective businesses as now conducted or currently proposed to be conducted (the “Company Permits”) and (ii) the Company and its Subsidiaries are in compliance with the terms of the Company Permits. As of the date of this Agreement, to the knowledge of the Company, no material investigation by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened. As of the Closing Date, no investigation by any Governmental Authority with respect to the Company will be pending or threatened, except for any such investigation that would not reasonably be expected to have a Material Adverse Effect.

Section 3.6  NO CONFLICT.

(a) Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the restated certificate of incorporation or bylaws of the Company; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any liens, pledges, security interests, claims, preferential purchase rights or other similar rights, interests or encumbrances (“Liens”) upon any of the properties of the Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the Company or its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, Company Permit, lease, contract, agreement, joint venture or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to the Company or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any Governmental Authority, other than (i) the filings provided for in ARTICLE 1 of this Agreement, (ii) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”) or applicable state securities and “Blue Sky” laws, and applicable state or foreign competition or antitrust laws, (iii) such other consents, approvals, authorizations, filings or registrations as may be required under any Environmental Health or Safety Law (as defined in Section 3.13) pertaining to any notification, disclosure or required approval necessitated by the Merger, and (iv) such other consents, approvals, authorizations, filings or registrations the failure of which to obtain or make has not had and would not reasonably be expected to have a Material Adverse Effect ((i), (ii), (iii) and (iv), collectively, the “Regulatory Filings”)).

(c) Other than as contemplated by Section 3.6(b), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of the Company Permits and any contracts or leases of the Company or any of its Subsidiaries or for the Company to consummate the transactions contemplated hereby, except where the failure to receive such consents or other certificates has not had and would not reasonably be expected to have a Material Adverse Effect.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment from the Company (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of the Company under any Company Plan (as defined in Section 3.11) or otherwise; (ii) increase any benefits otherwise payable under any Company Plan or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

Section 3.7  SEC DOCUMENTS.

(a) The Company has made available to Parent each registration statement, report, proxy statement or information statement (other than preliminary materials) or other documents filed or furnished by it with the Securities and Exchange Commission (“SEC”) on or after January 1, 2005, each in the form (including exhibits and any amendments thereto) filed or furnished with the SEC prior to the date hereof (collectively, the “Company Reports”), and the Company has filed or furnished all forms, reports and documents required to be filed or furnished by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since such time. As of their respective dates, the Company Reports (i) were prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and complied with the then applicable accounting requirements and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein (with respect to any prospectus, in the light of the circumstances under which they were made) not misleading.

(b) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of operations, cash flows and stockholders’ equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except, in the case of unaudited statements, for year-end audit adjustments and as otherwise may be noted therein. There are no obligations or liabilities of any nature, whether accrued, absolute, contingent or otherwise, of the Company or any of its Subsidiaries, other than those liabilities and obligations (i) that are disclosed or otherwise reflected or reserved for in the financial statements and the notes thereto included in the Company Reports (the “Company Financial Statements”), provided that such liabilities are reasonably apparent on the face of the Company Financial Statements, (ii) that are not required under generally accepted accounting principles to be disclosed, reflected or reserved for in the Company Financial Statements, (iii) that have been incurred in the ordinary course of business since June 30, 2006, (iv) related to expenses associated with the transactions contemplated by this Agreement or (v) that have not had and would not reasonably be expected to have a Material Adverse Effect.

(c) Based on the evaluation of its controls and procedures conducted in connection with the preparation and filing of the Company’s most recent Quarterly Report on Form 10-Q, the Company has no knowledge of (i) any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting that are likely to adversely affect the Company’s ability to record, process, summarize and report financial data; or (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting.

(d) Since the date of the most recent evaluation of such controls and procedures, there have been no significant changes in the Company’s internal controls that materially affected or are reasonably likely to materially affect the Company’s internal controls over financial reporting.

Section 3.8  LITIGATION AND LIABILITIES.  There are no actions, suits or proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Authority, other than those that have not had and would not reasonably be expected to have a Material Adverse Effect.

There are no outstanding judgments, decrees, injunctions, awards or orders of any Governmental Authority against the Company or any of its Subsidiaries, other than those that have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.9  ABSENCE OF CERTAIN CHANGES.  Since December 31, 2005, except as contemplated by this Agreement, the Company has conducted its business only in the ordinary and usual course of business and, during such period, there has not been (i) any event, condition, action or occurrence that has had or would reasonably be expected to have a Material Adverse Effect; (ii) any change by the Company or any of its Subsidiaries in any of its accounting methods, principles or practices, except for changes required by generally accepted accounting principles, or any of its Tax methods, practices or elections, except for any changes that have not had and would not reasonably be expected to have a Material Adverse Effect; (iii) any damage, destruction, or loss to the business or properties of the Company and its Subsidiaries not covered by insurance, except as has not had and would not be reasonably expected to have a Material Adverse Effect; (iv) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or any other acquisition by the Company of any such stock; (v) any change in the capital stock or in the number of shares or classes of the Company’s authorized or outstanding capital stock (other than as a result of issuances under the Company’s stock option plans permitted hereunder pursuant to Section 5.1 or exercises of outstanding Stock Options); or (vi) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan for the benefit of any directors, officers or key employee of the Company or any of its Subsidiaries, other than bonuses and salary increases for employees who are not directors or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice.

Section 3.10  TAXES.

(a) Each of the Company and its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which any such corporation is or was a member has (i) duly filed (or there has been filed on its behalf) on a timely basis (taking into account any extensions of time to file before the date hereof) with appropriate Governmental Authorities all Tax Returns (as defined in Section 8.9) required to be filed by or with respect to it, except to the extent that any failure to file would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with generally accepted accounting principles (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all Taxes required to be paid by it other than those being contested in good faith by the Company or a Subsidiary of the Company and adequately provided for on the Company Financial Statements.

(b) Except for matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the federal income Tax Returns of the Company and each of its Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) for all periods; (ii) there is no pending or, to the knowledge of the Company, threatened examination, investigation, audit, suit, action, claim or proceeding relating to Taxes of the Company or any of its Subsidiaries; (iii) all deficiencies asserted as a result of any examinations of the Company and its Subsidiaries by any Tax Authority (as defined in Section 8.9) have been paid fully, settled or adequately provided for in the Company Financial Statements; (iv) as of the date hereof, neither the Company nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the filing of any Tax Return or the assessment of any Taxes of the Company or any of its Subsidiaries that will be outstanding as of the Effective Time; (v) neither the Company nor any of its Subsidiaries has granted a power of attorney that remains outstanding with regard to any Tax matter; (vi) neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement; and (vii) there are no Tax Liens on any assets of the Company or its Subsidiaries except for (A) Taxes not yet currently due and (B) matters being contested by the Company or its Subsidiaries in good faith for which adequate reserves are reflected in the Company Financial Statements.

(c) Neither the Company nor any of its Subsidiaries is now or has ever been a United States real property holding company within the meaning of Section 897(c)(2) of the Code.

(d) Neither the Company nor any of its Subsidiaries has ever participated, directly or indirectly, in a transaction which is described in Treasury Regulation Sections 1.6011-4(b), and neither the Company nor any of its Subsidiaries has ever held “an interest” in a “potentially abusive tax shelter,” as those terms are defined in Treasury Regulation Section 301.6112-1.

(e) Neither the Company nor any of its Subsidiaries has ever been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(f) The Company and its Subsidiaries have properly withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to employees, independent contractors, creditors, stockholders and other third parties.

Each reference to a provision in this Section 3.10 shall be treated for state, local and foreign Tax purposes as a reference to analogous or similar provisions of state, local and foreign law.

Section 3.11  EMPLOYEE BENEFIT PLANS.

(a) For purposes of this Section 3.11, the Subsidiaries of the Company shall include any enterprise which, with the Company, forms or formed a controlled group of corporations, a group of trades or business under common control or an affiliated service group, within the meaning of Section 414(b), (c) or (m) of the Code.

(b) All employee benefit plans, programs, arrangements and agreements (whether or not described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not written or oral and whether or not legally enforceable (in part or in full)) covering active, former or retired employees of the Company and its Subsidiaries which provide material benefits to such employees, or as to which the Company or any of its Subsidiaries has any material liability or material contingent liability, are listed on Schedule 3.11(b) of the Disclosure Letter (the “Company Plans”).

(c) The Company has made available to Parent a true, correct and complete copy of each of the Company Plans, and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and record-keeping agreements, each as in effect on the date hereof. In the case of any Company Plan that is not in written form, Parent has been supplied with an accurate description of such Company Plan as in effect on the date hereof. A true, correct and complete copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description and IRS determination or opinion letter with respect to each Company Plan, to the extent applicable, and the most recent schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Company Plan have been made available to Parent. There have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports supplied that have had or would reasonably be expected to have a Material Adverse Effect.

(d) All Company Plans comply in form and have been administered in operation in all material respects with all applicable requirements of law, excluding any deficiencies that have not had and would not reasonably be expected to have a Material Adverse Effect, no event has occurred which will or could cause any such Company Plan to fail to comply with such requirements, excluding any deficiencies that have not had and would not reasonably be expected to have a Material Adverse Effect, and no notice has been issued by any Governmental Authority questioning or challenging such compliance.

(e) All required employer contributions under any such plans have been made or will be timely made as of the Effective Time or properly reflected on the Company Financial Statements in accordance with generally accepted accounting principals, except for any deficiencies that have not had and would not reasonably be expected to have a Material Adverse Effect. No changes in contributions or benefit levels with respect to any of the Company Plans have been communicated to employees or are scheduled to occur after the date of this Agreement other than in the ordinary course of business.

(f) To the extent applicable, the Company Plans comply in all material respects with the requirements of ERISA, the Code and any other applicable Tax act and other applicable laws, and any Company Plan intended to be qualified under Section 401(a) of the Code has received or made timely application for a favorable determination or opinion letter from the IRS that such Company Plan is in compliance with “GUST,” all amendments required to be made to such Company Plan after the issuance of the “GUST” determination or opinion letter have been timely made and no amendment has been made or action taken that could cause the loss of such qualified status.

(g) No Company Plan is or has ever been subject to Title IV of ERISA or Section 412 of the Code.

(h) There are no pending or, to the knowledge of the Company, anticipated material claims against or otherwise involving any of the Company Plans and no material suit, action or other litigation has been brought against or with respect to any Company Plan or any of the fiduciaries thereof.

(i) Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur any liability under Section 412 of the Code, Section 302 of ERISA or subtitle C or D of Title IV of ERISA with respect to any “single-employer plan,” within the meaning of section 4001(a)(15) of ERISA, currently or formerly sponsored, maintained, or contributed to (or required to be contributed to) by the Company, any of its Subsidiaries or any entity which is considered one employer with the Company under Section 4001 of ERISA.

(j) Neither the Company nor any of its Subsidiaries has incurred and or reasonably expects to incur any liability under subtitle E of Title IV of ERISA with respect to any “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA.

(k) None of the assets of any Company Plan is invested in employer securities (as defined in Section 407(d)(1) of ERISA) or employer real property (as defined in Section 407(d)(2) of ERISA).

(l) There have been no material “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan.

(m) There have been no acts or omissions by the Company or any of its Subsidiaries which have given rise to or may give rise to material fines, penalties, Taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any of its Subsidiaries are or may be liable.

(n) Each Company Plan which constitutes a “group health plan” (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code), including any plans of current and former affiliates which must be taken into account under Sections 4980B and 414(t) of the Code or Section 601 of ERISA, has been operated in material compliance with applicable law, including coverage requirements of Sections 4980B of the Code, Chapter 100 of the Code and Section 601 of ERISA to the extent such requirements are applicable.

(o) Neither the Company nor any of its Subsidiaries has any liability or contingent liability for providing, under any Company Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code.

(p) Obligations under the Company Plans are properly reflected in the Company Financial Statements in accordance with generally accepted accounting principles.

(q) Each Company Plan may be amended or terminated without material liability (other than with respect to the payment of benefits in the ordinary course) to the Company or any of its Subsidiaries at any time and without contravening the terms of such plan, or any law or agreement. Except as set forth in this Agreement, following the Effective Time, Parent or any of its Subsidiaries (or any successors thereto) may amend or terminate or cause to be amended or terminated any Company Plan without material liability (other than with respect to the payment of benefits in the ordinary course) to Parent or any of its Subsidiaries (or successors thereto).

(r) Except with respect to the Merger Consideration or as otherwise specifically provided for in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due to any employee or group of employees. No Company Plan provides for the payment of any amounts that could reasonably be expected to be an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(s) Each Company Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code has been administered in material compliance with Section 409A of the Code since January 1, 2005 and either has been or shall be timely amended to comply in form with Section 409A of the Code and applicable guidance issued pursuant thereto.

Section 3.12  LABOR MATTERS.

(a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

(b) Neither the Company nor any of its Subsidiaries is subject to any labor dispute, strike or work stoppage that has had or would reasonably be expected to have a Material Adverse Effect.

(c) To the Company’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

Section 3.13  ENVIRONMENTAL MATTERS.

(a) The Company and its Subsidiaries and their respective businesses and operations have been and are in compliance in all material respects with all applicable final and binding orders of any court, Governmental Authority or arbitration board or tribunal and any applicable law, policy, decree, edict, ordinance, rule, regulation, standard or other legal requirement (including common law) related to human health and the environment (“Environmental Health and Safety Laws”) and possess and are in compliance in all material respects with any permits or licenses required under Environmental Health and Safety Laws. There are no past or present facts, conditions or circumstances that materially interfere with the conduct of the business and operations of the Company and its Subsidiaries in the manner now conducted or which materially interfere with continued compliance with any Environmental Health and Safety Law.

(b) There are no judicial or administrative proceedings or governmental investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that allege the material violation of or seek to impose material liability pursuant to any Environmental Health and Safety Law, and there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with the businesses and operations of the Company and its Subsidiaries, including but not limited to on-site or off-site disposal, release or spill of any material, substance or waste classified, characterized or otherwise regulated as hazardous, toxic, pollutant, contaminant or words of similar meaning under Environmental Health and Safety Laws, including petroleum or petroleum products or byproducts (“Hazardous Materials”) which constitute a material violation of Environmental Health and Safety Law or are reasonably likely to give rise to (i) material costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any

Environmental Health and Safety Law, (ii) material claims arising for personal injury, property damage or damage to natural resources, or (iii) material fines, penalties or injunctive relief.

(c) Neither the Company nor any of its Subsidiaries has (i) received any written notice of material noncompliance with, material violation of, or material liability or potential liability under any Environmental Health and Safety Law nor (ii) entered into any material consent decree, order or similar agreement. Neither the Company nor any of its Subsidiaries is subject to any material order of any court or Governmental Authority or tribunal under any Environmental Health and Safety Law relating to the cleanup of any Hazardous Materials

(d) Neither the Company nor any of its Subsidiaries has received notice of any material claim under Environmental Health and Safety Laws relating to the business or operations of the Company or its Subsidiaries.

(e) Schedule 3.13 of the Disclosure Schedule lists all material permits, licenses or similar approval documents which are required for operation in compliance with applicable Environmental Health and Safety Laws.

Section 3.14  INTELLECTUAL PROPERTY.  The Company and its Subsidiaries own or possess all necessary licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, free and clear of material Liens, except where the failure to own or possess such licenses and other rights has not had and would not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received any notice of any assertions or claims challenging the validity of any of the foregoing, except for any such assertions or claims that would not reasonably be expected to have a Material Adverse Effect. Except in the ordinary course of business, neither the Company nor any of its Subsidiaries has granted to any other Person any license to use any of the foregoing. Except as has not had and would not reasonably be expected to have a Material Adverse Effect, the conduct of the Company’s and its Subsidiaries’ respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others. As of the date of this Agreement, to the knowledge of the Company, there is no infringement of any proprietary right owned by or licensed by or to the Company or any of its Subsidiaries. As of the Closing Date, there will be no infringement of any proprietary right owned by or licensed by or to the Company, except for any such infringement as would not reasonably be expected to have a Material Adverse Effect.

Section 3.15  TITLE TO PROPERTIES.

(a) Except for goods and other property sold, used or otherwise disposed of since June 30, 2006 in the ordinary course of business for fair value, as of the date hereof, the Company and its Subsidiaries have good and indefeasible title to, or hold valid leasehold interests in, or valid rights of way, easements or licenses over, under and across, all their respective properties, interests in properties and assets, real and personal, reflected in the Company Financial Statements, free and clear of any Lien, except: (i) Liens reflected in the balance sheet of the Company as of June 30, 2006 included in the Company Reports; (ii) Liens for current Taxes not yet due and payable; (iii) Liens of mechanics, materialmen, workmen and operators arising by operation of law in the ordinary course of business, or by written agreement existing as of the date hereof, for sums not yet due or being contested in good faith by appropriate proceedings; and (iv) such imperfections of title, easements and Liens that have not had and would not reasonably be expected to have a Material Adverse Effect. All leases and other agreements pursuant to which the Company or any of its Subsidiaries leases, subleases or otherwise acquires or obtains operating rights affecting any real or personal property are valid, binding and enforceable in accordance with their terms, except where the failure to be valid, binding and enforceable has not had and would not reasonably be expected to have a Material Adverse Effect; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect. No consents or other approvals of any lessor, or its lender, are required under any material lease as a result of the consummation of the transactions contemplated by this Agreement.

(b) The tangible assets, including without limitation, refinery improvements, terminal improvements, pipelines and equipment of the Company and its Subsidiaries (i) are in good operating condition and repair, subject to ordinary wear and tear, and have been maintained in accordance with standard industry practice, (ii) are adequate for the purpose for which they are being used and are capable of being used in the business as presently conducted without present need for replacement or repair, except in the ordinary course of business, (iii) conform in all material respects with all applicable legal requirements, and (iv) in the aggregate provide the capacity to engage in their respective businesses on a continuous basis, subject to routine maintenance.

Section 3.16  INSURANCE.  The Company and its Subsidiaries maintain insurance coverage as set forth on Schedule 3.16 of the Disclosure Letter. True and complete copies of each insurance policy maintained by the Company and its Subsidiaries have been previously provided to Parent.

Section 3.17  NO BROKERS.  The Company has not entered into any contract, arrangement or understanding with any Person which may result in the obligation of Parent, Merger Sub or the Company to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Deutsche Bank Securities Inc. to act as its financial advisor in connection with the Merger, the terms of which (including the fees owed by the Company in connection therewith) have been disclosed in writing to Parent prior to the date hereof.

Section 3.18  CONTRACTS; DEBT INSTRUMENTS.

(a) Set forth on Schedule 3.18(a) of the Disclosure Letter are the following contracts (such contracts, together with the contracts filed as exhibits to the Company Reports, are collectively referred to as the “Material Contracts”):

(i) The current list of contracts maintained by the Company in the ordinary course of business for financial reporting purposes;

(ii) contracts that involve a sharing of profits, losses, costs or liabilities with other Persons;

(iii) contracts with respect to any partnership, joint venture or strategic alliance with any other Person;

(iv) all employment agreements other than those that are terminable at will by the Company without liability to the Company or any of its Subsidiaries with respect to such termination in excess of $100,000, all severance agreements providing for severance payments in excess of $100,000, and all director or officer indemnification agreements;

(v) contracts containing covenants purporting to limit the freedom of the Company or any of its Subsidiaries, or that will limit the freedom of Parent, the Surviving Corporation or any of their Subsidiaries, to compete in any line of business in any geographic area or to solicit customers, clients or employees, other than (A) covenants restricting solicitation of employees of customers or suppliers and (B) customary covenants not to compete in a limited geographic area entered into by the Company or its Subsidiaries in connection with the sale of retail locations and associated convenience stores; or

(vi) upon which the Company’s business is substantially dependent or the termination or cancellation of which would reasonably be expected to have a Material Adverse Effect.

As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any contract that is material to the conduct of their respective business other than the Material Contracts.

(b) Neither the Company nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound except for such violations or defaults that would not result in a material liability to the Company or otherwise have a Material Adverse Effect. Each Material Contract is in full force and effect, and is a legal, valid and binding obligation of the Company or its Subsidiaries, as applicable, and each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity and except as would not result in a material liability to the Company and has not had and would not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred that (whether with or without notice or lapse of time or both) would reasonably be expected to constitute a default by any other party thereto under any Material Contract or that would result in a right of termination of any Material Contract except for any such defaults or terminations that would not result in a material liability to the Company and have not had and would not reasonably be expected to have a Material Adverse Effect.

(c) Schedule 3.18(c) of the Disclosure Letter lists all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments as of the date hereof pursuant to which any indebtedness of the Company or any of its Subsidiaries in excess of $1,000,000 is outstanding or may be incurred, indicating the respective principal amounts outstanding thereunder as of the date hereof and the respective maturity dates.

(d) There is no contract, commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or subject to that has had or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company or any of its Subsidiaries or any contract that may be terminable as a result of Parent’s or any of Parent’s Subsidiaries’ status as a competitor of any party to such contract, except, in each case, for any prohibition, impairment or termination right that has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.19  VOTE REQUIRED.  The Company’s board of directors has unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger. The affirmative vote of the holders of a majority of the Shares outstanding as of the applicable record date, either at a meeting of the Company’s stockholders (or an adjournment thereof) or by written consent of stockholders, is the only vote necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (as applied to this Agreement and the transactions contemplated hereby, including the Merger, the “Requisite Vote”).

Section 3.20  CERTAIN APPROVALS.  The Company’s board of directors has taken any and all necessary and appropriate action to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, the restrictions and voting requirements contained in Section 203 of the DGCL and any other “fair price,” “moratorium,” control share acquisition, interested stockholder or other similar antitakeover provision or regulation applicable to the Company and any restrictive provision of any antitakeover provision in the restated certificate of incorporation or bylaws of the Company.

Section 3.21  NO OTHER REPRESENTATIONS OR WARRANTIES.  Except for the representations and warranties of the Company contained in this Agreement, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representations or warranties in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make any such representations or warranties on behalf of the Company.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

Section 4.1  EXISTENCE; GOOD STANDING.  Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The copies of each of Parent’s and Merger Sub’s charter documents previously made available to the Company are true and correct and contain all amendments as of the date hereof.

Section 4.2  AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS.  Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party. The consummation by each of Parent and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes the valid and legally binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity.

Section 4.3  NO CONFLICT.

(a) Neither the execution and delivery by Parent and Merger Sub of this Agreement nor the consummation by Parent and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of Parent or Merger Sub; or (ii) contravene or conflict with, or constitute a material violation of, any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Parent or any of its Subsidiaries.

(b) Neither the execution and delivery by Parent and Merger Sub of this Agreement nor the consummation by Parent or Merger Sub of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any Governmental Authority, other than the Regulatory Filings.

Section 4.4  NO BROKERS.  Parent will pay all fees and charges of any advisor or broker retained by it in connection with the transactions contemplated by this Agreement.

Section 4.5  NO PRESENT INTENTION TO DIVEST ASSETS.  As of the date of this Agreement, Parent has no present intention to cause the Surviving Corporation to divest any of its refineries, any significant number of its retail outlets or any significant amount of assets comprising the wholesale operation of the Company following the Closing, and as of the Effective Time, Parent shall have no such present intentions except as may be required to satisfy the requirements of any Governmental Authority in order to obtain necessary approvals to consummate the transactions contemplated hereby.

Section 4.6  SUFFICIENT FUNDS.  At Closing, Parent will have sufficient funds available to pay the Merger Consideration and to perform its other obligations pursuant to this Agreement. Parent has received a commitment letter, dated as of August 15, 2006 from Bank of America, N.A., pursuant to which such lender has committed, subject to the terms and conditions set forth therein, to provide to Parent sufficient funds to pay the Merger Consideration. A true and complete copy of such commitment letter as in effect on the date of this Agreement has been furnished to the Company.

Section 4.7  NO OTHER REPRESENTATIONS OR WARRANTIES.  Except for the representations and warranties of Parent and Merger Sub contained in this Agreement, Parent and Merger Sub are not making and have not made, and no other Person is making or has made on behalf of Parent or Merger Sub, any express or implied representations or warranties in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make any such representations or warranties on behalf of Parent or Merger Sub.

ARTICLE 5

COVENANTS

Section 5.1  CONDUCT OF BUSINESS.

(a) The Company’s Business.  Prior to the Effective Time, except as set forth in Schedule 5.1 of the Disclosure Letter or as expressly contemplated by this Agreement or as consented to in writing by Parent, the Company:

(i) shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary course consistent with past practices;

(ii) shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its officers and key employees and maintain satisfactory relationships with those Persons having business relationships with it;

(iii) shall not amend its restated certificate of incorporation or bylaws;

(iv) shall promptly notify Parent of any material adverse change in its financial condition or business or any termination, cancellation, repudiation or material breach of any Material Contract or any other relationship with a significant customer (or communications expressly indicating the same may be contemplated), or the institution of any material litigation or governmental complaints, investigations or hearings (or communications in writing indicating the same may be contemplated), or the breach of any representation or warranty contained herein;

(v) shall promptly make available (in paper form or via the Internet) to Parent true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

(vi) shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed in the Disclosure Letter or referred to in clause (B) below, issue any shares of its capital stock, dispose of any treasury shares, effect any stock split or otherwise change its capitalization as it existed on the date hereof; (C) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock except pursuant to contractual commitments existing on the date of this Agreement and disclosed in the Disclosure Letter; (D) increase any compensation or benefits of any officer, director, employee or agent of the Company or any of its Subsidiaries, or enter into or amend any employment agreement or severance agreement with any of its present or future officers, directors or employees, or (E) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law or this Agreement) any existing employee benefit plan in any material respect;

(vii) shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock;

(viii) shall not, and shall not permit any of its Subsidiaries to, redeem, purchase or otherwise acquire any shares of its capital stock, any shares of capital stock of any of the Company’s Subsidiaries, or any option, warrant, conversion right or other right to acquire such shares, or make any commitment for any such action;

(ix) shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including the capital stock of its Subsidiaries), except in the ordinary course of business;

(x) shall not, and shall not permit any of its Subsidiaries to, except pursuant to contractual commitments in effect on the date hereof and disclosed in the Disclosure Letter authorize, propose, agree to, enter into or consummate any merger, consolidation or business combination transaction (other than the Merger) or acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(xi) shall not, except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(xii) shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are consistent with past practices;

(xiii) shall not, and shall not permit any of its Subsidiaries to, (A) make or rescind any express or deemed election relating to Taxes, (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes for an amount in excess of $100,000, (C) file an amended Tax Return, (D) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or (E) change (or make a request to any Tax Authority to change) in any respect any of its methods of accounting for Tax purposes;

(xiv) except as set forth on the budget and capital expenditure schedule included in the Disclosure Letter, shall not, nor shall it permit any of its Subsidiaries to, (A) incur any indebtedness for borrowed money (except under credit lines in existence as of the date of this Agreement) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others, (B) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or create any material Liens on the property of the Company of any of its Subsidiaries in connection with any indebtedness thereof or (C) make or commit, or enter into agreements that would require them to make, capital expenditures;

(xv) subject to Section 5.4, shall not take any action that is reasonably expected to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any Governmental Authority or the expiration of any applicable waiting period required to consummate the Merger;

(xvi) terminate, amend, modify or waive any provision of any confidentiality or standstill agreement (provided that such restrictions shall not apply to non-disclosure or confidentiality agreements entered into in the ordinary course of business with third parties that are not material in scope) to which it or any of its Subsidiaries is a party; and during such period shall enforce, to the fullest extent permitted under applicable law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction;

(xvii) shall not enter into or amend, in any material respect, any agreement with any holder of the Company’s capital stock with respect to holding, voting or disposing of such shares;

(xviii) except as specifically contemplated by Section 2.5, shall not by resolution of its board of directors cause or permit the acceleration of rights, benefits or payments under any Company Plans;

(xix) shall not split, combine, subdivide or reclassify its outstanding shares of capital stock;

(xx) shall not purchase any shares of capital stock of Parent;

(xxi) shall not, and shall not permit any of its Subsidiaries to, (A) do business in any country in which the Company and its Subsidiaries are not doing business as of the date hereof or (B) enter into any joint venture, partnership or other joint business venture with any Person;

(xxii) subject to Section 5.6 hereof, shall not issue any press release or make any public announcement, except in accordance with the Company’s past practices or as required to comply with applicable law or any applicable listing standards of a national securities exchange; and

(xxiii) shall not, and shall not permit any of its Subsidiaries to, agree in writing or otherwise to take any of the foregoing actions.

(b) Parent’s Business.  Prior to the Effective Time, except as expressly contemplated by this Agreement or as consented to in writing by the Company, Parent:

(i) shall not, and shall not permit any of its Subsidiaries to, except pursuant to contractual commitments in effect on the date hereof and disclosed to the Company, authorize, propose, agree to, enter into or consummate any merger, consolidation or business combination transaction (other than the Merger) or acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, if such transaction would materially delay the consummation of the transactions described in this Agreement;

(ii) shall not adopt a plan of complete or partial liquidation;

(iii) subject to Section 5.4, shall not take any action that is reasonably expected to materially delay or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any Governmental Authority or the expiration of any applicable waiting period required to consummate the Merger;

(iv) shall not, and shall not permit any of its Subsidiaries to, acquire beneficial ownership of Shares constituting more than 4.9% of the then-outstanding Shares, except pursuant to the Merger; and

(v) shall not, and shall not permit any of its Subsidiaries to, agree in writing or otherwise to take any of the foregoing actions.

(c) No Control.  Notwithstanding the provisions of Section 5.1(a), nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective

Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

Section 5.2  NO SOLICITATION

(a) The Company agrees that, from the date hereof until the earlier of the Effective Time or the termination of this Agreement, it (i) will not (and the Company will not permit its officers, directors, employees, agents or representatives, including any investment banker, attorney or accountant retained by the Company, to) solicit, initiate or encourage (including by way of furnishing non-public information) any inquiry, proposal or offer (including any proposal or offer to its stockholders) with respect to a third party tender offer, merger, consolidation, business combination, sale of assets, sale of stock or joint venture or similar transaction involving any assets or class of capital stock of the Company, or any acquisition of the capital stock of the Company or a business or assets (other than sales of current assets in the ordinary course of business) of the Company in a single transaction or a series of related transactions, or any combination of the foregoing (any such proposal, offer or transaction being hereinafter referred to as an “Acquisition Proposal”) or engage in any discussions or negotiations concerning an Acquisition Proposal; and (ii) will immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal; provided that, subject to Section 7.3(b), nothing contained in this Agreement shall prevent the Company or its board of directors from (A) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making any disclosure to the Company’s stockholders if the Company’s board of directors determines in good faith that the failure to make such disclosure would result in a breach of its fiduciary duties under applicable law or (B) providing information (pursuant to a confidentiality agreement in reasonably customary form and which does not contain terms that prevent the Company from complying with its obligations under this Section 5.2) to or engaging in any negotiations or discussions with any Person or group who has made an unsolicited bona fide Acquisition Proposal with respect to all of the outstanding shares of capital stock of the Company or all or substantially all of the assets of the Company if, with respect to the actions set forth in clause (B), (x) the Company’s board of directors determines in good faith and after consultation with its financial advisors, taking into account all financial considerations, including the legal, financial, regulatory and other aspects of the Acquisition Proposal deemed relevant by the Company’s board of directors, the identity of the Person making the Acquisition Proposal, and the conditions and prospects for completing the Acquisition Proposal, that such Acquisition Proposal is reasonably likely to result in a transaction more favorable to the holders of the Shares from a financial point of view than the Merger (a “Superior Proposal”) and (y) the board of directors of the Company, after consultation with its outside legal counsel, determines in good faith that the failure to do so would result in a breach of its fiduciary obligations under applicable law.

(b) The Company agrees that it will notify Parent promptly (and in any event within 24 hours) if any proposal or offer relating to or constituting an Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its officers, directors, employees, agents or representatives. In connection with such notice, the Company shall indicate the identity of the Person or group making such request or inquiry or engaging in such negotiations or discussions and the material terms and conditions of any Acquisition Proposal. Thereafter, the Company shall keep Parent fully informed on a prompt basis (and in any event within 24 hours) of any material changes, additions or adjustments to the terms of any such proposal or offer. Prior to taking any action referred to in clause (B) of the proviso of Section 5.2(a)(i), if the Company intends to participate in any such discussions or negotiations or provide any such information to any such third party, the Company shall give prior written notice to Parent.

(c) Nothing in this Section 5.2 shall permit the Company to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement, it being agreed that, during the term of this Agreement, the Company shall not enter into any agreement with any Person that provides for, or in any way facilitates, an Acquisition Proposal, other than a confidentiality agreement and/or standstill agreement permitted under Section 5.2(a)(i) in reasonably customary form and which does not contain terms that prevent the Company from complying with its obligations under this Section 5.2.

Section 5.3  STOCKHOLDER APPROVAL

(a) The Company, acting through its board of directors, shall, in accordance with applicable laws:

(i) promptly prepare and file with the SEC a preliminary proxy statement on Schedule 14A relating to the Merger and this Agreement and (x) obtain and furnish the information required to be included by the SEC in such filing and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and, subject to compliance with the Exchange Act, and SEC rules and regulations promulgated thereunder, cause a notice of a special meeting and a definitive proxy statement (the “Proxy Statement”) to be mailed to the Company’s stockholders no later than the time required by applicable laws and the restated certificate of incorporation and bylaws of the Company, and (y) subject to Section 7.3(b), seek to obtain the necessary approvals of the Merger and this Agreement by the Company’s stockholders;

(ii) duly call, give notice of, convene and hold a special meeting of the Company’s stockholders (the “Stockholders’ Meeting”) as soon as practicable after the date on which the Proxy Statement has been mailed to the Company’s stockholders for the purpose of considering and taking action upon the Merger and this Agreement; and

(iii) include in the Proxy Statement the recommendation of the Company’s board of directors that its stockholders vote in favor of the approval and adoption of the Merger and this Agreement; provided, however, that at any time prior to the Requisite Vote being obtained, the Company’s board of directors may (a) fail to make, withdraw, or propose to withdraw the recommendation or declaration of advisability by the Company’s board of directors of this Agreement, or (b) only to the extent permitted by and in compliance with Section 7.3(b), recommend or propose to recommend any Superior Proposal or enter into a transaction that constitutes a Superior Proposal, if, in the case of either (a) or (b), the Company’s board of directors, after consultation with its outside legal counsel, determines in good faith that the failure to do so would result in a breach of its fiduciary obligations under applicable law.

(b) If, at any time prior to the Stockholders’ Meeting, any event shall occur relating to the Company or the transactions contemplated by this Agreement that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly notify in writing Parent of such event. In such case, the Company, with the cooperation of Parent, shall promptly prepare, file with the SEC and mail such amendment or supplement.

(c) Parent shall furnish to the Company information relating to Parent and Merger Sub required under the Exchange Act and SEC rules and regulations promulgated thereunder to be set forth in the Proxy Statement and any amendments or supplements thereto. All such information shall be true and correct and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the information, in light of the circumstances under which the information is provided, not misleading.

(d) The Company shall consult with Parent with respect to the Proxy Statement, and any amendments or supplements thereto, and shall afford Parent reasonable opportunity to comment thereon prior to finalization of the Proxy Statement. The Company agrees to notify Parent at least three (3) business days prior to the mailing of the Proxy Statement, or any amendments or supplements thereto, to the Company’s stockholders.

(e) Parent agrees that it will (i) vote, or cause to be voted, all of the Shares, if any, owned by it or any of its Subsidiaries to approve and adopt the Merger and this Agreement and (ii) take, or cause to be taken, all corporate actions necessary for it to approve and adopt the Merger and this Agreement.

Section 5.4  FILINGS; REASONABLE BEST EFFORTS.

(a) Subject to the terms and conditions herein provided, the Company and Parent shall:

(i) promptly make their respective filings under the HSR Act and any applicable state antitrust laws with respect to the Merger and thereafter shall promptly make any other required submissions under the HSR Act or such state laws;

(ii) use their reasonable best efforts to satisfy the conditions to closing in Article 6 as promptly as practicable and to cooperate with one another in (1) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained from Governmental Authorities or other Persons in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby; and (2) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations;

(iii) promptly notify each other of any communication concerning this Agreement or the Merger from any Governmental Authority and, subject to applicable law, permit the other party to review in advance any proposed communication concerning this Agreement or the Merger to any Governmental Authority;

(iv) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or other inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat;

(v) furnish counsel to the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any Governmental Authorities or members of their respective staffs on the other hand, with respect to this Agreement and the Merger; and

(vi) furnish the other party with such necessary information and reasonable assistance as such other party and its respective affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Authorities, including any filings necessary or appropriate under the provisions of the HSR Act; provided that if the provisions of the HSR Act would prevent a party from disclosing such information to the other party, then such information may be disclosed to such party’s counsel.

(b) Without limiting Section 5.4(a), Parent and the Company shall:

(i) each use its reasonable best efforts to respond promptly to any requests for additional information made by the Department of Justice (“DOJ”) or the Federal Trade Commission (“FTC”), and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing;

(ii) not extend, directly or indirectly, any waiting period under the HSR Act or any applicable state antitrust law or enter into any agreement with a Governmental Authority to delay or not consummate the Merger except with the prior written consent of the other;

(iii) each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including defending through litigation on the merits any claim asserted in any court by any party; and

(iv) each use reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than 60 days following the termination of all applicable waiting periods under the HSR Act, unless the parties are in litigation with the government, in which case at the conclusion of such litigation); provided that, notwithstanding anything to the contrary in this Section 5.4 or the remainder of this Agreement, neither Parent nor any of its Subsidiaries shall be required to agree to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices.

(c) In connection with its obligations under this Section 5.4, the Company shall not, without Parent’s prior written consent, commit to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices (or allow its Subsidiaries to commit to any divestitures, licenses, hold separate arrangements or similar matters) in connection with the transactions contemplated under this Agreement.

Section 5.5  INSPECTION.  From the date hereof to the Effective Time, the Company shall allow all designated officers, attorneys, accountants and other representatives of Parent access at all reasonable times upon reasonable notice to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Company and its Subsidiaries, including inspection of such properties; provided that no investigation by Parent pursuant to this Section 5.5 shall affect any representation or warranty given by the Company hereunder, and provided further that notwithstanding the provision of information or investigation by the Company, the Company shall not be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes it may not provide to any other party by reason of applicable law, rules or regulations, which the Company reasonably believes constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties. The parties hereto will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Parent will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All nonpublic information obtained pursuant to this Agreement shall be governed by the Confidentiality Agreement dated July 11, 2006 between Parent and the Company (the “Confidentiality Agreement”).

Section 5.6  PUBLICITY.  The Company and Parent will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

Section 5.7  EXPENSES.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as expressly provided in Section 7.5 and provided that Parent shall reimburse the Company for its reasonable out of pocket expenses incurred in replying to any second request for additional information under the HSR Act in connection with the Merger.

Section 5.8  INDEMNIFICATION AND INSURANCE.

(a) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is immediately prior to the Effective Time, or has been at any time prior to the Effective Time, an officer or director of the Company and each person who immediately prior to the Effective Time is serving or prior to the Effective Time has served at the request of the Company as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, including the members of the Administrative Committee of the Company Plans (individually, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an “Action”), (i) Parent and the Surviving Corporation shall pay, as incurred, the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law, and, if required, upon receipt of any undertaking required by applicable law, and (ii) Parent and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, neither Parent nor the Surviving Corporation shall be liable for any settlement effected without their written consent (which consent shall not be unreasonably withheld or delayed), and provided further that neither Parent nor the Surviving Corporation shall be obligated pursuant to this Section 5.8(a) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group. In no event shall Parent or the Surviving Corporation be required to indemnify any of the Indemnified Parties or advance any expenses on behalf of any of the Indemnified Parties pursuant to this Section 5.8 to any greater extent than the Company, as applicable, would have been required to so indemnify or advance expenses pursuant to the restated certificate of incorporation or bylaws of the Company or contractual indemnification agreements binding on the Company (including board resolutions relating to the Administrative Committee of the Company Plans) which such contractual indemnification agreements and board resolutions are disclosed on Schedule 5.8(a) of the Disclosure Letter, each as in existence on the date hereof.

(b) The parties agree that the rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any action or suit, in the restated certificate of incorporation, bylaws and any board resolutions relating to the Administrative Committee of the Company Plans and indemnification agreement of the Company with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification and advancement of expenses in respect of any Action pending or asserted or claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(c) For a period of six years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain or cause to be maintained officers’ and directors’ liability insurance (“D&O Insurance”) covering the Indemnified Parties who are or at any time prior to the Effective Time were covered by the Company’s existing D&O Insurance policies on terms substantially no less advantageous to such Indemnified Parties than such existing D&O Insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); provided, however, that, after the Effective Time, Parent and the Surviving Corporation shall not be required to pay annual premiums in excess of 200% of the 2006 annual premium paid by the Company (the amount of which premium is set forth in Schedule 5.8(c) of the Disclosure Letter) (the “the Company Maximum Premium”), but in such case shall purchase as much coverage as reasonably practicable for such amount. The Company shall have the right, subject to the consent of Parent, which consent shall not be unreasonably withheld, to cause coverage to be extended under the Company’s D&O Insurance policy by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the Company’s existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.8 with respect to Indemnified Parties who are or at any time prior to the Effective Time were covered by the Company’s existing D&O Insurance.

(d) The provisions of this Section 5.8 shall survive the consummation of the transactions contemplated hereby and are expressly intended to benefit each of the Indemnified Parties. In the event Parent or the Surviving Corporation or any of their successors or assigns (i) is consolidated with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger and the obligations of Parent or the Surviving Corporation under this Section 5.8 do not become the obligations of the successor under operation of law or (ii) transfers all or substantially all of its assets to any Person, then and in either such case, Parent and the Surviving Corporation shall cause proper provision be made so that the successors and assigns of Parent or the Surviving Corporation shall expressly assume in writing the obligations of Parent and the Surviving Corporation set forth in this Section 5.8 that still survive.

Section 5.9  EMPLOYEE BENEFITS.

(a) Parent hereby agrees to honor, and agrees to cause its Subsidiaries to honor, all employee benefit plans, contracts, agreements and binding commitments of the Company maintained or entered into by the Company prior to the date hereof that apply to any current or former employee or current or former director of the Company or any Subsidiaries of the Company (each, an “Employee”), including all Company Plans and the employment agreements between the Company and certain of its key employees (copies of which employment agreements have been furnished to Parent); provided, however, that, except as otherwise expressly provided in this Section 5.9, Parent reserves the right to modify or terminate any such plan, contract, agreement or binding commitment in accordance with its terms.

(b) Notwithstanding the provisions of Section 5.9(a):

(i) Parent shall honor all binding commitments of the Company set forth in the ESOP Substitute Excess Deferred Compensation Benefit Plan, the amounts of which commitments are set forth in Schedule 5.9(b)(i) of the Disclosure Letter.

(ii) Parent agrees that if the Closing has not occurred, the Company may make routine grants of Restricted Stock in December 2006; provided, however, that the terms of such grants of Restricted Stock shall provide that the entire amount of such grants will be forfeited immediately prior to the Effective Time.

(iii) Parent covenants and agrees that for a period of at least one year following the Effective Time, the benefits taken as a whole offered under the Surviving Corporation’s and/or the Parent’s benefit plans, programs, policies and arrangements to Employees will be no less favorable, taken as a whole, to such Employees than the benefits offered under the Company Plans as of the Closing. Without limiting the generality of the foregoing, Employees shall be given credit for years of service with the Company under all applicable plans, programs, policies and arrangements of Parent, there shall be no gaps or lapses of coverage for Employees under group health plans, and Parent shall cause (A) such Employees and their eligible dependents who are participating in the Company group health plan as of the Effective Time to be credited under Parent’s group health plans for the year during which such coverage under such group health plans begins, with any deductibles and copayments already incurred during such year under the group health plans of the Company, and (B) Parent’s group health plan to waive any preexisting condition restrictions to the extent necessary to provide immediate coverage to the extent such preexisting condition restrictions have been waived, or would have been waived, under the Company’s group health plans or as otherwise required by applicable law.

(iv) Parent agrees to implement a severance plan on the terms set forth in Schedule 5.9(b)(iv) of the Disclosure Letter with respect to any Employee whose employment is terminated without cause within one year following the Effective Time.

(v) Parent agrees that (A) bonuses will continue to accrue under the Company’s existing 2006 Management Discretionary Bonus Plan through the Effective Time, shall be allocated to Employees by the Company’s board of directors and senior officers in accordance with such plan, and shall be paid by the Company promptly after the allocation is made, and (B) the Company may establish a bonus pool, which shall be allocated and paid at the Effective Time to Employees as the Company’s board of directors shall determine in its sole discretion, provided, however, that the aggregate amount of bonuses paid under the plans described in clauses (A) and (B) shall not in the aggregate exceed $13,000,000.

(vi) To the extent not made by the Company prior to the Effective Time, Parent shall make (A) the allocations due up to the Effective Time under the Giant Industries, Inc. and Affiliated Companies Deferred Compensation Plan, and set aside corresponding amounts in the grantor trust associated therewith, and (B) any mandatory matching and 3% supplemental contributions due up to the Effective Time under the Giant Industries, Inc. & Affiliated Companies 401(k) Plan, in each case as set forth in Schedule 5.9(b)(vi) of the Disclosure Letter.

(c) In addition to the foregoing:

(i) Parent shall pay or reimburse the Employees who have employment agreements with the Company as of the date of this Agreement for any excise taxes imposed on compensation payable to them as a result of the Merger as set forth in Schedule 5.9(c)(i) of the Disclosure Letter.

(ii) Parent agrees to continue in effect the retiree medical coverage described in Schedule 5.9(c)(ii) or provide equivalent coverage, subject to the limitations described in Schedule 5.9(c)(ii).

(d) Nothing in this Section 5.9 shall be construed as a contract of employment, and this Section 5.9 shall not give any employee the right to be retained in the employ of Parent or any of its Subsidiaries. Except as provided in Section 5.9(b) and Section 5.9(c), nothing in this Section 5.9 shall be construed to require the provision of coverage or benefits to an Employee except to the extent such coverage or benefits is otherwise required pursuant to applicable law, the terms of the applicable plan or arrangement or any employment agreement or employment offer letter.

(e) Except for the rights conferred pursuant to Section 5.9(c), nothing herein shall be construed to cause the Employees to be third party beneficiaries with respect to the provisions of this Section 5.9 or have any rights to enforce such provisions against the parties.

Section 5.10  TAX MATTERS.

(a) Each of the Company and its Subsidiaries shall duly and timely file all Tax Returns that it is required to file and shall pay all unpaid Taxes shown on such Tax Returns, subject to timely extensions permitted by law; provided,  however, that the Company shall promptly notify Parent of any such extensions.

(b) The Company shall provide Parent with a certification in accordance with the requirements of Treasury Regulation Section 1.1445-2(c)(3) that it is not a United States real property holding corporation.

Section 5.11  RESIGNATIONS.  At or prior to the Closing, the Company shall deliver to Parent the written resignations of all members of the board of directors of the Company and all officers of the Company to be effective at the Effective Time.

Section 5.12  409A COMPLIANCE.  Parent agrees that prior to the Effective Time, the Company shall be permitted to amend the Company Plans impacted by Code Section 409A to the extent necessary to preserve the intended benefits and avoid adverse tax consequences under Code Section 409A to the participants; provided, however, that no amendment shall be made that could reasonably be expected to result in an increase in cost to, or liability of, the Company except for the time value of money if payment of benefits is required to be accelerated. Parent further agrees that, to the extent that additional amendments may be necessary after the Effective Time to preserve the intended benefits and avoid adverse tax consequences under Code Section 409A to the participants, Parent shall cause such amendments to be made, provided that no such amendment shall be made that could reasonably be expected to result in an increase in cost to, or liability of, the Parent or the Surviving Corporation except for the time value of money if payment of benefits is required to be accelerated.

Section 5.13  DEBT TENDER OFFER.  (a) In the event and at such time as requested by Parent (provided that Parent shall coordinate with the Company regarding such timing), the Company shall (i) commence a cash tender offer to purchase all of the Company’s outstanding 11% Senior Subordinated Notes due 2012 (the “11% Notes”) and the Company’s outstanding 8% Senior Subordinated Notes due 2014 (the “8% Notes”, and together with the 11% Notes, the “Senior Subordinated Notes”), or either the 11% Notes or 8% Notes, as requested by Parent, and (ii) solicit the consent of the holders of the Senior Subordinated Notes (or the 8% Notes or 11% Notes, as requested by Parent), regarding the amendments (the “Indenture Amendments”) described on Schedule 5.13 hereto to the covenants contained in the indentures to which the Senior Subordinated Notes (or the 8% Notes or 11% Notes, as applicable) are subject. Any such offer to purchase and consent solicitation (the “Debt Offer”) shall be made on such terms and conditions as are described on Schedule 5.13 and such other terms and conditions agreed to by Parent; provided, that, in any event, the parties agree that the terms and conditions of the Debt Offer shall provide that the closing thereof shall be contingent upon the closing of the Merger. The Company shall waive any of the conditions to the Debt Offer and make any other changes in the terms and conditions of the Debt Offer as may be reasonably requested by Parent, and the Company shall not, without Parent’s prior consent, waive any condition to the Debt Offer described on Schedule 5.13, or make any changes to the terms and conditions of the Debt Offer. The Company covenants and agrees that, subject to the terms and conditions of this Agreement, including but not limited to the terms and conditions to the Debt Offer, it will accept for payment, and pay for, the Senior Subordinated Notes (or the 8% Notes or 11% Notes, as applicable) and effect the Indenture Amendments, in each case contemporaneously with, and contingent upon, the Effective Time. The Company shall enter into a customary dealer manager agreement and a customary information agent agreement with a dealer manager and information agent, respectively, recommended by Parent (and reasonably acceptable to the Company) on terms acceptable to Parent. Parent shall pay directly to the dealer manager and the information agent all compensation owed to them under their respective agreements relating to the Debt Offer, whether or not the Merger is consummated.

(b) Promptly upon the request of Parent, the Company shall prepare, subject to advice and comments of Parent, an offer to purchase the Senior Subordinated Notes (or the 8% Notes or 11% Notes, as applicable) and forms of the related letters of transmittal and summary advertisement, as well as all other information and exhibits that may be necessary or advisable in connection with the Debt Offer (collectively, the “Offer Documents”). In the event that this Agreement is terminated in accordance with Article 7, the Company will have the right to amend the Offer Documents without Parent’s consent. All mailings to the holders of Senior Subordinated Notes in connection with the Debt Offer shall be subject to the prior review, comment and approval of Parent; provided, however, that Parent’s comment and approval shall not be unreasonably withheld or delayed. The Company will use its reasonable best efforts to cause the Offer Documents to be mailed to the holders of the Senior Subordinated Notes as promptly as practicable following receipt of the request from Parent under paragraph (a) above to do so.

(c) If at any time prior to the Effective Time any information should be discovered by any party hereto, which should be set forth in an amendment or supplement to the Offer Documents mailed to holders of Senior Subordinated Notes (or the 8% Notes or 11% Notes, as applicable) so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable law, an appropriate amendment or supplement describing such information shall promptly be prepared by the Company and, if required, filed by the Company with the SEC or disseminated by the Company to the holders of the Senior Subordinated Notes (or the 8% Notes or 11% Notes, as applicable).

ARTICLE 6

CONDITIONS

Section 6.1  CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by mutual agreement of the parties at or prior to the Closing Date of the following conditions:

(a) The Company Requisite Vote shall have been obtained.

(b) (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger shall have expired or been terminated under the HSR Act and (ii) any mandatory waiting period or required consent under any applicable state or foreign competition or antitrust law or regulation shall have expired or been obtained except where the failure to observe such waiting period or obtain a consent referred to in this clause (ii) would not reasonably be expected to delay or prevent the consummation of the Merger or have a material adverse effect on the expected benefits of the transactions contemplated by this Agreement to Parent.

(c) None of the parties hereto shall be subject to any decree, order or injunction of a court of competent jurisdiction, U.S. or foreign, which prohibits the consummation of the Merger, and no statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits or makes unlawful the consummation of the Merger.

Section 6.2  CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER.  The obligation of the Company to effect the Merger shall be subject to the fulfillment by Parent and Merger Sub or waiver by the Company at or prior to the Closing Date of the following conditions:

(a) Parent and Merger Sub shall have performed in all material respects their respective covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Merger Sub contained in this Agreement and in any document delivered in connection herewith (i) to the extent qualified by any materiality qualification shall be true and correct and (ii) to the extent not qualified by any materiality qualification shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), and the Company shall have received a certificate of Parent, executed on its behalf by its Chief Executive Officer, Chief Financial Officer or Chief Administrative Officer, dated the Closing Date, certifying to such effect.

Section 6.3  CONDITIONS TO OBLIGATION OF PARENT TO EFFECT THE MERGER.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment by the Company or waiver by Parent at or prior to the Closing Date of the following conditions:

(a) The Company shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith (i) to the extent qualified by Material Adverse Effect or any other materiality qualification shall be true and correct and (ii) to the extent not qualified by Material Adverse Effect or any other materiality qualification shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), and Parent shall have received a certificate of the Company, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, certifying to such effect.

(b) The Consulting and Non-Competition Agreement entered into on the date hereof between Parent and Fred L. Holliger, which is to be effective as of the Effective Time, shall remain in full force and effect.

(c) The number of Dissenting Shares shall not exceed 10% of the total number of Shares.

(d) If Parent has requested the Company to conduct the Debt Offer, not less than a majority of the aggregate principal amount of the Senior Subordinated Notes (or the 11% Notes or the 8% Notes, as applicable) shall have been tendered and accepted for payment by the Company in accordance with the terms and conditions of the Debt Offer, and the Indenture Amendments shall have been approved and shall have become effective, in each case concurrently with the effectiveness of the Merger.

ARTICLE 7

TERMINATION

Section 7.1  TERMINATION BY MUTUAL CONSENT.  This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of the Company and Parent approved by action of their respective boards of directors.

Section 7.2  TERMINATION BY PARENT OR THE COMPANY.  At any time prior to the Effective Time, this Agreement may be terminated by the Company or Parent, in either case by action of its board of directors, if:

(a) The Merger shall not have been consummated by March 31, 2007; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party whose failure or whose affiliates’ failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the principal cause of, or resulted in, the failure of the Merger to occur on or before such date; or

(b) A Governmental Authority shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.2(b) shall have complied with Section 5.4 and with respect to other matters not covered by Section 5.4 shall have used its reasonable best efforts to remove such injunction, order or decree.

Section 7.3  TERMINATION BY THE COMPANY.  At any time prior to the Effective Time, this Agreement may be terminated by the Company, by action of its board of directors, if:

(a) (i) There has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.2 would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Parent by the Company; provided, however, that the right to terminate this Agreement pursuant to this

Section 7.3(a) shall not be available to the Company if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 6.3(a) shall not be satisfied;

(b) At any time prior to obtaining the Requisite Vote, the board of directors of the Company shall have withdrawn the Board’s approval or recommendation of this Agreement and the Merger and recommended and declared advisable a Superior Proposal, or resolved to do the foregoing, after the board of directors shall have determined in good faith after consultation with its outside legal counsel that the failure to so withdraw its recommendation and recommend such Superior Proposal would result in a breach of its fiduciary obligations under applicable law; provided, however, that the Company shall not have the right to terminate pursuant to this Section 7.3(b) until it (i) shall have delivered to Parent written notice at least four business days prior to such termination of the Company’s intention to terminate pursuant to this Section 7.3(b), which notice shall state the most recent terms and conditions of the Superior Proposal, the identity of the Person or group making the Superior Proposal, and a copy of the definitive agreement proposed to be entered into in connection with the Superior Proposal; and (ii) shall have provided Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement and negotiate in good faith with respect thereto during such four-business day period, so that such proposal no longer constitutes a Superior Proposal (which shall be considered by the Company’s board of directors in good faith, after consultation with nationally recognized outside legal counsel, which may be its current outside legal counsel), in which case the Company shall no longer have the right to terminate under this Section 7.3(b) with respect to such proposal; provided that, prior to such termination, the Company shall have paid the fee and reimbursed the expenses required by Section 7.5 by wire transfer in same day funds to an account designated by Parent.

Section 7.4  TERMINATION BY PARENT.  At any time prior to the Effective Time, this Agreement may be terminated by Parent, by action of its board of directors, if:

(a) (i) There has been a breach by the Company of any representation, warranty covenant or agreement set forth in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company; provided, however, that the right to terminate this Agreement pursuant to this Section 7.4(a) shall not be available to Parent if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 6.2(a) shall not be satisfied; or

(b) The board of directors of the Company shall have withdrawn, modified, withheld or changed, in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger, or recommended a Superior Proposal, or resolved to do any of the foregoing.

Section 7.5  EFFECT OF TERMINATION.

(a) If this Agreement is terminated:

(i) by the Company pursuant to Section 7.3(b); or

(ii) by Parent pursuant to Section 7.4(b);

then the Company shall pay to Parent the Termination Amount (as defined below) and, in addition, reimburse Parent for all expenses incurred by Parent in connection with this Agreement up to $1,000,000 (the “Maximum Reimbursement Amount”) prior to or upon termination of this Agreement. All payments under this Section 7.5 shall be made in cash by wire transfer to the account designated in Schedule 7.5 of the Disclosure Letter or such other account designated by Parent in writing to the Company prior to the time of such termination. The term “Termination Amount” shall mean $37,500,000. The Company acknowledges that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 7.5, and, in order to obtain such payments, Parent commences a suit which results in a judgment against the Company for the payments set forth in this Section 7.5, the Company shall pay to

Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Termination Amount and the Maximum Reimbursement Amount from the date payments were required to be made until the date of such payments at the prime rate of Bank of America, N.A. in effect on the date such payments were required to be made plus one percent (1%). If this Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 7.5, it shall not be a defense to the Company’s obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time.

(b) If this Agreement is terminated by the Company or Parent pursuant to Section 7.2(a) and on the date of termination the conditions set forth in Section 6.1(b) have not been satisfied, or if this Agreement is terminated by the Company pursuant to Section 7.3(a), the Escrow Agent shall pay the Deposit to the Company pursuant to the Escrow Agreement as liquidated damages and not as a penalty, and such termination and liquidated damages shall be the Company’s sole remedy in such events. If this Agreement is terminated for any other reason, the Escrow Agent shall pay the Deposit to Parent pursuant to the Escrow Agreement.

(c) In addition to the foregoing, if this Agreement is terminated for any reason other than by Parent pursuant to Section 7.4(a) and the Company has undertaken the Debt Offer at the request of Parent, then Parent shall reimburse the Company within two business days following such termination for its reasonable costs and expenses incurred in connection with the Debt Offer (other than the dealer manager and information agent fees, which Parent agrees to pay directly in all circumstances), up to a maximum of $250,000.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1  SURVIVAL.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to Article 7, all rights and obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to Sections 5.6, 5.7 and 7.5 and except for the provisions of this Section 8.1 and Sections 8.3, 8.4, 8.6, 8.8, 8.9, 8.11 and 8.12 and the Confidentiality Agreement; provided, however, that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its covenants or agreements set forth in this Agreement and, subject to Sections 7.5 and 8.12, all rights and remedies of such nonbreaching party under this Agreement in the case of such a breach, at law or in equity, shall be preserved.

(b) None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger; provided, however, that ARTICLE 2, this ARTICLE 8 and the agreements contained in Sections 5.7, 5.8, 5.9 and 5.12 shall survive the consummation of the Merger, unless otherwise expressly provided herein.

Section 8.2  NOTICES.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a)  if to Parent or Merger Sub:

Western Refining, Inc.
6500 Trowbridge Road
El Paso, Texas 79905
Facsimile: (915) 775-5587
Attn: Paul L. Foster, President and Chief Executive Officer

with a copy to (which shall not constitute notice):

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Facsimile: (713) 220-4285
Attn: W. Mark Young

(b)  if to the Company:

Giant Industries, Inc.
23733 North Scottsdale Road
Scottsdale, Arizona 85255
Facsimile: (480) 585-8894
Attn: Fred L. Holliger, Chief Executive Officer

with a copy to (which shall not constitute notice):

Ballard Spahr Andrews & Ingersoll, LLP
3300 Tower, Suite 1800
3300 North Central Avenue
Phoenix, AZ 85012-2518
Facsimile: (602) 798-5595
Attn: Karen McConnell

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

Section 8.3  ASSIGNMENT; BINDING EFFECT; BENEFIT.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for the provisions of ARTICLE 2 and as provided in Sections 5.8, 5.9(c) and 5.12, notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.4  ENTIRE AGREEMENT.  This Agreement, the Confidentiality Agreement, the exhibits to this Agreement, the Disclosure Letter and any other documents contemplated hereby or thereby constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF PARENT, MERGER SUB OR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY OTHER PARTY OR ANY OTHER PARTY’S REPRESENTATIVES OF ANY DOCUMENT OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 8.5  AMENDMENTS.  This Agreement may be amended by the parties hereto, by action taken or authorized by their boards of directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.6  GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL; ATTORNEYS’ FEES.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF

THE STATE OF DELAWARE. EACH OF THE COMPANY, MERGER SUB AND PARENT HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE JURISDICTION OF THE COMPETENT COURTS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA, IN EITHER CASE LOCATED IN WILMINGTON, DELAWARE (THE “DELAWARE COURTS”) FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE PREVAILING PARTY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE ENTITLED TO RECEIVE OR BE REIMBURSED FOR ITS REASONABLE ATTORNEYS’ FEES.

Section 8.7  COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

Section 8.8  HEADINGS.  Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

Section 8.9  INTERPRETATION. In this Agreement:

(a) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

(b) The words “include”, “includes” and “including” are not limiting.

(c) The phrase “to the knowledge of” and similar phrases relating to knowledge of the Company shall mean, with respect to the Company, the actual knowledge of those officers and employees of the Company set forth on Schedule 8.9 of the Disclosure Letter, without duty of inquiry.

(d) “Material Adverse Effect” shall mean any change, event or effect that, individually or together with other changes, events or effects, has been or would reasonably be expected to be materially adverse to (a) the business, assets and liabilities (taken together), results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis or (b) the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement or fulfill the conditions to closing set forth in ARTICLE 6, except to the extent that such change, event or effect results from (i) general political or economic conditions (including prevailing interest rates and stock market levels) in the United States or other countries in which the Company or its Subsidiaries operate, (ii) effects of conditions or events that are generally applicable to the petroleum refining industry, including effects of changes in the price of crude oil and product prices, (iii) changes in laws or regulations affecting the petroleum refining industry generally, or (iv) the announcement or pendency of the Merger, or changes or effects resulting from the taking of any action required to comply with the express terms of this Agreement; provided, however, that such changes, events or effects described in clauses (i), (ii) or (iii) do not affect the Company in a materially disproportionate manner relative to other companies in the petroleum refining industry.

(e) “Person” or “person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization.

(f) “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

(g) “Tax” (including, with correlative meaning, “Taxes” and “Taxable”) means (i)(A) any net income, gross income, business and occupation, admissions, gross receipts, sales, use, value added, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits tax, alternative or add-on minimum tax, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever, together with (B) any interest and any penalty, addition to tax or additional amount imposed by any governmental body (domestic or foreign) (a “Tax Authority”) responsible for the imposition of any such tax; (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of a consolidated, affiliated, unitary or combined group with any other corporation or entity at any time prior to the Closing Date; and (iii) any liability for the payment of any amount of the type described in the preceding clauses (i) or (ii) as a result of a contractual obligation to any other Person.

(h) “Tax Return” means any report, return or other information (including any attached schedules or any amendments to such report, return, document, declaration or any other information) required to be supplied to or filed with any Tax Authority or jurisdiction (foreign or domestic) with respect to any Tax, including an information return or any document with respect to or accompanying payments.

Section 8.10  WAIVERS.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. The failure of any party to this Agreement to assert any of its rights under this Agreement shall not constitute a waiver of such rights.

Section 8.11  SEVERABILITY.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.12  ENFORCEMENT OF AGREEMENT; LIMITATION ON DAMAGES. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity. IN NO EVENT SHALL ANY PARTY BE LIABLE IN RESPECT OF THIS AGREEMENT FOR PUNITIVE OR EXEMPLARY DAMAGES.

Section 8.13  OBLIGATION OF MERGER SUB.  Whenever this Agreement requires Merger Sub (or its successors) to take any action prior to the Effective Time, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action and a guarantee of the performance thereof.

Section 8.14  EXTENSION; WAIVER.  At any time prior to the Effective Time, each party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

WESTERN REFINING, INC.

By:	/s/ Paul L. Foster
Name: Paul L. Foster

Title:	President and Chief Executive Officer

NEW ACQUISITION CORPORATION

By:	/s/ Paul L. Foster
Name: Paul L. Foster

Title:	President

GIANT INDUSTRIES, INC.

By:	/s/ Fred L. Holliger
Name: Fred L. Holliger

Title:	Chairman and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of November 12, 2006 (the “Amendment Effective Date”), is among WESTERN REFINING, INC., a Delaware corporation (“Parent”), NEW ACQUISITION CORPORATION, a Delaware corporation and a direct and wholly-owned subsidiary of Parent (“Merger Sub”), and GIANT INDUSTRIES, INC., a Delaware corporation (the “Company”). Capitalized terms used but not defined in this Amendment shall have the same meanings as set forth in the Original Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, Merger Sub and the Company entered into that certain Agreement and Plan of Merger, dated as of August 26, 2006 (the “Original Merger Agreement”); and

WHEREAS, the parties to the Original Merger Agreement desire to amend certain provisions thereof as set forth in this Amendment;

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

1.  AMENDMENTS.

(a) Per Share Merger Consideration. Section 2.1(a) of the Original Merger Agreement is hereby amended by replacing the “$83.00” Per Share Merger Consideration set forth therein with the following amount: “$77.00”.

(b) Absence of Certain Changes. Section 3.9 of the Original Merger Agreement is hereby amended and restated in its entirety as set forth on Annex A attached to this Amendment, which is incorporated by reference herein.

(c) Environmental Matters. Section 3.13 of the Original Merger Agreement is hereby amended and restated in its entirety as set forth on Annex B attached to this Amendment, which is incorporated by reference herein.

(d) Conduct of Business. Section 5.1(a)(xiv) of the Original Merger Agreement is hereby amended and restated in its entirety as set forth on Annex C attached to this Amendment, which is incorporated by reference herein.

(e) No Solicitation. Section 5.2 of the Original Merger Agreement is hereby amended and restated in its entirety as set forth on Annex D attached to this Amendment, which is incorporated by reference herein.

(f) Inspection Rights. The first sentence of Section 5.5 of the Original Merger Agreement is hereby amended and restated in its entirety as set forth on Annex E attached to this Amendment, which is incorporated by reference herein.

(g) Employee Benefits. Section 5.9(b)(v) of the Original Merger Agreement is hereby amended by replacing the “$13,000,000” maximum aggregate amount for bonuses paid under clauses (A) and (B) of such section with the following amount: “$9,500,000”.

(h) Conditions to Obligation of Parent to Effect the Merger. Section 6.3(a) of the Original Merger Agreement is hereby amended and restated in its entirety as set forth on Annex F attached to this Amendment, which is incorporated by reference herein. Section 6.3(b) of the Original Merger Agreement is hereby amended to replace the reference to the Consulting and Non-Competition Agreement entered into as of the date of the Original Merger Agreement between Parent and Fred L. Holliger with a reference to such Consulting and Non-Competition Agreement as amended as of the date of this Amendment. Section 6.3(c) of the Original Merger Agreement is hereby amended by replacing the “10%” total number of Dissenting Shares with the following amount: “20%”. Section 6.3 of the Original Merger Agreement is

hereby amended by adding a new Section 6.3(e) at the end thereof as set forth on Annex G attached to this Amendment, which is incorporated by reference herein.

(i) Outside Date. Section 7.2(a) of the Original Merger Agreement is hereby amended by replacing the “March 31, 2007” date set forth therein with the following date: “April 30, 2007”.

(j) Termination by the Company. Section 7.3(a) of the Original Merger Agreement is hereby amended and restated in its entirety as set forth on Annex H attached to this Amendment, which is incorporated by reference herein.

(k) Termination by Parent. Section 7.4(a) of the Original Merger Agreement is hereby amended and restated in its entirety as set forth on Annex I attached to this Amendment, which is incorporated by reference herein.

(l) Effect of Termination. Section 7.5(a) of the Original Merger Agreement is hereby amended by replacing the amount of the Termination Amount of “$37,500,000” with the following amount: “$34,000,000”.

(m) Catastrophic Material Adverse Effect. Each and every reference in the Original Merger Agreement to the term “Material Adverse Effect” is hereby amended to read “Catastrophic Material Adverse Effect” and the definition of “Material Adverse Effect” set forth in Section 8.9(d) of the Original Merger Agreement is hereby amended and restated in its entirety with the definition of Catastrophic Material Adverse Effect as set forth on Annex J attached to this Amendment, which is incorporated by reference herein.

(n) Updated Disclosure Letter. The Company has provided to Parent and Merger Sub an updated Disclosure Letter as of the Amendment Effective Date (the “Updated Disclosure Letter”), which Updated Disclosure Letter shall replace and supersede for all purposes the Disclosure Letter delivered as of the execution of the Original Merger Agreement, and shall be deemed for all purposes to be the Disclosure Letter referred to in the Original Merger Agreement, as amended by this Amendment. All references in the Original Merger Agreement to the “Disclosure Letter” shall be deemed to refer to the Updated Disclosure Letter.

2.  REPRESENTATIONS AND WARRANTIES.

(a) By the Company. Except as set forth on the Updated Disclosure Letter provided on the Amendment Effective Date, the Company hereby represents and warrants to Parent and Merger Sub that each of the representations and warranties contained in Article 3 of the Original Merger Agreement is and continues to be true and correct as of the Amendment Effective Date (except for representations and warranties made as of a specified date, which were true and correct only as of the specified date).

(b) By Parent and Merger Sub. Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company that (i) each of the representations and warranties contained in Article 4 of the Original Merger Agreement is and continues to be true and correct as of the Amendment Effective Date (except for representations and warranties made as of a specified date, which were true and correct only as of the specified date), and (ii) neither Parent nor Merger Sub is aware of any facts, circumstances, events, conditions, actions or occurrences that it believes constitute or would reasonably be expected to constitute a breach of any representation, warranty, covenant or agreement of the Company in the Original Merger Agreement as amended by this Amendment, or that has had or would reasonably be expected to have a Catastrophic Material Adverse Effect.

3.  CONTINUED EFFECTIVENESS OF ORIGINAL MERGER AGREEMENT.  Except as specifically amended by this Amendment, the Original Merger Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the Amendment Effective Date, and is hereby ratified and confirmed in all respects.

4.  ENTIRE AGREEMENT.  This Amendment, the Original Merger Agreement, the Escrow Agreement, the Confidentiality Agreement and the Updated Disclosure Letter constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and understandings among the parties with respect thereto.

5.  AMENDMENTS.  This Amendment may be amended by the parties hereto, by action taken or authorized by their boards of directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Amendment may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

6.  GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL; ATTORNEYS’ FEES. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. EACH OF THE COMPANY, MERGER SUB AND PARENT HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE JURISDICTION OF THE COMPETENT COURTS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA, IN EITHER CASE LOCATED IN WILMINGTON, DELAWARE (THE “DELAWARE COURTS”) FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT. THE PREVAILING PARTY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE ENTITLED TO RECEIVE OR BE REIMBURSED FOR ITS REASONABLE ATTORNEYS’ FEES.

7.  COUNTERPARTS.  This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

8.  HEADINGS.  Headings in this Amendment are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

9.  SEVERABILITY.  Any term or provision of this Amendment which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amendment or affecting the validity or enforceability of any of the terms or provisions of this Amendment in any other jurisdiction. If any provision of this Amendment is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment and caused the same to be duly delivered on their behalf on the day and year first written above.

WESTERN REFINING, INC.

By:	/s/ Paul L. Foster
Name: Paul L. Foster

Title:	President and Chief Executive Officer

NEW ACQUISITION CORPORATION

By:	/s/ Paul L. Foster
Name: Paul L. Foster

Title:	President

GIANT INDUSTRIES, INC.

By:	/s/ Fred L. Holliger
Name: Fred L. Holliger

Title:	Chairman and Chief Executive Officer

Annex A

Section 3.9  ABSENCE OF CERTAIN CHANGES.  Since December 31, 2005, except as contemplated by this Agreement, the Company has conducted its business only in the ordinary and usual course of business and, during such period, there has not been (i) any change by the Company or any of its Subsidiaries in any of its accounting methods, principles or practices, except for changes required by generally accepted accounting principles, or any of its Tax methods, practices or elections, except for any changes that have not had and would not reasonably be expected to have a Catastrophic Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or any other acquisition by the Company of any such stock; (iii) any change in the capital stock or in the number of shares or classes of the Company’s authorized or outstanding capital stock (other than as a result of issuances under the Company’s stock option plans permitted hereunder pursuant to Section 5.1 or exercises of outstanding Stock Options); or (iv) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan for the benefit of any directors, officers or key employee of the Company or any of its Subsidiaries, other than bonuses and salary increases for employees who are not directors or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice.

Annex B

Section 3.13  ENVIRONMENTAL MATTERS

(a) The Company and its Subsidiaries and their respective businesses and operations have been and are in compliance with all applicable final and binding orders of any court, Governmental Authority or arbitration board or tribunal and any applicable law, policy, decree, edict, ordinance, rule, regulation, standard or other legal requirement (including common law) related to human health and the environment (“Environmental Health and Safety Laws”), except where the failure to so be in compliance has not had and would not reasonably be expected to have a Catastrophic Material Adverse Effect, and possess and are in compliance with any permits or licenses required under Environmental Health and Safety Laws, except where the failure to so be in compliance has not had and would not reasonably be expected to have a Catastrophic Material Adverse Effect. There are no past or present facts, conditions or circumstances that interfere with the conduct of the business and operations of the Company and its Subsidiaries in the manner now conducted or which interfere with continued compliance with any Environmental Health and Safety Law, which interference has had or would reasonably be expected to have a Catastrophic Material Adverse Effect.

(b) There are no judicial or administrative proceedings or governmental investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental Health and Safety Law, except for such violations and liabilities as have not had and would not reasonably be expected to have a Catastrophic Material Adverse Effect, and there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with the businesses and operations of the Company and its Subsidiaries, including but not limited to on-site or off-site disposal, release or spill of any material, substance or waste classified, characterized or otherwise regulated as hazardous, toxic, pollutant, contaminant or words of similar meaning under Environmental Health and Safety Laws, including petroleum or petroleum products or byproducts (“Hazardous Materials”) which constitute a violation of Environmental Health and Safety Law or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Health and Safety Law, (ii) claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief, except for such violations, costs, expenses, liabilities, obligations, claims, fines, penalties or injunctive relief that have not had and would not reasonably be expected to have a Catastrophic Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental Health and Safety Law, except for such notices that have not had and would not reasonably be expected to have a Catastrophic Material Adverse Effect, nor (ii) entered into any consent decree, order or similar agreement, except for such consent decrees, orders or agreements that have not had and would not reasonably be expected to have a Catastrophic Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any order of any court or Governmental Authority or tribunal under any Environmental Health and Safety Law relating to the cleanup of any Hazardous Materials, except for such orders that have not had and would not reasonably be expected to have a Catastrophic Material Adverse Effect.

(d) Neither the Company nor any of its Subsidiaries has received notice of any claim under Environmental Health and Safety Laws relating to the business or operations of the Company or its Subsidiaries, except for such notices that have not had and would not reasonably be expected to have a Catastrophic Material Adverse Effect.

(e) Schedule 3.13 of the Disclosure Schedule lists all permits, licenses or similar approval documents which are required for operation in compliance with applicable Environmental Health and Safety Laws, except where the failure to hold any such permit, license or approval has not had and would not reasonably be expected to have a Catastrophic Material Adverse Effect.

Annex C

(xiv) shall not, nor shall it permit any of its Subsidiaries to, (A) incur any indebtedness for borrowed money (except under credit lines in existence as of the date of this Agreement) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others, (B) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or create any material Liens on the property of the Company of any of its Subsidiaries in connection with any indebtedness thereof, (C) make or enter into agreements that would require them to make capital expenditures on any project in excess of 25% over the amounts identified on Schedule 5.1(a)(xiv) of the Disclosure Letter without the consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, (D) make or enter into any new agreements committing the Company to make capital expenditures on any new capital project in excess of $10 million without the consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, or (E) make or enter into agreements that require them to make capital expenditures on any ongoing existing capital project (other than those referenced in Schedule 5.1(a)(xiv) of the Disclosure Letter) in excess of $10 million more than the amount which has been spent, or which the Company is contractually required to spend on such project, as of November 10, 2006, without the consent of Parent, which shall not be unreasonably withheld, conditioned or delayed;

Annex D

Section 5.2  NO SOLICITATION

(a) During the period beginning on November 13, 2006 (the “Commencement Date”) and continuing until 12:01 a.m. Central Time on December 13, 2006 (the “Go-Shop Period”), the Company and its officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by the Company, shall have the right to: (i) initiate, solicit and encourage Acquisition Proposals, including by way of providing access to non-public information to any other Person pursuant to a confidentiality agreement in reasonably customary form and which does not contain terms that prevent the Company from complying with its obligations under this Section 5.2; provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent; and (ii) enter into and maintain or continue discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

(b) Subject to Section 5.2(c) and except as may relate to any Person or group of related Persons from whom the Company has received, after the Commencement Date and prior to the expiration of the Go-Shop Period, a bona fide written Acquisition Proposal that the board of directors of the Company believes in good faith, after consultation with its outside legal counsel, constitutes or could reasonably be expected to lead to a Superior Proposal (any such Person or group of related Persons, an “Identified Party”), the Company shall, and the Company shall cause its officers, directors, employees, agents or representatives, including any investment banker, attorney or accountant retained by the Company, from and after the expiration of the Go-Shop Period to (i) immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal; and (ii) until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 7, not solicit, initiate or encourage (including by way of furnishing non-public information) any inquiry, proposal or offer (including any proposal or offer to its stockholders) with respect to a third-party tender offer, merger, consolidation, business combination, sale of assets, sale of stock or joint venture or similar transaction involving any assets or class of capital stock of the Company, or any acquisition of the capital stock of the Company or a business or material assets (other than sales of current assets in the ordinary course of business) of the Company in a single transaction or a series of related transactions, or any combination of the foregoing (any such proposal, offer or transaction being hereinafter referred to as an “Acquisition Proposal”) or engage in any discussions or negotiations concerning an Acquisition Proposal.

(c) Notwithstanding anything to the contrary in Section 5.2(b) but subject to the last sentence of this Section 5.2(c), at any time following the expiration of the Go-Shop Period and prior to obtaining the Requisite Vote, in response to a bona fide written Acquisition Proposal (which must be unsolicited except to the extent made in response to a solicitation made during the Go-Shop Period) made after the expiration of the Go-Shop Period, nothing contained in this Agreement shall prevent the Company or its board of directors from providing information (pursuant to a confidentiality agreement in reasonably customary form and which does not contain terms that prevent the Company from complying with its obligations under this Section 5.2) to or engaging in any negotiations or discussions with any Person or group who has made a bona fide Acquisition Proposal with respect to all of the outstanding shares of capital stock of the Company or all or substantially all of the assets of the Company if (x) the Company’s board of directors determines in good faith and after consultation with its financial advisors, taking into account all financial considerations, including the legal, financial, regulatory and other aspects of the Acquisition Proposal deemed relevant by the Company’s board of directors, the identity of the Person making the Acquisition Proposal, and the conditions and prospects for completing the Acquisition Proposal, that such Acquisition Proposal is reasonably likely to result in a transaction more favorable to the holders of the Shares from a financial point of view than the Merger (a “Superior Proposal”) and (y) the board of directors of the Company, after consultation with its outside legal counsel, determines in good faith that the failure to do so would result in a breach of its fiduciary obligations under applicable law. Notwithstanding the foregoing, the parties agree that, notwithstanding the expiration of the Go-Shop Period, the Company may continue to engage in the activities described in Section 5.2(a)(i) and (ii) with respect to any Identified Parties, including with respect to any amended proposal submitted by such Identified Parties following the expiration of the Go-Shop Period.

(d) As of the expiration of the Go-Shop Period, the Company shall advise Parent of the identities of Identified Parties and the material terms and conditions of each Acquisition Proposal received from an Identified Party. Following the expiration of the Go-Shop Period, the Company agrees that it will notify Parent promptly (and in any event within 24 hours) if any proposal or offer relating to or constituting an Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its officers, directors, employees, agents or representatives. In connection with such notice, the Company shall indicate the identity of the Person or group making such request or inquiry or engaging in such negotiations or discussions and the material terms and conditions of any Acquisition Proposal. Thereafter, the Company shall keep Parent fully informed on a prompt basis (and in any event within 24 hours) of any material changes, additions or adjustments to the terms of any such proposal or offer. Prior to taking any action referred to in Section 5.2(c), if the Company intends to participate in any such discussions or negotiations or provide any such information to any such third party, the Company shall give prior written notice to Parent.

(e) Subject to Section 7.3(b), nothing contained in this Agreement shall prevent the Company or its board of directors from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making any disclosure to the Company’s stockholders if the Company’s board of directors determines in good faith that the failure to make such disclosure would result in a breach of its fiduciary duties under applicable law.

Annex E

From the date hereof to the Effective Time, and except as set forth in Schedule 5.5 of the Disclosure Letter, the Company shall allow all designated officers, attorneys, accountants and other representatives of Parent access at all reasonable times upon reasonable notice to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Company and its Subsidiaries, including inspection of such properties; provided that no investigation by Parent pursuant to this Section 5.5 shall affect any representation or warranty given by the Company hereunder, and provided further that notwithstanding the provision of information by the Company or investigation by Parent, the Company shall not be deemed to make any representation or warranty except as expressly set forth in this Agreement.

Annex F

(a) (i) Except with respect to the covenants set forth in Sections 5.1(a)(i), 5.1(a)(ii), 5.1(a)(v), 5.1(a)(xiv), 5.1(a)(xxiii) (to the extent it relates to another Specified Covenant), and 5.7 of the Agreement (collectively, the “Specified Covenants”), the Company shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date; (ii) except with respect to the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.17, 3.19 and 3.20 of the Agreement (the “Specified Representations”), the representations and warranties of the Company contained in this Agreement shall be true and correct, except where the failure to be true and correct has not had and would not reasonably be expected to have a Catastrophic Material Adverse Effect; (iii) with respect to the Specified Covenants, the Company shall have performed the Specified Covenants required to be performed on or prior to the Closing Date, except where the failure to perform such covenants and agreements has not had and would not reasonably be expected to have a Catastrophic Material Adverse Effect; (iv) with respect to those portions of the Specified Representations that are qualified by Catastrophic Material Adverse Effect or any other materiality qualification, such Specified Representations and warranties shall be true and correct; and (v) with respect to those portions of the Specified Representations that are not qualified by Catastrophic Material Adverse Effect or any other materiality qualification, such representations and warranties shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date; provided, however, that with respect to representations and warranties described in clauses (ii), (iv) and (v) that are made as of a specified date, such representations and warranties need only be true and correct as of the specified date, subject to the applicable materiality standard ascribed thereto. Parent shall have received a certificate of the Company, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, certifying to such effect.

Annex G

(e) Since December 31, 2005, except as set forth in the Disclosure Letter or except for events, conditions, actions, occurrences or facts disclosed with reasonable specificity in the Company Reports furnished or filed with the SEC on or after January 1, 2006 and prior to November 9, 2006, there has not been any event, condition, action or occurrence that has had or would reasonably be expected to have a Catastrophic Material Adverse Effect.

Annex H

(a) Circumstances exist or have occurred such that the conditions set forth in Section 6.2(a) would not be satisfied and such circumstances are not curable, or, if curable, are not cured within 30 days after written notice of same is given by the Company to Parent; provided, however, that the right to terminate this Agreement pursuant to this Section 7.3(a) shall not be available to the Company if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 6.3(a) shall not be satisfied; or

Annex I

(a) Circumstances exist or have occurred such that the conditions set forth in Section 6.3(a) would not be satisfied and such circumstances are not curable, or, if curable, are not cured within 30 days after written notice of same is given by Parent to the Company; provided, however, that the right to terminate this Agreement pursuant to this Section 7.4(a) shall not be available to Parent if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 6.2(a) shall not be satisfied; or

Annex J

(d) “Catastrophic Material Adverse Effect” shall mean any change, event or effect that, individually or together with other changes, events or effects, has been or would reasonably be expected to be materially adverse to (a) the business, assets and liabilities (taken together), results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis or (b) the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement or fulfill the conditions to closing set forth in ARTICLE 6, except to the extent that such change, event or effect results from (i) general political or economic conditions (including prevailing interest rates and stock market levels) in the United States or other countries in which the Company or its Subsidiaries operate, (ii) effects of conditions or events that are generally applicable to the petroleum refining industry, including effects of changes in the price of crude oil and product prices, (iii) changes in laws or regulations affecting the petroleum refining industry generally, (iv) the announcement or pendency of the Merger, or changes or effects resulting from the taking of any action required to comply with the express terms of this Agreement, or (v) any stockholder litigation instituted as a result of the Amendment; provided, however, that such changes, events or effects described in clauses (i), (ii) or (iii) do not affect the Company in a materially disproportionate manner relative to other companies in the petroleum refining industry. For purposes of clause (a) of this definition, no change, event or effect shall be considered in determining whether a Catastrophic Material Adverse Effect has occurred unless it has or would reasonably be expected to result in losses, liabilities, claims, costs or damages, net of any available insurance, of $10.0 million or more prior to December 31, 2011, and a Catastrophic Material Adverse Effect shall not be deemed to have occurred under clause (a) unless and until all such changes, events or effects have or are likely to result in aggregate losses, liabilities, claims, costs or damages, net of any available insurance, of $200.0 million or more prior to December 31, 2011.

Annex B

November 12, 2006

Board of Directors
Giant Industries, Inc.
23733 North Scottsdale Road
Scottsdale, Arizona 85255

Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Giant Industries, Inc. (the “Company”) in connection with an Agreement and Plan of Merger, dated August 26, 2006 (the “Merger Agreement”) among the Company, Western Refining, Inc. (“Parent”) and New Acquisition Corporation, a wholly owned subsidiary of Parent (“Parent Sub”), as amended by Amendment No. 1 to the Merger Agreement (the “Amendment”) to be entered into among the Company, Parent and Parent Sub, which provides, among other things, for the merger of the Company with and into the Parent Sub (the “Merger”). As a result of the Merger, the Company will become a wholly owned subsidiary of Parent and each share of common stock, $0.01 par value per share of the Company (“Company Common Stock”) (other than dissenting shares and shares owned directly or indirectly by the Company or Parent) will be converted into the right to receive $77.00 in cash (the “Merger Consideration”).

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of Company Common Stock of the Merger Consideration.

In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company and Parent, and certain internal analyses, financial forecasts, including management forecasts of projected capital expenditures, insurance premiums and operating earnings as of November 7, 2006, and other information relating to the Company prepared by management of the Company. We have also held discussions with certain senior officers and other representatives of the Company regarding the businesses and prospects of the Company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for the Company Common Stock, (ii) compared certain financial and stock market information for the Company with similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which we deemed relevant, to the extent publicly available, (iv) reviewed the Merger Agreement, and a draft, dated November 11, 2006, of the Amendment, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company or Parent, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has, with your permission, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company or Parent. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed with your permission that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

For purposes of rendering its opinion, Deutsche Bank has assumed that the final terms of the Amendment will not differ materially from the terms set forth in the draft we have reviewed. Deutsche Bank has also assumed with your permission that, in all respects material to its analysis, the Merger will be consummated in accordance with the terms of the Merger Agreement as amended by the Amendment, without waiver, modification or amendment of any

B-1

term, condition or agreement. We have further assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained.

This opinion is addressed to, and is for the use and benefit of, the Board of Directors of the Company, and is not a recommendation to the stockholders of the Company to approve the Merger. This opinion is limited to the fairness, from a financial point of view, of the Merger Consideration, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by the Company to engage in the Merger or as to how any holder of shares of Company Common Stock should vote with respect to the Merger.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Merger, some of which will be payable upon delivery of this opinion and a substantial portion of which is contingent upon consummation of the Merger. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking services to Parent or its affiliates for which it has received compensation, including acting as joint book-running manager in an initial public offering of securities by Parent which closed in January of this year. It is anticipated that some of the indebtedness of the Company will be refinanced in connection with the Merger and that proceeds of the refinancing will be used to discharge certain of that indebtedness which is held by one or more members of the DB Group. DB Group may provide investment and commercial banking services to Parent in the future, for which we would expect DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company and Parent for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the outstanding shares of Company Common Stock.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

B-2

Annex C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 9:00 a.m., Eastern Standard Time, on February 27, 2007.

Vote by Internet • Log on to the Internet and go to www.computershare.com/expressvote
•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Special Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

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A	Proposals — The Board of Directors recommends a vote FOR Proposals 1 — 2 and granting the proxies discretionary authority.

		For	Against	Abstain
1.	To adopt the Agreement and Plan of Merger dated as of August 26, 2006, by and among Western Refining, Inc., New Acquisition Corporation and Giant Industries, Inc., as amended by Amendment No. 1 to the Agreement and Plan of Merger dated as of November 12, 2006 and approve the merger as more fully described in the accompanying proxy statement.	☐	☐	☐

		For	Against	Abstain
2.	To act upon such other business as may properly come before the Special Meeting or any adjournment or postponement of the meeting, including to consider any procedural matters incident to the conduct of the Special Meeting, such as adjournment or postponement to solicit additional proxies in favor of the proposal to adopt the Agreement and Plan of Merger and approve the merger or for other proper purposes.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.
Signature 1 — Please keep signature within the box.
Signature 2 — Please keep signature within the box.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Giant Industries, Inc.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS FEBRUARY 27, 2007
Solicited on Behalf of the Board of Directors of Giant
The undersigned holder(s) of Common Stock of Giant Industries, Inc., a Delaware corporation, hereby appoint(s) Mark B. Cox and Kim H. Bullerdick, and each or either of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all of the Common Stock that the undersigned is (are) entitled to vote at the Special Meeting of Stockholders of Giant to be held on February 27, 2007 at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, CT 06870, at 9:00 a.m., E.S.T., and at any postponement or adjournment thereof, as stated on the reverse side.
When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, the proxy will be voted “For” Proposals 1 and 2, and, at the discretion of the proxy holder, upon such other matters as may properly come before the meeting or any postponement or adjournment thereof. Proxies marked “Abstain” and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.
The undersigned acknowleges receipt of the Notice and Proxy Statement for the Special Meeting of Stockholders.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)